--------------------------------------------------------------------------------
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PROSPECTUS SUPPLEMENT
FEBRUARY 16, 2000
(TO PROSPECTUS DATED JANUARY 28, 2000)

                              AMCV CAPITAL TRUST I
              2,000,000 7% TRUST CONVERTIBLE PREFERRED SECURITIES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                      AND CONVERTIBLE INTO COMMON STOCK OF

                          AMERICAN CLASSIC VOYAGES CO.
--------------------------------------------------------------------------------

THE TRUST:

AMCV Capital Trust I is a Delaware business trust which will:

- sell preferred securities to the public,

- sell common securities to American Classic Voyages,

- use the proceeds from these sales to buy an equal principal amount of 7% Subordinated Convertible Debentures due 2015 of American Classic Voyages, and

- distribute the cash payments it receives from American Classic Voyages on the debentures to the holders of the preferred securities and the common securities.

THE OFFERING:

- We are offering 2,000,000 preferred securities and have granted the underwriters an option to purchase an additional 300,000 preferred securities to cover over-allotments. The table below does not reflect any exercise of this option.

CONCURRENT OFFERING:

- American Classic Voyages is concurrently offering, by means of a separate prospectus supplement, 2,000,000 shares of its common stock, excluding 300,000 shares available to cover over-allotments. This offering and the common stock offering are not dependent on each other.

THE PREFERRED SECURITIES:

- Liquidation Preference: $50 per preferred security.

- Quarterly Distributions: For each preferred security that you own, you will be entitled to receive cumulative cash distributions accumulating from February 22, 2000 at an annual rate of 7% of the liquidation amount of $50 per preferred security.

- Conversion Into Common Stock: You may convert your preferred securities into shares of common stock of American Classic Voyages at a conversion price of $30.85 per share, subject to adjustment, equal to an initial conversion ratio of 1.6207 shares of common stock for each preferred security.

- Optional Redemption: The AMCV Trust may redeem some or all of the preferred securities at times and redemption prices discussed herein plus accumulated distributions, if any.

MARKET AND SYMBOL:

- We have made an application to list the preferred securities on the Nasdaq National Market under the symbol "AMCVP."

- American Classic Voyages common stock trades on the Nasdaq National Market under the symbol "AMCV." On February 15, 2000, the last reported sale price of the common stock was $24.81 per share.

--------------------------------------------------------------------------------
                                               Per Preferred
                                                 Security              Total
--------------------------------------------------------------------------------
Public Offering Price(1):                           $50             $100,000,000
Underwriting Commissions:                            (2)                      (2)
Proceeds, before expenses, to the AMCV Trust:       $50             $100,000,000

     -------------------------

     (1) Plus accumulated distributions, if any, from February 22, 2000.
     (2) Underwriting commissions of $1.625 per Preferred Security will be paid by American Classic Voyages.
--------------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-9.
--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                              GOLDMAN, SACHS & CO.
                                                             MERRILL LYNCH & CO.

                                     Photo

                        Rendering of New Hawaiian Vessel





                                      Logo





                              UNITED STATES LINES





                                     Photo


                      Proposed Reflagged Vessel-ms Patriot

                     "EXPERIENCE THE TRUE SPIRIT OF HAWAII"



                                               Photo

                                         Kauai's Na Pali Coast






                            Map of Hawaiian Islands

      Photo                                            Photo

Maui's Iao Valley                                  Kilauea Volcano
                                                  on the Big Island



              Photo

       Diamond Head on Oahu

                                     Photo

                        Rendering of New Coastal Vessel





                                      Logo





                           THE DELTA QUEEN STEAMBOAT




              Photo                                      Photo

Delta Queen's River System Routes                    American Queen,
                                                  Mississippi Queen and
                                                      Delta Queen

                               TABLE OF CONTENTS

            PROSPECTUS SUPPLEMENT                               PROSPECTUS

                                        PAGE
                                        ----
Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-9
AMCV Capital Trust I..................  S-20
Capitalization........................  S-22
Use of Proceeds.......................  S-23
Selected Financial Data...............  S-24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-26
American Classic Voyages..............  S-35
Description of Preferred Securities...  S-47
Description of the Debentures.........  S-64
Description of the Preferred
  Securities Guarantee................  S-68
Effect of Obligations Under the
  Debentures and the Preferred
  Securities Guarantee................  S-68
Management............................  S-71
Principal Stockholders................  S-74
Federal Income Tax Consequences.......  S-75
ERISA Considerations..................  S-82
Underwriting..........................  S-85
Legal Matters.........................  S-87
Incorporation By Reference............  S-87
Index to Financial Statements.........   F-1

                                        PAGE
                                        ----
About This Prospectus.................     1
Where You Can Find Additional
  Information.........................     1
Incorporation by Reference............     1
The Securities We May Offer...........     2
American Classic Voyages Co...........     3
The AMCV Trust........................     3
Use of Proceeds.......................     5
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred and Preference
  Dividend Requirements...............     5
Description of the Subordinated Debt
  Securities..........................     5
Description of Capital Stock..........    16
Description of Preferred Securities of
  the AMCV Trust......................    18
Description of Guarantees.............    20
Plan of Distribution..................    23
Special Note Regarding Forward-Looking
  Statements..........................    25
Legal Matters.........................    25
Experts...............................    26

                         PROSPECTUS SUPPLEMENT SUMMARY

     This prospectus supplement and the accompanying prospectus should be read together. This summary highlights selected information from the prospectus and the prospectus supplement to help you understand the preferred securities. You should carefully read this prospectus supplement and the prospectus to understand fully the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page S-9 of this prospectus supplement to determine whether an investment in the preferred securities is appropriate for you. In this prospectus supplement, we may refer to American Classic Voyages Co. as "we", "us", "our" or other similar references.

                          AMERICAN CLASSIC VOYAGES CO.

     American Classic Voyages Co. is the leading provider of overnight passenger cruises among the Hawaiian Islands and on the Mississippi River system. We currently operate two cruise lines under the names American Hawaii Cruises and Delta Queen Steamboat Co. American Hawaii offers year-round cruises among the Hawaiian Islands aboard the S.S. Independence, which has 867 passenger berths. A berth is the industry term for a bed or sleeping space. Delta Queen operates year-round cruises on three authentic paddlewheel riverboats, the Delta Queen, Mississippi Queen and American Queen, which have a total of 1,026 passenger berths. Delta Queen cruises provide varied itineraries on the Mississippi River system featuring the culture and history of heartland America.

     We intend to substantially increase our presence in the Hawaii market which will allow us to capitalize on the tremendous growth opportunities in the Hawaiian Island cruise market. We have contracts to acquire and build new vessels with more than 5,000 passenger berths for the Hawaii market. We will operate these vessels under the newly-introduced United States Lines(R) brand name. In addition, we intend to capitalize on our strong Delta Queen brand to expand into new markets. We have contracts to build new vessels with more than 600 passenger berths for these markets.

INVESTMENT HIGHLIGHTS

     We believe that the following factors are important to understand the growth potential of our business:

     NEW SHIPS. We are significantly expanding our business by acquiring and building new ships.

        - In October 1999, we agreed to purchase the 1,214 passenger berth ms Nieuw Amsterdam from Holland America Line. We will operate the ship under the U.S. flag as the ms Patriot. We expect to take delivery of the ship in October 2000 and introduce it into service in the Hawaii market in December 2000.

        - We are currently building two "world-class" ships for use in the Hawaii market, each with approximately 1,900 passenger berths. We expect delivery of the new ships in January 2003 and January 2004.

        - We have acquired a new vessel, the Columbia Queen, which we are converting into a 161 passenger berth vessel. We plan to operate this vessel on the Columbia River system in the Pacific Northwest. The first cruise is planned for May 2000.

        - We are currently building two 226 passenger berth ships for introduction into the U.S. coastal cruise market. We expect to take delivery of these vessels in March and June of 2001.

     STATUTORY COMPETITIVE ADVANTAGES. We are the largest owner and operator of U.S. built, owned and crewed overnight passenger vessels, documented as "U.S.-flagged" vessels. We believe that our U.S.-flagged status gives us the following statutory competitive advantages:

        - The Passenger Vessel Act of 1886 and related laws prohibit our primary competitors, who sail foreign-flagged ships, from offering itineraries consisting exclusively of U.S. ports. U.S. law requires our foreign-flagged competitors to include at least one foreign port in each itinerary. We, on the other hand, can offer itineraries featuring only U.S. ports. This gives us a distinct competitive advantage in Hawaii because the closest foreign port to Hawaii requires a four day sail across the Pacific Ocean.

        - We believe that the U.S. Flag Cruise Ship Pilot Project Statute, adopted in 1997, gives us the exclusive right to operate large U.S.-flagged vessels in the Hawaiian Islands, subject to various conditions, for the life expectancy of our new vessels, which is approximately 25 years.

     ATTRACTIVE CHARACTERISTICS OF CRUISE INDUSTRY. We expect the North American cruise market to grow for the following reasons:

        - the worldwide market for cruise vacations has grown dramatically over the past three decades;

        - there are positive demographic trends impacting the cruise industry including age and recreational spending;

        - we believe that the cruise market has large untapped potential; and

        - the cruise industry enjoys high customer satisfaction.

     We cannot assure you that the North American cruise market will continue to grow. Even if the market grows, we cannot assure you that our business will grow at the same rate.

     ATTRACTIVENESS OF THE HAWAII CRUISE MARKET. We currently enjoy a 51% share of the overnight Hawaii cruise market, based on Hawaii Visitors and Convention Bureau statistics. We believe the Hawaii cruise market offers strong potential for growth for the following reasons:

        - Hawaii is one of the world's premier tourist destinations with more than 6.9 million visitors for the twelve month period ended November 30, 1999;

        - an extremely small percentage of visitors to Hawaii currently cruise;

        - Hawaii visitors and cruisers in general share similar age and spending profiles; and

        - Hawaii offers an exciting new itinerary for experienced cruisers who have visited other destinations such as the Caribbean and Alaska.

     DELTA QUEEN'S MARKET LEADERSHIP AND LOYAL CUSTOMER BASE. According to the Cruise Industry News Market Report, in 1999 Delta Queen enjoyed a 59% market share of the available berths within the domestic waterways and rivers segments of the overnight cruise market. In addition, our Delta Queen customer base cruises frequently and is loyal to the Delta Queen brand of cruises. This is evidenced by the significant number of Delta Queen passengers who have previously taken a Delta Queen cruise.

     ACCESS TO ATTRACTIVE DEBT FINANCING. We have received a commitment for financing guarantee from the U.S. Maritime Administration, an agency of the U.S. Department of Transportation. We currently expect the Maritime Administration to guarantee private financing for up to 87.5% of the total cost of the new Hawaii vessels. With Maritime Administration guarantees, we anticipate obtaining financing at attractive rates.

     Our principal executive offices are located at Two North Riverside Plaza, Suite 200, Chicago, Illinois 60606, (312) 258-1890.

                     SUMMARY INFORMATION ABOUT THE OFFERING

WHAT ARE THE PREFERRED SECURITIES?

     Each preferred security represents an undivided beneficial interest in the assets of the AMCV Trust. American Classic Voyages and the AMCV Trust are offering 2,000,000 preferred securities at a public offering price of $50 for each preferred security. The underwriters may also purchase up to an additional 300,000 preferred securities at the public offering price within 30 days after the date of this prospectus supplement to cover over-allotments, if any. For more information about the terms of the underwriting, see "Underwriting" in this prospectus supplement.

WHO IS THE AMCV TRUST?

     AMCV Capital Trust I is a Delaware business trust. The AMCV Trust will sell its preferred securities to the public and its common securities to American Classic Voyages. The AMCV Trust will use the proceeds from these sales to buy the 7% Subordinated Convertible Debentures due February 15, 2015 from American Classic Voyages with the same economic terms as the preferred securities. The sole asset of the AMCV Trust will be these debentures.

     There are five trustees of the AMCV Trust. Three of the trustees are officers of American Classic Voyages, referred to as the "administrative trustees." The Bank of New York will act as the property trustee of the AMCV Trust and The Bank of New York (Delaware) will act as the Delaware trustee, in each case until removed or replaced by the holder of the common securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York will also act as indenture trustee under the trust guarantee.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS ON THE PREFERRED SECURITIES?

     If you purchase the preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of 7% of the liquidation amount of $50 per preferred security. Distributions will accumulate from February 22, 2000 and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning May 15, 2000, except as described below.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

     American Classic Voyages may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the debentures has occurred and is continuing. A deferral of interest payments cannot extend beyond February 15, 2015, the stated maturity date of the debentures.

     If American Classic Voyages defers interest payments on the debentures, the AMCV Trust will also defer its distributions on the preferred securities to you. During this deferral period, distributions will continue to accumulate on the preferred securities at an annual rate of 7% of the liquidation amount of $50 per preferred security. Also, the deferred distributions will, to the extent permitted by law, themselves accumulate distributions at an annual rate of 7%. Once American Classic Voyages makes all deferred interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

     During any period in which American Classic Voyages defers interest payments on the debentures, except for limited circumstances described in this prospectus supplement, American Classic Voyages will not be permitted to:

     - pay a dividend or make any other payment or distribution on its capital stock;

     - redeem, purchase or make a liquidation payment on any of its capital stock; or

     - make a principal, premium or interest payment, or repurchase or redeem, any of its debt securities that rank equal with or junior to the debentures.

     If American Classic Voyages defers interest payments on the debentures, you will be required to accrue interest income for United States federal income tax purposes before you receive cash distributions. See "Federal Income Tax Consequences" and "Risk Factors -- Ability to defer distributions has adverse tax consequences for you and may affect the trading price of the preferred securities" in this prospectus supplement for a more detailed description of the tax consequences and potential market price volatility of the preferred securities.

ARE THE PREFERRED SECURITIES CONVERTIBLE INTO AMERICAN CLASSIC VOYAGES COMMON STOCK?

     You may elect to convert your preferred securities into shares of American Classic Voyages common stock at any time until the day before the preferred securities are redeemed. Each preferred security will be converted into 1.6207 shares of American Classic Voyages common stock, which is equal to a conversion price of $30.85 per share of common stock. In order to exercise your option to convert your preferred securities, you must give a conversion notice and, if your preferred securities are in certificated form, your certificates of preferred securities, to the property trustee or such other agent which is serving as the conversion agent on behalf of holders of the preferred securities. The conversion agent will exchange your preferred securities for an amount of the debentures equal to the aggregate liquidation amount of the preferred securities you are converting. The conversion agent will then immediately convert those debentures into common stock, which will be transferred to you.

WHEN CAN THE AMCV TRUST REDEEM THE PREFERRED SECURITIES?

     The AMCV Trust will redeem all of the outstanding preferred securities when the debentures are paid either at maturity on February 15, 2015 or upon early redemption.

     American Classic Voyages will pay the principal amount of the debentures together with accrued and unpaid interest thereon at maturity on February 15, 2015, and may redeem the debentures, in whole or in part, on or after February 19, 2003, at a redemption price equal to 100% of the principal amount to be redeemed plus a redemption premium, plus accrued unpaid interest to the date of redemption. The redemption premium is initially 104.9%, and declines on February 15 each year thereafter until February 15, 2010, at which time there is no redemption premium.

     On or after February 19, 2003, if specific changes in tax law occur or will occur within 90 days, American Classic Voyages may redeem the debentures at a redemption price equal to 100% of the principal amount being redeemed. Each of these events are called "Trust Special Events" and are more fully described in "Description of the Preferred Securities -- Trust Special Event Exchange or Redemption."

     If American Classic Voyages redeems any debentures before their maturity, the AMCV Trust will use the cash it receives on the redemption of the debentures to redeem, on a pro rata basis, preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed, unless an event of default under the declaration of trust of the AMCV Trust has occurred and is continuing, in which case the preferred securities will be redeemed before any common securities. An event of default with respect to the debentures or the trust guarantee constitutes an event of default under the declaration of trust. The redemption price will be equal to $50 per security plus accumulated and unpaid distributions, if any.

WHAT IS THE NATURE OF AMERICAN CLASSIC VOYAGES' GUARANTEE OF THE PREFERRED SECURITIES?

     American Classic Voyages will fully and unconditionally guarantee payment in full, to the extent the AMCV Trust has available funds, on the preferred securities of:

     - distributions on the preferred securities;

     - payments upon redemption of the preferred securities; and

     - payment of the liquidation amount of the preferred securities.

     If American Classic Voyages does not make a required payment on the debentures, the AMCV Trust will not have sufficient funds to make the related payment on the preferred securities. The preferred securities guarantee does not cover payments on the preferred securities when the AMCV Trust does not have sufficient funds to make such payments. American Classic Voyages' obligations under the debentures are junior to its obligations to make payments on its senior indebtedness, while American Classic Voyages' obligations under the preferred securities guarantee are junior to its obligations to make payments on all of its other liabilities, except as discussed elsewhere in this prospectus supplement and the accompanying prospectus.

WHEN CAN THE DEBENTURES BE DISTRIBUTED TO YOU?

     American Classic Voyages, as the sponsor of the AMCV Trust, has the right to dissolve the AMCV Trust at any time if the dissolution and any resulting distribution of the debentures would not result in a taxable event to holders of the preferred securities. If American Classic Voyages exercises this right to dissolve the AMCV Trust, the AMCV Trust will be liquidated by distribution of the debentures to holders of the preferred securities and the common securities. In addition, if certain changes in tax or investment company law occur or will occur within 90 days, the preferred securities are also subject to mandatory exchange in whole or in part for the debentures, which exchange will result in dissolution of the AMCV Trust.

WHAT HAPPENS IF THE AMCV TRUST IS DISSOLVED AND THE DEBENTURES ARE NOT DISTRIBUTED?

     The AMCV Trust may also be dissolved in circumstances where the debentures will not be distributed to you. In those situations, after satisfaction of creditors of the AMCV Trust, if any, the AMCV Trust will be obligated to pay in cash the liquidation amount of $50 for each preferred security plus accumulated and unpaid distributions to the date such payment is made. The AMCV Trust will be able to make this liquidation distribution only if the debentures are redeemed by American Classic Voyages.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

     We have made an application to list the preferred securities on the Nasdaq National Market under the symbol "AMCVP." You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market for the preferred securities will develop or be maintained.

     If the AMCV Trust distributes the debentures, American Classic Voyages will use its best efforts to list them on the Nasdaq National Market or any other exchange or other organization on which the preferred securities are then listed.

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

     The preferred securities will be represented by one or more global securities that will be deposited with, and registered in the name of, The Depository Trust Company, New York, New York or its nominee. This means that you will not receive a certificate for your preferred securities but, instead, will hold your interest through The Depository Trust Company's system. The preferred securities will be ready for delivery through The Depository Trust Company on or about February 22, 2000.

WHAT ARE THE VOTING RIGHTS OF THE PREFERRED SECURITIES?

     Generally, if you hold preferred securities, your voting rights are limited to voting on issues relating to the modification of the terms of the preferred securities. A vote by the holders of a majority in the aggregate liquidation amount of the preferred securities can:

     - direct the property trustee of the AMCV Trust to exercise any of its powers under the declaration of trust;

     - direct the property trustee of the AMCV Trust, as the holder of the debentures, to exercise remedies available under the junior convertible subordinated indenture or consent to a modification, amendment or termination of the indenture or the debentures; and

     - direct the time, place or method of any proceeding for any remedy available to the property trustee.

     As a holder of trust preferred securities, you may not vote on the appointment, replacement or removal of either the administrative trustees or the Delaware trustee of the AMCV Trust.

                              CONCURRENT OFFERING

     American Classic Voyages is concurrently offering, by means of a separate prospectus supplement, 2,000,000 shares of its common stock, excluding 300,000 shares available to cover over-allotments.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     We have derived the following summary historical financial data from our audited consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 1997 and 1998, and our Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and September 30, 1999, each as filed with the Securities and Exchange Commission.

     As used in the following table, the following terms have the meanings set forth below:

     - Working capital is current assets minus current liabilities. Due to the business cycle of the cruise industry, customer deposits are received in advance of the cruise date and classified as current liabilities. Therefore, working capital is typically negative. Working capital is unaudited.

     - Weighted average operating days for each cruise line is determined by dividing capacity passenger nights for each cruise line by the cruise line's total vessel capacity per day. Capacity passenger nights is determined by multiplying, for the respective period, the actual operating days of each vessel by each vessel's capacity per day.

     - Vessel capacity per day represents the number of passengers each cruise line can carry assuming double occupancy for cabins which accommodate two or more passengers. Some cabins on the S.S. Independence and the American Queen can accommodate three or four passengers.

     - A passenger night represents one passenger spending one night on a vessel; for example, one passenger taking a three-night cruise would equal three passenger nights.

     - Physical occupancy percentage is passenger nights divided by capacity passenger nights.

     These results of operations reflect historical performance and results for any future period may be different. You should carefully read "Management's Discussion and Analysis of Financial Condition and Results of Operations" together with the information below for a more complete discussion of our historical results. The figures in the table below state dollars in thousands, except for per share information and operating statistics.

                                                                                                FOR THE NINE MONTHS
                                                                  YEARS ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                               ------------------------------   -------------------
                                                                 1996       1997       1998       1998       1999
                                                               --------   --------   --------   --------   --------
                                                                                                    (UNAUDITED)
INCOME STATEMENT DATA:
Revenues....................................................   $190,408   $177,884   $192,225   $145,123   $153,226
Cost of operations..........................................    122,545    111,295    125,595     95,168     98,230
                                                               --------   --------   --------   --------   --------
Gross profit................................................     67,863     66,589     66,630     49,955     54,996
Selling, general and administrative expenses................     45,367     41,015     44,232     35,544     43,297
Depreciation and amortization expense.......................     14,571     15,590     16,912     12,719     12,472
Impairment write-down(1)....................................     38,390         --         --         --         --
                                                               --------   --------   --------   --------   --------
Operating income (loss).....................................    (30,465)     9,984      5,486      1,692       (773)
Interest income.............................................        912      1,028      1,117        786      2,282
Interest expense............................................      8,111      6,963      6,639      5,002      4,376
Other income................................................     11,729(2)       --       300        300         --
                                                               --------   --------   --------   --------   --------
Income (loss) before income taxes...........................    (25,935)     4,049        264     (2,224)    (2,867)
Income tax (expense) benefit................................      8,299     (1,620)      (107)       890      1,150
                                                               --------   --------   --------   --------   --------
Net income (loss)...........................................   $(17,636)  $  2,429   $    157   $ (1,334)  $ (1,717)
                                                               ========   ========   ========   ========   ========
PER SHARE INFORMATION:
Basic:
  Weighted average shares outstanding.......................     13,802     13,952     14,137     14,111     16,694
  Earnings (loss) per share.................................   $  (1.28)  $   0.17   $   0.01   $  (0.09)  $  (0.10)
Diluted:
  Weighted average shares outstanding.......................     13,802     14,338     14,777     14,111     16,694
  Earnings (loss) per share.................................   $  (1.28)  $   0.17   $   0.01   $  (0.09)  $  (0.10)
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents...................................   $ 17,908   $ 19,187   $ 27,004   $ 27,233   $ 69,747
Working capital.............................................    (38,745)   (41,564)   (35,284)   (38,825)    (9,073)
Total assets................................................    211,864    210,895    212,792    213,799    293,336
Long-term debt, less current portion........................     85,898     81,488     77,388     78,226     74,126
Total stockholders' equity..................................     54,982     59,219     62,014     59,835    126,774
OTHER DATA:
Cash flows provided by operating activities.................     15,016     22,414     18,524     15,904     28,348
Cash flows provided by (used in) investing activities.......     13,891    (17,864)    (8,224)    (5,539)   (46,108)
Cash flows provided by (used in) financing activities.......    (17,047)    (3,271)    (2,483)    (2,319)    60,503
OPERATING STATISTICS (UNAUDITED):
Fare revenue per passenger night............................   $    216   $    228   $    224   $    222   $    227
Total revenue per passenger night...........................        287        302        314        313        322
Weighted average operating days
  Delta Queen...............................................        347        337        341        256        250
  American Hawaii...........................................        366        337        365        273        273
Vessel capacity per day (passenger berths)
  Delta Queen...............................................      1,024      1,026      1,026      1,026      1,026
  American Hawaii...........................................        817        844        867        867        867
Passenger nights............................................    643,891    588,892    611,624    464,361    476,460
Physical occupancy percentage (passenger berths)............         98%        94%        92%        93%        97%

------------------------------

(1) We removed the S.S. Constitution from service in Hawaii on June 27, 1995 and recognized an impairment write-down of $38.4 million in 1996, or $1.89 per share net of tax on a diluted basis.

(2) In October 1996, we sold the Maison Dupuy hotel located in New Orleans, Louisiana for a gain of $11.7 million, or $0.57 per share net of tax on a diluted basis.

                                  RISK FACTORS

     Before you invest in the preferred securities, you should be aware that there are various risks, including those described below, that could have a material adverse effect on our business, including our operating results and financial condition. The risk factors listed in this section, as well as any cautionary language in this prospectus supplement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement, before you decide whether to purchase the preferred securities.

FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth in this section and the following sections of this prospectus supplement:

     - "Prospectus Supplement Summary -- Investment Highlights,"

     - "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Capital Resources and Financial Condition," and

     - "American Classic Voyages -- Statutory Competitive Advantages," "-- The Vacation Cruise Market," "-- The Hawaii Cruise Market," "-- Expansion Plans," "-- Current Operations -- Vessels" and "-- Government Regulation."

     These forward-looking statements involve substantial risks and uncertainties which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995.

     Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur. See "Special Note Regarding Forward-Looking Statements" on page 25 of the accompanying prospectus for more information regarding forward-looking statements.

THE SEC IS CONDUCTING AN INFORMAL INQUIRY OF OUR ACCOUNTING PRACTICES RELATING TO DIRECT RESPONSE ADVERTISING COSTS

     On January 14, 2000, we announced that the SEC is conducting an informal inquiry into our accounting practices with respect to direct response advertising costs. The informal inquiry relates to our adoption of a particular methodology effective as of January 1, 1999 and our subsequent rescission of that methodology in November, 1999 due to difficulties encountered implementing the new method. We have restated our financial statements for the first and second quarters of 1999 and we believe that we are cooperating with the SEC in their informal inquiry. We are unable to predict the outcome or impact of the SEC's informal investigation. However, it is possible that the SEC's informal inquiry or a subsequent formal inquiry could result in penalties or sanctions against us. Depending upon the resulting penalties, sanctions or orders, if any, which we cannot predict at this time, our financial performance could be adversely affected, our ability to conduct our business could be impaired or we could be required to make further adjustments to our financial statements. For a more detailed description of the accounting rescission, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Rescission of Accounting Method".

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

AMERICAN CLASSIC VOYAGES' OBLIGATIONS UNDER THE DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE ARE SUBORDINATED

     American Classic Voyages' obligations under the debentures are unsecured and will rank junior in priority of payment to any of its senior indebtedness. This means that American Classic Voyages cannot make any payments of principal, including redemption payments, or interest on the debentures if it defaults on a payment on its senior indebtedness. In the event of the bankruptcy, liquidation or dissolution of American Classic Voyages, its assets would be available to pay obligations under the debentures only after all payments had been made on its senior indebtedness. As of December 31, 1999 American Classic Voyages' senior indebtedness was $84.6 million.

     American Classic Voyages' obligations under the preferred securities guarantee are unsecured and will rank in priority of payment:

     - junior to all of American Classic Voyages' other liabilities, except those liabilities made equal with or junior to the preferred securities guarantee by their terms; and

     - senior to all of American Classic Voyages' capital stock now outstanding or issued in the future, including its common stock, and with any guarantee issued by it now or in the future in respect of its capital stock or the capital stock of any of its affiliates.

     This means that American Classic Voyages cannot make any payments on the preferred securities guarantee if it defaults on a payment of any of its other liabilities, except those liabilities made equal with or junior to the preferred securities guarantee by their terms. In the event of the bankruptcy, liquidation or dissolution of American Classic Voyages, its assets would be available to pay obligations under the preferred securities guarantee only after all payments had been made on its other liabilities (except those liabilities made equal with or junior to the preferred securities guarantee by their terms).

     Neither the debentures nor the preferred securities guarantee will limit the ability of American Classic Voyages and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the preferred securities guarantee.

AMERICAN CLASSIC VOYAGES IS A HOLDING COMPANY, AND THEREFORE, YOUR RIGHT TO PAYMENT UNDER ITS OBLIGATIONS IS STRUCTURALLY SUBORDINATE TO THE CLAIMS OF CREDITORS OF ITS SUBSIDIARIES

     The debentures will be exclusively the obligations of American Classic Voyages. Since a substantial portion of its operations are conducted through subsidiaries, a significant portion of American Classic Voyages' cash flow and, consequently, its ability to service debt, including the debentures, is dependent upon the earnings of its subsidiaries and the transfer of funds by those subsidiaries to American Classic Voyages in the form of dividends or other transfers, supplemented with borrowings. The ability of American Classic Voyages' subsidiaries to pay dividends in the future is subject to restrictions contained in financing agreements by which some of its subsidiaries are bound.

     In addition, creditors of American Classic Voyages' subsidiaries would be entitled to a claim on the assets of such subsidiaries prior to any claims by American Classic Voyages. Consequently, in the event of a liquidation or reorganization of any subsidiary, subsidiary creditors are likely to be paid in full before any distribution is made to American Classic Voyages, except to the extent that American Classic Voyages is recognized as a creditor of its subsidiary, in which case its claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by American Classic Voyages. As of December 31, 1999, the aggregate liabilities of American Classic Voyages' subsidiaries were approximately $84.6 million. See "Capitalization," "Description of the Preferred Securities -- Payment of Distributions" and "Description of the
Debentures -- Option to Extend Interest Payment Period" included in this prospectus supplement.

PREFERRED SECURITIES GUARANTEE COVERS PAYMENTS ONLY IF THE AMCV TRUST HAS CASH AVAILABLE

     The ability of the AMCV Trust to pay distributions on the preferred securities, the redemption price of the preferred securities and the liquidation amount of each preferred security is solely dependent upon American Classic Voyages making the related payments on the debentures when due.

     If American Classic Voyages defaults on its obligation to pay principal, including redemption payments, or interest on the debentures, the AMCV Trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each preferred security. In those circumstances, you will not be able to rely upon the preferred securities guarantee for payment of these amounts because the preferred securities guarantee covers such payment only when the AMCV Trust has sufficient funds on hand but fails to make such payment. Instead, you may:

     - seek legal redress against American Classic Voyages directly or seek other remedies to collect your pro rata share of payments owed; or

     - rely on the property trustee to enforce the AMCV Trust's rights under the debentures.

     Except as described in this prospectus supplement, you will not be able to directly exercise any remedies that would be available to a holder of the debentures and you will not be able to assert any other rights in the debentures directly.

ABILITY TO DEFER DISTRIBUTIONS HAS ADVERSE TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES

     So long as no event of default under the debentures has occurred and is continuing, American Classic Voyages may, on one or more occasions, defer interest payments to the AMCV Trust on the debentures as described in this prospectus supplement. See "Description of the Debentures -- Option to Extend Interest Payment Period" in this prospectus supplement for more information about the debentures. If American Classic Voyages defers interest payments on the debentures, the AMCV Trust will defer distributions on the preferred securities to you during any deferral period.

     For United States federal income tax purposes, if American Classic Voyages defers interest payments on the debentures, you will be required to accrue interest income, as original issue discount or "OID," in respect of the deferred stated interest allocable to your share of the debentures. Accordingly, you will be required to include such accrued interest in taxable income prior to the receipt of any cash distributions. In addition, you will not receive cash from the AMCV Trust related to such taxable income if you dispose of your preferred securities prior to the record date on which distributions of such amounts are made.

     American Classic Voyages has no present intention to exercise its option to defer interest. However, if American Classic Voyages exercises its right to do so in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of American Classic Voyages' right to defer payments of interest on the debentures may mean that the market price for the preferred securities, which represent an undivided beneficial interest in the debentures, may be more volatile than other securities that do not have this right. See "Federal Income Tax Consequences" in this prospectus supplement for more information regarding United States federal income tax consequences.

UNDER CIRCUMSTANCES RELATED TO THE AMCV TRUST, AMERICAN CLASSIC VOYAGES MAY EXCHANGE OR REDEEM THE PREFERRED SECURITIES

     Under circumstances following the occurrence and continuation of an event referred to as a "Trust Special Event," the preferred securities are subject to the following:

     - mandatory exchange, in whole or in part, for the debentures, which exchange will result in dissolution of the AMCV Trust; and

     - in the case of an event referred to as a "Trust Tax Event," redemption in whole or in part, on or after February 19, 2003.

       See "Description of the Preferred Securities -- Trust Special Event Exchange or Redemption" in this prospectus supplement for a description of a Trust Special Event and a Trust Tax Event and the implications to you of these events.

     We can make no assurance as to the market prices for the preferred securities or the debentures that may be distributed in exchange for preferred securities if a dissolution and liquidation of the AMCV Trust occurs or if the preferred securities are exchanged for debentures in connection with a Trust Special Event. Accordingly, your preferred securities or the debentures that you may receive on dissolution and liquidation of the AMCV Trust, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures on dissolution of the AMCV Trust or if the preferred securities are exchanged for debentures in connection with a Trust Special Event, you are also making an investment decision with regard to the debentures. You should carefully consider all of the information contained in this prospectus supplement regarding the debentures. See "Description of the Preferred Securities -- Trust Special Event Exchange or Redemption" and "Description of the Debentures" in this prospectus supplement for more information about these events.

     The AMCV Trust will use the cash it receives on any such redemption of the debentures to redeem an equivalent liquidation amount of the preferred securities and the common securities on a pro rata basis, unless an event of default under the declaration of trust has occurred and is continuing, in which case the preferred securities will be redeemed before any common securities. See "Description of the Preferred Securities -- Trust Special Event Exchange or Redemption" in this prospectus supplement for more information about these events.

PREFERRED SECURITIES MAY BE REDEEMED ON OR AFTER FEBRUARY 19, 2003 AT AMERICAN CLASSIC VOYAGES' OPTION

     At American Classic Voyages' option, the debentures may be redeemed, in whole or in part, at any time on or after February 19, 2003 at a redemption price equal to 100% of the principal amount to be redeemed, plus a redemption premium, plus any accrued and unpaid interest to the redemption date. The redemption premium is initially 104.9% and declines on February 15 each year thereafter until February 15, 2010, at which time there is no redemption premium. You should assume that American Classic Voyages will exercise its redemption option when prevailing interest rates at the time are lower than the interest rate on the debentures, after giving effect to the redemption premium, so that the redemption proceeds generally will not be able to be reinvested in a comparable security at as high a rate. If American Classic Voyages exercises this redemption option, the AMCV Trust will use the cash it receives on the redemption of the debentures to redeem an equivalent liquidation amount of the preferred securities and the common securities on a pro rata basis, unless an event of default under the trust agreement has occurred and is continuing, in which case the preferred securities will be redeemed before any common securities. See "Description of the Preferred Securities -- Optional Redemption" in this prospectus supplement for more information regarding redemption of preferred securities.

DISTRIBUTION OF DEBENTURES MAY HAVE A POSSIBLE ADVERSE EFFECT ON TRADING PRICE

     American Classic Voyages has the right to dissolve the AMCV Trust at any time if such dissolution and any resulting distribution of the debentures would not result in a taxable event to the holders of the preferred securities. If American Classic Voyages dissolves the AMCV Trust, the AMCV Trust will be liquidated by distribution of the debentures to holders of the preferred securities and the common securities.

     Under current United States federal income tax laws, a distribution of debentures to you on the dissolution of the AMCV Trust would not be a taxable event to you. Nevertheless, if the AMCV Trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of debentures to you would be a taxable event. In addition, if there is a change in law, a distribution of debentures to you on the dissolution of the AMCV Trust could also be a taxable event.

     Although American Classic Voyages has applied to list the debentures on the Nasdaq National Market, or any other exchange or organization on which the preferred securities are then listed, if they are distributed, we cannot assure you that the debentures will be approved for listing or that a liquid trading market for the debentures will develop or be maintained.

     American Classic Voyages cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive on a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

     Because you may receive debentures, you should make an investment decision with regard to the debentures in addition to the preferred securities. You should carefully review all the information regarding the debentures contained in this prospectus supplement and the accompanying prospectus, including "Federal Income Tax Consequences -- Redemption of Preferred Securities for Debentures or Cash Upon Liquidation of the AMCV Trust".

THE PREFERRED SECURITIES WILL HAVE LIMITED VOTING RIGHTS

     As a holder of preferred securities, you will have limited voting rights. In general, unless an event of default under the trust agreement has occurred and is continuing, only American Classic Voyages may elect or remove any of the trustees, and in no event may holders of the preferred securities remove the administrative trustees or the Delaware trustee. See "AMCV Capital Trust I" in the accompanying prospectus and "Description of the Preferred
Securities -- Voting Rights" in this prospectus supplement for more information regarding voting rights.

YOUR RIGHTS AS A HOLDER OF PREFERRED SECURITIES TO ENFORCE THE TERMS OF THE INDENTURE ARE LIMITED

     If a debenture event of default occurs and is continuing, then you would rely on the enforcement by the property trustee of its rights as the holder of the debentures against American Classic Voyages. In addition, the holders of a majority in aggregate liquidation preference of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as holder of the debentures. If the property trustee fails to enforce its rights as holder of the debentures after a request by a holder of preferred securities, the holder may, to the fullest extent permitted by law, proceed to enforce such rights directly against American Classic Voyages. If a debenture event of default occurs that results from the failure of American Classic Voyages to pay principal of or interest on the debentures when due, or in the case of a redemption, on the redemption date, during the continuance of the event of default, you may institute a legal action against American Classic Voyages to obtain payment of the principal or interest on debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities owned of record by you. See "Description of the Preferred

Securities -- Trust Enforcement Events; Notice," "-- Enforcement of Rights by Holders of Preferred Securities" and "-- Voting Rights" in this prospectus supplement for more information about the rights of holders of preferred securities.

PROPOSED TAX LEGISLATION COULD RESULT IN A TRUST TAX EVENT

     Congress and the Clinton Administration have in the past considered proposed tax law changes that would, among other things, generally deny corporate issuers a federal income tax deduction for payment of interest on instruments with characteristics similar to the debentures. Although such proposed tax law changes have not been enacted into law and the Clinton Administration is not currently proposing any such change, there can be no assurance that such tax law changes will not be reintroduced in future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures, possibly on a retroactive basis. Enactment of such legislation would constitute a Trust Tax Event and would permit the AMCV Trust to exchange the preferred securities, in whole or in part, for the debentures or, on or after February 19, 2003, redeem the preferred securities and the corresponding debentures.

TRADING PRICE OF PREFERRED SECURITIES MAY NOT REFLECT ACCRUED BUT UNPAID
INTEREST

     The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying debentures. If you dispose of preferred securities between record dates for payments of distributions, you will be required for United States federal income tax purposes to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income known as "original issue discount." To the extent the selling price is less than your adjusted tax basis you will recognize a capital loss. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes, as described more fully in "Federal Income Tax Consequences -- Sales of Preferred Securities" in this prospectus supplement.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE PREFERRED SECURITIES

     The preferred securities constitute a new issue of securities with no established trading market. American Classic Voyages has applied to list the preferred securities on the Nasdaq National Market. American Classic Voyages cannot assure you that an active market for the preferred securities will develop or be sustained in the future. Although the underwriters have indicated to American Classic Voyages that they intend to make a market in the preferred securities, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice.

RISK FACTORS RELATED TO AMERICAN CLASSIC VOYAGES

CONSTRUCTION AND RENOVATION DELAYS AND DEVIATIONS FROM SPECIFICATIONS FOR THE HAWAII AND COASTAL CRUISE VESSELS MAY ADVERSELY AFFECT EXPANSION PLANS AND FUTURE FINANCIAL PERFORMANCE

     We have entered into contracts to construct at least two new vessels for our Hawaii cruise business and two new coastal cruisers for the Delta Queen line. We have also entered into a contract to acquire and renovate an existing foreign vessel for use in Hawaii and we have acquired and are converting the Columbia Queen for Delta Queen to be operated on the Columbia River system. Without these new ships, our future financial performance may be adversely impacted. Ingalls Shipbuilding, the builders of the new Hawaii cruise ships, has never built a modern passenger ship and, because no U.S. shipyard has built a passenger ship in more than 40 years, there is a limited base of experienced subcontractors for portions of the ships. We cannot assure you that we will be able to successfully complete construction, conversion or renovation of the Hawaii cruise ships or the coastal cruisers or that we will be able to complete these projects within our budgets or expected time frames. Factors that could impact the construction, conversion or renovation of the new vessels include:

     -  construction delays or complications;

     -  cost overruns;

     -  labor stoppages, slowdowns or shortages; and

     - compliance with U.S. Coast Guard regulations and classification society requirements.

     Our business strategy has been developed on the assumption that we will be able to put the Hawaii cruise ships and coastal cruisers into service on a timely basis. We have also assumed that the ships will perform according to their design specifications. A significant delay in delivering the vessels, completing the renovation or conversion or a material deviation from the design specifications could have a material adverse effect on our business. Also, events out of the control of the shipyards constructing, converting or renovating the vessels could delay delivery.

IF WE DO NOT OBTAIN SIGNIFICANT AMOUNTS OF CAPITAL TO BUILD, PURCHASE AND RENOVATE VESSELS, OUR EXPANSION PLANS AND FUTURE OPERATING RESULTS MAY BE ADVERSELY AFFECTED

     Our expansion plans are based in part on the construction of several new vessels and the acquisition and renovation of existing vessels to be put into operation in both the Hawaii market and the U.S. coastal and inland waterways market. Our expansion plans require us to spend significant amounts of capital in building, purchasing and renovating vessels. The final cost for these vessels may exceed our initial estimates and we may be required to seek additional sources of capital in order to complete the vessels. We cannot assure you that we will be able to obtain additional financing at commercially acceptable levels to finance this expansion or to pursue strategic business opportunities. Our failure to obtain enough capital may require us to delay or abandon some of our expansion plans and could have a material adverse effect on our business.

INCREASED LEVERAGE MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND CASH FLOW

     We will substantially increase our indebtedness as we finance a significant portion of the construction costs under existing and contemplated agreements to acquire, build, convert or renovate new vessels. This higher level of indebtedness will require us to devote an increased amount of our future cash flow from operations to the payment of principal and interest on indebtedness. At December 31, 1999, we had outstanding consolidated total long-term debt of $80.5 million. We intend to substantially increase our leverage with the debt required to finance:

     - construction costs for each of the two Hawaii cruise ships projected to be approximately $470 million;

     - construction costs for each of the first two coastal cruisers expected to be approximately $35 million;

     - acquisition and renovation costs for the ms Patriot expected to be approximately $127 to $131 million; and

     - renovation, relocation, start-up and marketing costs for the Columbia Queen expected to be approximately $22 to $25 million.

     We expect that approximately 87.5% of the total cost for the new Hawaii cruise ships will be financed through Maritime Administration guaranteed private financing and a substantial portion of Delta Queen's expansion costs may be financed under a $70 million revolving credit facility from a group of lenders, with The Chase Manhattan Bank as agent. The seller of the ms Patriot, Holland America Line, a non-U.S. citizen, has agreed to provide us with financing for $84.5 million of the purchase price of the ship secured by a preferred mortgage on the vessel. Under our current expansion plans, and assuming we build, acquire, renovate and convert all of the ships we currently contemplate, we could increase our indebtedness to approximately $1.2 billion by 2004. Our increased leverage could adversely affect our ability to repay debt and reduce our working capital available for operations.

IF WE ARE UNABLE TO MAINTAIN ADEQUATE MANAGERIAL RESOURCES DURING OUR EXPANSION, OUR BUSINESS MAY BE ADVERSELY AFFECTED

     If we successfully execute our growth strategy, our expansion may place a significant strain on our managerial resources. Our future performance will depend upon management's ability to manage our growth effectively, which includes our ability to:

     - expand sales and marketing to fill the passenger berths in our expanded fleet at profitable rates;

     - operate, maintain and support a significantly expanded fleet of vessels; and

     - hire and train additional personnel to staff our expanded fleet and support operations.

     The process of expanding our fleet of vessels may result in unforeseen operating difficulties and may require management attention that would otherwise be available for the ongoing operation of our existing fleet of vessels. Our failure to manage our growth effectively may cause us to delay or abandon some of our expansion plans and may have a material adverse effect on our business.

IF WE ARE UNABLE TO MANAGE OUR FINANCIAL RESOURCES DURING OUR EXPANSION, OUR FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED

     Our plans for expansion call for significant capital expenditures that will not produce corresponding revenues in the near term which may place a strain on our capital resources. The process of expanding our fleet of vessels may require additional financial resources that would otherwise be available for the ongoing operation of our existing fleet of vessels. Our failure to manage our financial resources effectively during our expansion could force us to delay or abandon some of our expansion plans and may have a material adverse effect on our business.

IF DEMAND FOR OUR NEW CRUISE PRODUCTS FAILS TO DEVELOP AS EXPECTED OR COMPETITION INCREASES, OUR BUSINESS MAY BE ADVERSELY AFFECTED

     The Hawaii, Pacific Northwest and coastal cruise markets where we intend to deploy our new vessels currently do not have a large supply of cruise operators. If demand for our new vessels does not develop, our financial performance may suffer. Our expected deployment of vessels will increase the supply of available cruises in these markets significantly. We engaged market research firms to assist us in making our decision to pursue expansion plans. We cannot assure you, however, that demand for our new cruise products, services and itineraries will develop. If the market for these new cruise products fails to develop, develops more slowly than expected or becomes saturated with competitors, our business may be adversely affected.

INCREASED CAPACITY IN HAWAII MAY REDUCE OCCUPANCY ON THE S.S. INDEPENDENCE, ADVERSELY AFFECTING REVENUES

     The introduction of the ms Patriot or our new cruise ships into the Hawaii cruise market could cause occupancy or revenue levels on the S.S. Independence to decline. If revenue levels drop so much that the S.S. Independence generates operating losses, it may reduce our expected benefits from increased capacity in Hawaii and could have a material adverse effect on our financial condition.

IF WE CANNOT BENEFIT FROM THE EXCLUSIVE RIGHTS OF THE PILOT PROJECT STATUTE, OUR REVENUE GROWTH IN HAWAII WILL BE ADVERSELY AFFECTED

     We believe the Pilot Project Statute provides us with the exclusive right to operate large U.S.-flagged cruise ships in the Hawaiian Islands for the life expectancy of our new ships. We will enjoy the benefits of the Pilot Project Statute, however, only if we comply with its terms. Our competitive advantage could be eliminated or diminished if the Pilot Project Statute were to be repealed or amended, if our interpretation of its terms is not upheld or if we fail to satisfy its requirements. This could have a material adverse effect on our expansion plans. For a more detailed discussion of the Pilot Project Statute, see "American Classic Voyages -- Statutory Competitive Advantages."

MODIFICATION OF THE PASSENGER VESSEL ACT MAY ADVERSELY AFFECT OUR BUSINESS

     From time to time, proposals are made which would limit or eliminate the terms of the Passenger Vessel Act. If the Passenger Vessel Act is repealed or amended to allow foreign-flagged ships the same rights to transport passengers between U.S. ports as U.S.-flagged ships, we could face considerable competition in all our lines, including competition from entities with greater financial resources. Under the Passenger Vessel Act and related laws, only U.S.-flagged ships may transport passengers between U.S. ports. Consequently, only ships which are U.S. built, owned, operated and documented may operate between U.S. ports, including the islands of Hawaii. Foreign-flagged ships may transport passengers between U.S. ports only if their itineraries include a stop at a foreign port. This increased competition could have a material adverse effect on our business. For a more detailed discussion of the Passenger Vessel Act, see "American Classic Voyages -- Statutory Competitive Advantages."

INCREASED COMPETITION IN THE HAWAII CRUISE MARKET AND FROM OTHER VACATION ALTERNATIVES MAY ADVERSELY IMPACT OUR FINANCIAL PERFORMANCE

     We presently compete against a wide range of vacation alternatives, including other cruises, destination resorts and sightseeing vacations. Cruise lines or other entities, including those with greater resources, could introduce overnight U.S.-flagged vessels in direct competition with our Delta Queen vessels, which may adversely impact our financial performance. We may also face additional competition in the Hawaii cruise market from foreign-flagged vessels as the Hawaii cruise market expands. The entry of direct competition could make it more difficult for us to maintain or further increase occupancy or prices for cruise vacations. This could result in lower margins and reduce the profitability of our business.

AS A MEMBER OF THE VACATION AND LEISURE INDUSTRY, OUR BUSINESS IS SENSITIVE TO GENERAL ECONOMIC AND BUSINESS CONDITIONS

     As a vacation and leisure company providing cruise vacations, we depend on our customers' leisure spending. Adverse changes in the general economic or business environment could affect our customers by decreasing the amount of money they spend on leisure activities such as cruising. A decrease in leisure spending could affect passenger yields and occupancy rates on our ships, which could adversely affect our financial performance.

IF WE DO NOT COMPLETE DRYDOCKINGS OR WET DOCKINGS ON SCHEDULE OR WITHIN BUDGET, OUR REVENUES MAY BE ADVERSELY IMPACTED

     Operation of our vessels is subject to regulations established by the U.S. Department of Transportation that are enforced by the U.S. Coast Guard. Among these regulations is the requirement that the vessels be taken out of operation and removed from the water for inspection of the exterior of the hull on a periodic basis, referred to as drydocking. When we drydock one of our vessels as required, we lose the revenue from that vessel's operations for the period it is out of service. We also incur the additional cost of the drydocking. The S.S. Independence must be drydocked every 30 months and the Delta Queen vessels must be drydocked every five years. For its last drydocking, the S.S. Independence was out of service for 18 days beginning on January 5, 2000. Drydocks of Delta Queen vessels take place in the winter months when our revenue yield is lowest. For its last regularly scheduled drydocking, the Mississippi Queen was out of service for 51 days beginning on December 1, 1995. For its next scheduled drydocking, we expect the Mississippi Queen to be out of service for a period of approximately 31 days commencing January 3, 2001. The Delta Queen was out of service beginning on December 15, 1996 for 30 days for its last scheduled drydocking. For its next scheduled drydocking, we expect the Delta Queen to be out of service for a period of 43 days commencing January 4, 2001. The American Queen, which first entered service in 1995, was out of service for 10 days for its first drydocking between January 10, 2000 and January 20, 2000. Its next drydocking will occur in approximately five years. In years that we are not required to drydock our Delta Queen vessels, we remove each of these vessels from service to perform routine repairs and maintenance and capital projects. We refer to the period that each vessel is removed from service as a layup. For its last regularly scheduled layup, the Mississippi Queen was out of service beginning January 8, 2000 for 17 days. The Delta Queen began its most recent layup on January 3, 2000, and is expected to be out of service for 67 days. The S.S. Independence does not undergo layups in years that it is not drydocked. We cannot assure you that future drydocks for any of our vessels will be completed on schedule or within their budgets.

RIVER AND OCEAN CONDITIONS AND WEATHER FACTORS CAN ADVERSELY AFFECT OUR OPERATIONS AND OUR FINANCIAL PERFORMANCE

     River and ocean conditions and weather factors can adversely affect our operations and the financial performance of the Delta Queen and American Hawaii lines by disrupting schedules or reducing operating days. As a result of flooding and restrictions placed upon commercial travel along the inland rivers, we have, in the past, canceled or re-routed scheduled cruises. We operate the Hawaii cruise ship in and around the Hawaiian Islands on a year-round basis. As a result, its schedules are subject to ocean and weather conditions, including hurricane conditions. Weather conditions could cause us to reschedule or cancel cruises.

THE LOSS OF VESSELS FROM SERVICE COULD ADVERSELY IMPACT OUR BUSINESS

     The loss of any vessel from service due to weather, casualty, mechanical failure, extended or extraordinary maintenance, or otherwise, could adversely affect our operating results. We believe we have a commercially reasonable level of insurance coverage. In the event of a permanent or temporary loss of one or more of the vessels, however, our insurance would not provide the replacement costs of the vessels nor fully cover the impact of lost business.

ANTI-TAKEOVER AND TRANSFERABILITY LIMITATIONS OF U.S. OWNERSHIP REQUIREMENTS MAY MAKE IT DIFFICULT FOR YOU TO SELL YOUR STOCK OR MAY DECREASE THE PRICE AT WHICH YOU COULD SELL YOUR STOCK

     One of the requirements for having U.S.-flagged vessels operating in U.S. domestic trade is that 75% of our stockholders must be U.S. citizens and that non-U.S. citizens cannot exercise control of us. We have restrictions in our certificate of incorporation limiting the transferability of our common stock or control to non-U.S. citizens to preserve our U.S.-flagged status. These limitations may have the effect of decreasing the liquidity of our common stock, thereby making it more difficult for investors to dispose of their shares in an orderly manner. We have also added legends to our stock certificates to indicate the citizenship of our stockholders. These provisions and the level of ownership by Equity Group Investments, Inc. and its affiliates, which we refer to as the "Equity Group," may deter a change in control and limit non-U.S. citizens', including corporations and individuals, purchases of our common stock.

OUR CONTROLLING STOCKHOLDER MAY TAKE ACTIONS THAT ADVERSELY AFFECT OUR BUSINESS

     Affiliates of the Equity Group own an aggregate of approximately 36.3% of the outstanding shares. The Equity Group's level of ownership after this offering may permit it to elect the members of our board of directors who will control our future direction and operations. This includes decisions regarding the issuance of securities, dividends, acquisitions and our sale. The Equity Group's stockholders are, directly or indirectly, trusts created for the benefit of Samuel Zell, Ann Lurie and their respective families. Mr. Zell is the Chairman of our board of directors.

SALES OF OUR CONTROLLING STOCKHOLDER'S SHARES COULD HAVE AN ADVERSE EFFECT ON OUR COMMON STOCK PRICE OR OUR ABILITY TO RAISE CAPITAL

     The sale of a substantial number of shares of our common stock by the Equity Group, or the perception that such a sale could occur, could negatively affect the market price of our common stock. The Equity Group has pledged 4,603,000 of its 7,529,047 shares of our common stock to secure several loans. If the Equity Group were to default on these loans, the creditors could acquire the pledged shares. We have been advised by the Equity Group that it is presently in compliance in all material respects with all covenants and terms of these loans and has alternative resources with which to service the loans. Any sale, or the perception that such a sale may occur, could also materially impair our future ability to raise capital through an offering of equity securities.

OUR CONTROLLING STOCKHOLDER MAY HAVE CONFLICTS OF INTEREST WITH COMPETING INTERESTS

     The Equity Group, our controlling stockholder, is an investor directly or indirectly in various business enterprises, both publicly and privately held. Mr. Zell is also a officer and/or director in many of these affiliated businesses. In addition, Mr. Zell and certain entities affiliated with Mr. Zell have guaranteed the $30 million letter of credit facility with The Chase Manhattan Bank we are using for part of the purchase price of the ms Patriot. For a more detailed description of the terms of the guarantee, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity, Capital Resources and Financial Condition -- Capital Expenditures and Debt." The Equity Group, Mr. Zell and/or these affiliated businesses may from time to time receive opportunities in various businesses which might compete with us in our current or future activities. Conflicts of interest may result from such opportunities. The Equity Group and Mr. Zell have informed us that neither it, he nor any of these affiliated businesses presently intends to make investments which would cause a conflict of interest with us.

                              AMCV CAPITAL TRUST I

GENERAL

     AMCV Capital Trust I is a statutory business trust formed under Delaware law. The declaration of trust for the AMCV Trust will be amended and restated in its entirety, substantially in a form filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. The declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the preferred securities, the purchasers thereof will own all of the preferred securities. American Classic Voyages will directly or indirectly acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of the AMCV Trust and will own all of the issued and outstanding common securities. The AMCV Trust exists for the exclusive purposes of:

     - issuing preferred securities and the common securities which represent undivided beneficial interests in the assets of the AMCV Trust;

     - investing the gross proceeds from the sale of the preferred securities and the common securities in the debentures; and

     - engaging in only those other activities necessary or incidental thereto.

The AMCV Trust has a perpetual term, but may be dissolved as provided in the declaration of trust.

     Pursuant to the declaration of trust, the number of trustees initially is five. Three of the trustees will be persons who are employees or officers of or who are affiliated with American Classic Voyages. The fourth trustee will be a financial institution unaffiliated with American Classic Voyages that will serve as property trustee under the declaration and as indenture trustee for the purposes of the Trust Indenture Act. The fifth trustee will be an institution having a principal place of business in the State of Delaware which meets the requirements of applicable Delaware law. The Bank of New York will act as the property trustee and The Bank of New York (Delaware) will act as the Delaware trustee, in each case until removed or replaced without cause, at any time, by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, The Bank of New York will also act as indenture trustee under the preferred securities guarantee. See "Description of the Preferred Securities Guarantee" in this prospectus supplement for more information regarding the indenture trustee's obligations relating to the preferred securities guarantee.

     The property trustee will hold title to the debentures for the benefit of the AMCV Trust and the holders of the preferred securities and the common securities and, so long as the debentures are held by the AMCV Trust, the property trustee will have the power to exercise all rights, powers, and privileges of a holder of debentures under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the preferred securities and the common securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of preferred securities and the common securities out of funds from the property account. The preferred securities guarantee trustee will hold the trust guarantee for the benefit of the holders of the preferred securities.

     American Classic Voyages, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee, subject to the limitations set forth in the declaration of trust, and to increase or decrease the number of trustees. American Classic Voyages will pay all fees, expenses, debts and obligations, other than with respect to the preferred securities and the common securities, related to the AMCV Trust and the offering of the preferred securities.

     The rights of the holders of the preferred securities, including economic rights, rights to information and voting rights are set forth in the declaration of trust, the Delaware Business Trust Act, as amended, the indenture and the Trust Indenture Act. For more information about the rights of holders of preferred securities, see "Description of the Preferred Securities" in this prospectus supplement.

ACCOUNTING TREATMENT

     The financial statements of the AMCV Trust will be reflected in our consolidated financial statements, with the preferred securities shown as company-obligated mandatorily redeemable preferred securities of a subsidiary trust. In a footnote to our audited financial statements there will be included a statement that the AMCV Trust is wholly-owned by us and that the debentures are the sole asset of the AMCV Trust and indicating the principal amount, interest rate and maturity date of the debentures.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of American Classic Voyages at September 30, 1999 as reported and as adjusted on a pro forma basis to reflect the issuance of the preferred securities described in this prospectus supplement and the use of proceeds therefrom. This table does not reflect the issuance of 2,000,000 shares of common stock we are offering concurrently with this offering, or 300,000 shares of common stock we may issue to cover over-allotments. This table is unaudited and should be read in conjunction with our Quarterly Report on Form 10-Q for the period ended September 30, 1999, and our Annual Report on Form 10-K for the year ended December 31, 1998, both of which are incorporated by reference herein. In the table below, dollars are presented in thousands, except for share amounts and par values.

                                                                 SEPTEMBER 30, 1999
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(A)
                                                              --------   --------------
Current portion of long-term debt...........................  $  4,100      $  4,100
                                                              --------      --------
Long-term debt:
  U.S. Government Guaranteed Ship Financing Note, American
    Queen Series, LIBOR + 0.25% floating rate notes due
    semi-annually beginning February 24, 1996 through August
    24, 2005................................................    14,385        14,385
  U.S. Government Guaranteed Ship Financing Bond, American
    Queen Series 7.68% fixed rate, sinking fund bonds due
    semi-annually beginning February 24, 2006 through
    September 2, 2020.......................................    36,198        36,198
  U.S. Government Guaranteed Ship Financing Note,
    Independence Series A, LIBOR + 0.27% floating rate notes
    due semi-annually beginning June 7, 1996 through
    December 7, 2005........................................     8,587         8,587
  U.S. Government Guaranteed Ship Financing Bond,
    Independence Series A, 6.84% fixed rate sinking fund
    bonds due semi-annually beginning June 7, 2006 through
    December 7, 2015........................................    13,215        13,215
  U.S. Government Guaranteed Ship Financing Note,
    Independence Series B, LIBOR + 0.27% floating rate notes
    due semi-annually beginning December 7, 1996 through
    December 7, 2005........................................     2,301         2,301
  U.S. Government Guaranteed Ship Financing Bond,
    Independence Series B, 7.46% fixed rate sinking fund
    bonds due semi-annually beginning June 7, 2006 through
    December 7, 2015........................................     3,540         3,540
  Revolving credit facility (maximum availability of $70
    million)................................................        --            --
                                                              --------      --------
                                                                78,226        78,226
                                                              --------      --------
  Less current portion......................................     4,100         4,100
                                                              --------      --------
         Total long-term debt...............................  $ 74,126      $ 74,126
                                                              --------      --------
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust............................  $     --      $100,000(b)
Stockholders' equity:
  Preferred stock $.01 par value per share (5,000,000 shares
    authorized, none issued)................................        --            --
  Common stock, $.01 par value per share (40,000,000 shares
    authorized, 18,522,867 shares issued)(c)................       185           185
  Additional paid-in capital................................   147,934       147,394
  Accumulated deficit.......................................   (19,540)      (19,540)
  Common stock in treasury, at cost (51,000 shares).........      (757)         (757)
  Unearned restricted stock.................................    (1,048)       (1,048)
                                                              --------      --------
         Total stockholders' equity.........................  $126,774      $126,774
                                                              --------      --------
         Total capitalization...............................  $205,000      $305,000
                                                              ========      ========

---------------

(a) Adjusted to reflect the application of $100 million of the net proceeds from the sale by American Classic Voyages of the debentures to the AMCV Trust.
(b) Gives effect to the issuance of 2,000,000 preferred securities. The sole assets of the AMCV Trust will be the debentures having an outstanding principal amount of $103.1 million and, upon redemption or maturity of the debentures, the preferred securities will be mandatorily redeemable.
(c) Does not include 3,528,282 shares of common stock issuable upon the exercise of outstanding stock options, stock units and restricted stock granted to employees and directors of ours under our stock option plans.

                                USE OF PROCEEDS

     The net proceeds from the sale of the preferred securities offered by us are estimated to be approximately $96.55 million, or approximately $111.06 million if the underwriters' over-allotment option is exercised in full, after deducting the estimated underwriting commissions and estimated offering expenses. We estimate that our expenses in connection with this offering and certain related matters will total approximately $200,000. See "Underwriting" for a discussion of underwriting terms and expenses.

     We intend to use our net proceeds from this offering to finance the construction of our second Hawaii cruise ship and to finance a portion of the acquisition cost of the ms Patriot. In connection with the acquisition financing for the ms Patriot, we will replace the Equity Group guarantee with our own funds, which, when called upon, will be used to pay $30 million of the purchase price of the ms Patriot. We may also use the proceeds from this offering to pay the purchase price, or any portion of the purchase price, for vessels we may purchase, such as repaying Holland America Line for the remaining portion of the purchase price for the ms Patriot. Pending such use, we intend to invest the net proceeds of the offering in short-term investment grade securities and government obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Capital Resources and Financial Condition -- Capital Expenditures and Debt."

     The amounts actually spent by us and the uses of the net proceeds may vary significantly and will depend on a number of factors, including our future revenues and the other factors described under "Risk Factors." For example, if we do not obtain sufficient financing for the construction, purchase and renovation of our Hawaii vessels, we may be forced to abandon our Hawaii expansion plans. If we abandon our Hawaii expansion plans, we will use the proceeds from this offering for other corporate purposes, such as working capital.

                            SELECTED FINANCIAL DATA

     We have derived the following summary selected financial data from our audited consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and our Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and September 30, 1999, each as filed with the SEC.

     As used in the following table, the following terms have the meanings set forth below:

     - Working capital is current assets minus current liabilities. Due to the business cycle of the cruise industry, customer deposits are received in advance of the cruise date and classified as current liabilities. Therefore, working capital is negative. Working capital is unaudited.

     - Weighted average operating days for each cruise line is determined by dividing capacity passenger nights for each cruise line by the cruise line's total vessel capacity per day. Capacity passenger nights is determined by multiplying, for the respective period, the actual operating days of each vessel by each vessel's capacity per day.

     - Vessel capacity per day represents the number of passengers each cruise line can carry assuming double occupancy for cabins which accommodate two or more passengers. Some cabins on the S.S. Independence and the American Queen can accommodate three or four passengers.

     - A passenger night represents one passenger spending one night on a vessel; for example, one passenger taking a three-night cruise would equal three passenger nights.

     - Physical occupancy percentage is passenger nights divided by capacity passenger nights.

     These results of operations reflect historical performance and results for any future period may be different. You should carefully read "Management's Discussion and Analysis of Financial Condition and Results of Operations" together with the information below for a more complete discussion of our historical results. The figures in the table below state dollars in thousands, except per share information and operating statistics.

                                                                                                   FOR THE NINE MONTHS
                                                       YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                      ----------------------------------------------------------   -------------------
                                        1994         1995         1996         1997       1998       1998       1999
                                      --------     --------     --------     --------   --------   --------   --------
                                                                                                       (UNAUDITED)
INCOME STATEMENT DATA:
Revenues............................  $195,197     $188,373     $190,408     $177,884   $192,225   $145,123   $153,226
Cost of operations..................   143,628      136,478      122,545      111,295    125,595     95,168     98,230
                                      --------     --------     --------     --------   --------   --------   --------
Gross profit........................    51,569       51,895       67,863       66,589     66,630     49,955     54,996
Selling, general and administrative
  expenses..........................    43,191       48,613       45,367       41,015     44,232     35,544     43,297
Depreciation and amortization
  expense...........................     7,117       11,917       14,571       15,590     16,912     12,719     12,472
Impairment write-down...............        --           --       38,390(1)        --         --         --         --
One-time pre-opening costs..........        --        5,900(2)        --           --         --         --         --
Non-recurring charges...............     5,699(3)        --           --           --         --         --         --
                                      --------     --------     --------     --------   --------   --------   --------
Operating income (loss).............    (4,438)     (14,535)     (30,465)       9,984      5,486      1,692       (773)
Interest income.....................     1,389        1,706          912        1,028      1,117        786      2,282
Interest expense....................       717        5,708        8,111        6,963      6,639      5,002      4,376
Other income........................        --           --       11,729(4)        --        300        300         --
                                      --------     --------     --------     --------   --------   --------   --------
Income (loss) before income taxes
  and minority interest.............    (3,766)     (18,537)     (25,935)       4,049        264     (2,224)    (2,867)
Income tax (expense) benefit........     1,451        6,308        8,299     $ (1,620)  $   (107)       890      1,150
Minority interest in loss...........     1,332        2,558           --           --         --         --         --
                                      --------     --------     --------     --------   --------   --------   --------
Net income (loss)...................  $   (983)    $ (9,671)    $(17,636)    $  2,429   $    157   $ (1,334)  $ (1,717)
                                      ========     ========     ========     ========   ========   ========   ========
PER SHARE INFORMATION:
Basic:
  Weighted average share
    outstanding.....................    14,085(5)    13,763       13,802       13,952     14,137     14,111     16,694
  Earnings (loss) per share.........  $  (0.07)(5) $  (0.70)    $  (1.28)    $   0.17   $   0.01   $  (0.09)  $  (0.10)
Diluted:
  Weighted average shares
    outstanding.....................    14,085(5)    13,763       13,802       14,338     14,777     14,111     16,694
  Earnings (loss) per share.........  $  (0.07)(5) $  (0.70)    $  (1.28)    $   0.17   $   0.01   $  (0.09)  $  (0.10)
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents...........  $ 12,224     $  6,048     $ 17,908     $ 19,187   $ 27,004   $ 27,233   $ 69,747
Working capital.....................   (48,756)     (48,313)     (38,745)     (41,564)   (35,284)   (38,825)    (9,073)
Total assets........................   227,798      247,473      211,864      210,895    212,792    213,799    293,336
Long-term debt, less current
  portion...........................    65,000      103,272       85,898       81,488     77,388     78,226     74,126
Total stockholders' equity..........    82,105       71,413       54,982       59,219     62,014     59,835    126,774
OTHER DATA:
Cash flows provided by (used in)
  operating activities..............  $ (4,804)    $ (9,947)    $ 15,016     $ 22,414   $ 18,524   $ 15,904   $ 28,348
Cash flows provided by (used in)
  investing activities..............   (67,866)     (35,521)      13,891      (17,864)    (8,224)    (5,539)   (46,108)
Cash flows provided by (used in)
  financing activities..............    47,949       39,292      (17,047)      (3,271)    (2,483)    (2,319)    60,503
OPERATING STATISTICS (UNAUDITED):
Fare revenue per passenger night....  $    202     $    208     $    216     $    228   $    224   $    222   $    227
Total revenue per passenger night...       297          288          287          302        314        313        322
Weighted average operating days
  Delta Queen.......................       339          263          347          337        341        256        250
  American Hawaii...................       303          272          366          337        365        273        273
Vessel capacity per day
  (passenger berths)
  Delta Queen.......................       588        1,024        1,024        1,026      1,026      1,026      1,026
  American Hawaii...................     1,544        1,594          817          844        867        867        867
Passenger nights....................   632,373      628,660      643,891      588,892    611,624    464,361    476,460
Physical occupancy percentage
  (passenger berths)................        95%          90%          98%          94%        92%        93%        97%

------------------------------

(1) We removed the S.S. Constitution from service on June 27, 1995 and recognized an associated impairment write-down of $38.4 million in 1996, or $1.89 per share net of tax on a diluted basis.

(2) In 1995, we incurred a $5.9 million, or $0.28 per share net of tax on a diluted basis, one-time charge that represented costs associated with the introduction of the American Queen in June of 1995.

(3) In 1994, we incurred a $5.7 million, or $0.20 per share-net of tax on a diluted basis, one-time charge due to problems related to the renovation of the S.S. Independence.

(4) In October 1996, we sold the Maison Dupuy hotel located in New Orleans, Louisiana for a gain of $11.7 million, or $0.57 per share net of tax on a diluted basis.

(5) Unaudited.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     American Classic Voyages Co. is a holding company which owns and controls The Delta Queen Steamboat Co., Great Hawaiian Cruise Line, Inc. and Project America, Inc. Through our various subsidiaries, we currently operate two cruise lines: Delta Queen, which owns and operates the American Queen, Mississippi Queen and Delta Queen steamboats; and American Hawaii, which owns and operates the S.S. Independence steamship. We have formed a third cruise line, United States Lines, to operate the ms Patriot and the new Hawaii cruise vessels.

     Our revenues are comprised of:

     (1)  cruise fares;

     (2)  onboard revenues, such as those from gift shops and shore excursions;
        and

     (3)  trip cancellation insurance and pre- and post-cruise hotel packages.

     Additional revenue is also derived from the sale of airplane tickets to and from points of embarkation or disembarkation. Our cost for air tickets typically approximates the revenue we generate from sales of airline tickets, so we recognize minimal profits from such sales.

     Our cost of operations is comprised of:

     (1) passenger expenses, such as employee payroll and benefits and the cost of food and beverages;

     (2) vessel operating costs including lay-up and drydocking costs for our vessels;

     (3)  insurance costs;

     (4)  commissions paid to travel agents; and

     (5)  air ticket and hotel costs.

     When we receive deposits from passengers for cruises, we establish a liability for unearned passenger revenue. We recognize these deposits as revenue on a pro-rata basis during the associated cruise. Our revenues and some of our expenses vary considerably when measured on a quarterly basis. This is due to the seasonality of our Delta Queen revenues, the timing of our Delta Queen and American Hawaii lay-ups and drydockings, and fluctuations in airfares. These variations are reflected in our fare revenues per passenger night, which are commonly referred to as fare per diems, and our occupancy rates.

     Delta Queen's operations are seasonal. Historically, we have had greater passenger interest and higher yields in the spring and fall months of the year. The vessels typically undergo their annual lay-ups in December or January. While American Hawaii has historically experienced greater passenger interest in the summer and fall months of the year, quarterly variations in its revenues are much smaller than those of Delta Queen. During the summer months, in particular, American Hawaii tends to have average occupancies in excess of 100% as the number of families sharing cabins with children increases significantly during this period.

     The following discusses our consolidated results of operations and financial condition for the three months and nine months ended September 30, 1999 and 1998. This section should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Form 10-K for the year ended December 31, 1998 and our Form 10-Q for the period ended September 30, 1999.

ACCOUNTING POLICIES

     Our significant accounting policies include the following:

     - We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     - Inventories consist of provisions, supplies, fuel and gift shop merchandise carried at the lower of cost (weighted-average) or market.

     - Prepaid air tickets consist of air tickets purchased by us and resold to passengers in advance of sailings.

     - We expense substantially all of our advertising costs as incurred except for brochure costs, which result in tangible assets. We record brochure costs as prepaid expenses and charge to expense as consumed.

     - Property and equipment primarily consist of vessels and leasehold improvements which we record at cost. We compute depreciation using the straight-line method based upon the estimated useful lives of the various classes of assets ranging from 3 to 40 years. We review long-lived assets, identifiable intangibles, goodwill and reserves for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.

     - Vessels under construction consists mainly of payments to shipyards as part of our various new shipbuilding programs. Additional capitalized costs include technical design, engineering, and architectural fees. Interest cost associated with vessels under construction are capitalized during the construction period.

     - We capitalize lay-up and drydock expenditures relating to vessel improvements or betterments. In addition, lay-up and drydock expenditures relating to cleaning, repairs and maintenance are accrued evenly over the period to the next scheduled lay-up and/or drydock and are based on the best available estimate of total costs. The accrual for these costs is included in other accrued liabilities.

     - We recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between carrying amounts and the tax bases of other assets and liabilities.

     - We compute basic earnings per share by dividing net income by the weighted-average number of common shares outstanding. We compute diluted earnings per share in a similar manner except that the denominator is increased to include dilutive potential common shares from stock options and stock units.

     - We account for employee stock-based compensation plans using the intrinsic value method and we disclose certain fair market value information with respect to stock option activity in the notes to the year-end financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information," which requires the reporting of certain information about operating segments and related disclosures about products and services, geographic areas, and major customers. We have reviewed Statement of Financial Standards No. 131 and have determined that we operate as a single business segment.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB

Statement No. 133" to defer the effective date of SFAS No. 133, until fiscal years beginning after June 15, 2000. While we currently have no derivative financial instruments and do not currently engage in hedging activities, we may engage in derivative and hedging activities in the future, and therefore would be affected by the pronouncement. The impact of SFAS No. 133 on our consolidated financial statements, however, would depend on a variety of factors including the level of future hedging activities, the types of hedging instruments used and the effectiveness of such instruments.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss from adverse changes in market prices and rates. Our principal market risk is due to changes in interest rates which affects us directly in our borrowing activities. At September 30, 1999, our long-term variable rate debt had a carrying value of $21.2 million.

     We will be issuing up to $1.1 billion in debt related to our shipbuilding program for the Hawaii cruise vessels. This debt will be subject to the prevailing market conditions at the time it is issued.

     We may manage our interest rate risk through interest rate hedging techniques. However, we currently do not use such techniques and, if used, may not be successful in reducing or eliminating our interest rate risk in the future.

     Other market risks to which we are exposed relate to food and fuel commodity prices, which we do not typically manage through the use of financial instruments. However, we do not expect changes in food and fuel commodity prices to materially affect our operating results.

RESCISSION OF ACCOUNTING METHOD

     On November 2, 1999 we announced that we had rescinded our prior adoption of the American Institute of Certified Public Accountants Accounting Standards Executive Committee's Statement of Position No. 93-7, "Reporting on Advertising Costs," or SOP 93-7, relating to the deferral of direct response advertising costs. The deferral method provided for in SOP 93-7 was adopted in 1999, and made effective as of January 1, 1999. Under SOP 93-7, we deferred recognition of direct response advertising costs related to direct response advertising efforts for future cruises. These deferred costs were recognized in the periods that the cruises promoted by the efforts were completed, and the related cruise revenue recognized. We rescinded our adoption of SOP 93-7 due to difficulties we encountered in implementing the new method. In rescinding SOP 93-7, we returned to our prior method of recognizing expenses for direct response advertising costs when those costs are incurred. As a result of the rescission of SOP 93-7, we restated our earnings for the first quarter of 1999 to reflect a loss of $6.3 million, or ($0.44) per share compared to our previously reported loss of $4.5 million, or ($0.32) per share. We have also restated our earnings for the second quarter of 1999 to $2.5 million, or $0.14 per share, compared to our previously reported earnings of $2.3 million, or $0.13 per share. For the six months ended June 30, 1999, we restated our earnings to reflect a loss of $3.8 million, or ($0.24) per share, compared to our previously reported loss of $2.2 million, or ($0.14) per share.

RESULTS OF OPERATIONS

     Operations data expressed as a percentage of total revenue for the periods indicated is as follows:

                                                                 THREE MONTHS      NINE MONTHS
                                                                    ENDED             ENDED
                                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                                --------------    --------------
                                                                1999     1998     1999     1998
                                                                -----    -----    -----    -----
Revenues....................................................     100%     100%     100%     100%
Costs and Expenses:
  Operating expenses........................................      62       64       64       66
  Selling, general and administrative.......................      24       20       28       24
  Depreciation..............................................       7        8        8        9
Operating income (loss).....................................       6        7       (1)       1
Net income (loss)...........................................       4        3       (1)      (1)

     Selected operating statistics for the periods indicated are as follows:

                                                      THREE MONTHS            NINE MONTHS
                                                  ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                                  --------------------    --------------------
                                                    1999        1998        1999        1998
                                                  --------    --------    --------    --------
Fare revenue per passenger night..............    $    231    $    222    $    227    $    222
Total revenue per passenger night.............    $    325    $    308    $    322    $    313
Weighted average operating days(1):
  Delta Queen.................................          92          92         250         256
  American Hawaii.............................          92          92         273         273
Vessel capacity per day (passenger berths)(2):
  Delta Queen.................................       1,026       1,026       1,026       1,026
  American Hawaii.............................         867         867         867         867
Passenger nights(3)...........................     176,805     165,539     476,460     464,361
Physical occupancy percentage (passenger
  berths)(4)..................................         102%         95%         97%         93%

------------------------------

(1) Weighted average operating days for each cruise line is determined by dividing capacity passenger nights for each cruise line by the cruise line's total vessel capacity per day. Capacity passenger nights is determined by multiplying, for the respective period, the actual operating days of each vessel by each vessel's capacity per day.

(2) Vessel capacity per day represents the number of passengers each cruise line can carry assuming double occupancy for cabins which accommodate two or more passengers. Some cabins on the S.S. Independence and the American Queen can accommodate three or four passengers.

(3) A passenger night represents one passenger spending one night on a vessel; for example, one passenger taking a three-night cruise would generate three passenger nights.

(4) Physical occupancy percentage is passenger nights divided by capacity passenger nights.

QUARTER ENDED SEPTEMBER 30, 1999 COMPARED TO QUARTER ENDED SEPTEMBER 30, 1998

     Consolidated third quarter 1999 revenues increased $6.6 million to $57.5 million from $50.9 million for the third quarter 1998. This represented a $4.2 million increase in fare revenues combined with a $2.4 million increase in other revenues. Delta Queen's fare revenues increased $3.1 million, reflecting a 7% increase in fare per diems and a 5% increase in occupancy. American Hawaii's fare revenues increased $1.1 million on an 8% increase in occupancy while fare per diems were consistent with the prior year. Of the $2.4 million increase in other revenues, $1.9 million was attributable to increases in passenger air and hotel revenue corresponding to the occupancy increase at both cruise lines. American Hawaii's onboard revenue also increased by $0.6 million reflecting an 11% improvement in onboard revenue per passenger night combined with the 8% occupancy increase.

     Consolidated cost of operations increased $3.0 million to $35.8 million for the third quarter of 1999 from $32.8 million in the comparable period of 1998. Delta Queen's operating costs increased $1.4 million due to an increase in passenger, commission, and air and hotel expenses. American Hawaii's operating costs increased $1.6 million mainly corresponding to the increases in onboard, air and hotel revenue noted above. Consolidated gross profit increased $3.5 million for the third quarter of 1999 as compared to 1998.

     Consolidated selling, general and administrative expenses, before capacity expansion expenses, increased $2.6 million to $12.1 million for the third quarter of 1999 from $9.5 million for the same period in 1998. The increase was a result of higher selling and marketing expenses, which increased by $3.0 million from the prior year. In the third quarter of 1999, both American Hawaii and Delta Queen began to promote year 2000 sailings, whereas in the third quarter of 1998, minimal amounts were incurred for 1999 sailings. Capacity expansion expenses increased $1.0 million to $1.7 million from $0.7 million in 1998. Beginning in the third quarter of 1999, marketing and public relations expenses for the Columbia Queen were incurred, which amounted to $0.8 million. Additionally, $0.3 million of compensation expense was recognized in the third quarter of 1999 for restricted stock vesting. Depreciation expense for the third quarter of 1999 was consistent with 1998.

     The consolidated operating income for the third quarter of 1999 was $3.7 million as compared to $3.8 million for the comparable period of 1998.

     Interest expense decreased by $0.3 million due to the capitalization of interest expense and a lower outstanding debt balance in the third quarter of 1999. Interest income increased by $0.8 million in the third quarter of 1999 as a result of proceeds received by us upon the sale of additional common stock in the second quarter of 1999. Our consolidated effective tax rate was 40% for both periods in 1999 and 1998.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     Consolidated revenues for the first nine months of 1999 increased $8.1 million to $153.2 million from $145.1 million for the first nine months of 1998 representing a $5.1 million increase in fare revenues combined with a $3.0 million increase in other revenues. Delta Queen's fare revenues increased $2.6 million, reflecting a 6% increase in fare per diems and a 1% increase in occupancy, offset by a 2% decrease in capacity due to six fewer average operating days. American Hawaii's fare revenues increased $2.5 million on a 7% increase in occupancy while fare per diems decreased by 1%. Of the $3.0 million increase in other revenues, $1.8 million is attributable to an increase in passenger air and hotel revenue at both cruise lines. American Hawaii's onboard revenue also increased by $1.4 million reflecting a 9% improvement in onboard revenues per passenger night combined with a 7% occupancy increase while Delta Queen's onboard revenue decreased by $0.2 million reflecting the decrease in capacity.

     Consolidated cost of operations for the first nine months of 1999 increased $3.1 million over the comparable period of 1998. Delta Queen's operating costs increased by $0.7 million primarily corresponding to the increase in air revenue. American Hawaii's operating costs increased $2.4 million corresponding to the increases in onboard, air and hotel revenue noted above. Consolidated gross profit increased $5.0 million for the first nine months of 1999.

     Consolidated selling, general and administrative expenses, before capacity expansion expenses, increased by $6.7 million to $40.5 million for the first nine months of 1999 from $33.8 million for the same period in 1998. The increase was a result of higher selling and marketing expenses, which increased by $6.4 million from the prior year. Increased selling and marketing expenses were incurred earlier in 1999 to promote cruises occurring in 1999. Higher selling and marketing expenses in the third quarter of 1999 were incurred to promote year 2000 sailings. Capacity expansion expenses increased by $1.1 million to $2.8 million from $1.7 million in the first nine months of 1998. Beginning in the third quarter of 1999, marketing and public relations expenses for the Columbia Queen were incurred, which amounted to $0.8 million. The remainder of the increase is attributable to salary and benefits associated with new personnel hired during 1999 to run our capacity expansion program. Depreciation expense for the first nine months of 1999 was consistent with 1998.

     The consolidated operating loss for the first nine months of 1999 was $0.8 million as compared to operating income of $1.7 million for the first nine months of 1998.

     Interest expense decreased by $0.6 million due to the capitalization of interest expense and a lower outstanding debt balance in the first nine months of 1999. Interest income increased $1.5 million in the first nine months of 1999 as a result of proceeds received by us upon the sale of additional common stock in late April and early May. In February 1998, we received $0.3 million of final proceeds from the buyer of the Maison Dupuy hotel which we sold in October 1996. Our consolidated effective tax rate was 40% for both periods in 1999 and 1998.

LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL CONDITION

  OPERATING ACTIVITIES

     For the nine months ended September 30, 1999, cash provided by operations was $28.3 million compared to $15.9 million for the same period in 1998. The improvement reflected a greater seasonal increase in unearned passenger revenues, which increased $22.0 million in 1999, as compared to an increase of $10.1 million in 1998. The increase in unearned passenger revenues was greater in 1999 than in

1998 primarily due to an improvement in American Hawaii's and Delta Queen's advance bookings and deposits received in 1999 for millennium charter cruises at Delta Queen.

  INVESTING ACTIVITIES

     Upon entering into an agreement with Holland America Line to purchase the ms Nieuw Amsterdam, we made a $1.0 million deposit into escrow which was subsequently returned to us. Our capital expenditures of $45.1 million included $40.5 million for vessels under construction which is comprised mainly of payments to shipyards. Other capital costs for the new shipbuilding programs include technical design, engineering and architectural fees. For the Hawaii cruise ships under construction, we have spent $28.0 million during 1999, while $12.5 million has been spent in 1999 on the Columbia Queen and Delta Queen coastal vessels projects. Other capital expenditures of $4.6 million were mainly related to our existing vessels such as lay-ups for our Delta Queen vessels, which were completed earlier in 1999.

  FINANCING ACTIVITIES

     For the nine months ended September 30, 1999, we made scheduled principal payments of $3.3 million under the American Queen and S.S. Independence ship financing notes and borrowed and repaid $2.0 million under our credit facility. In the second quarter of 1999, we completed a public offering of an additional 4,025,000 shares of common stock. The net proceeds we received, after offering expenses, were approximately $63.5 million and are being used for construction of the initial Hawaii vessel. Additional proceeds from the issuance of common stock were received from employee stock option exercises. We also paid $2.2 million for financing efforts related to our new credit facility and Maritime Administration financing, as discussed below.

  CAPITAL EXPENDITURES AND DEBT

     For the Hawaii cruise market, we are constructing two new cruise ships over the next five years and plan to introduce an existing foreign-built cruise ship, the ms Patriot, which we have a contract to acquire, in the Hawaii market prior to delivery of the new vessels. On March 9, 1999, we signed a definitive agreement with Ingalls Shipbuilding to construct two passenger ships, each containing approximately 1,900 passengers berths, with options to build up to four additional vessels. The estimated construction cost of the two initial ships, inclusive of shipyard contract price, shipyard incentives, furniture, fixtures, and owner-furnished equipment, will be approximately $470 million each. The agreement provides that the first ship will be delivered in January 2003 and the second ship in January 2004. Over the next twelve months, we expect to spend approximately $200 million on building the two new Hawaii cruise vessels, which includes anticipated payments to Ingalls Shipbuilding.

     We will finance a significant portion of the construction cost of the Hawaii cruise ships through the Maritime Administration, which provides guarantees of private financing for new vessel construction projects conducted in U.S. shipyards. In April 1999, we received commitments from the Maritime Administration for financing guarantees for debt up to 87.5% of the cost of the vessels. The guaranteed debt will be accessed during the construction period, with net interest payments during that period capitalized as part of the cost of construction. In the current market, this type of debt generally bears interest at a rate of 100 to 150 basis points over the comparable U.S. government obligations and can have a term of up to 25 years from the date of delivery of the vessel. The loans generally amortize on a straight line basis over the term of the loan commencing after the delivery date. Fees associated with obtaining the financing guarantees included a one-time investigation fee of approximately $1.4 million, which we paid to the Maritime Administration in April 1999. In addition, the Maritime Administration imposes an annual guarantee fee of not less than 1/4 of 1% and not more than 1% of the indebtedness, reduced by any required escrow, based upon the obligor's ratio of long-term debt to stockholders' equity. The present value of the sum of the annual guarantee fees is payable at the closing of the Maritime Administration guaranteed financing and will be capitalized as part of the vessel cost.

     On October 15, 1999, we finalized an agreement with Holland America Line to purchase the ms Nieuw Amsterdam for $114.5 million. The purchase agreement required us to make an earnest money deposit of $18 million by October 18, 1999 and an additional $12 million by January 17, 2000. We have arranged for an unsecured letter of credit facility with The Chase Manhattan Bank for up to $30 million and have satisfied the deposit requirements by posting letters of credit for $18 million and $12 million. Outstanding letters of credit under this facility bear interest at a rate of 2.125% per annum. We are also required to pay a commitment fee of 0.375% per annum on the unused portion of the facility. Persons and entities affiliated with Equity Group, our largest stockholder, guaranteed the letter of credit facility to The Chase Manhattan Bank thereby allowing us to obtain the facility. We paid Equity Group a commitment fee of $0.5 million and agreed to pay Equity Group additional compensation contingent upon appreciation in our common stock. As of December 31, 1999, the value of this additional contingent compensation, if paid, at such time, would have been $3.0 million. We plan to record this amount as an expense in the fourth quarter of 1999. Equity Group's rights to receive this additional compensation will vest, on a monthly basis, during the period that the guarantee remains outstanding and will increase to the extent that amounts are paid by Equity Group pursuant to the guarantee. Equity Group may exercise its rights to receive such payment in the fourth and fifth years, subject to our right to pay such additional fee at any time within the next three years at escalating amounts and tied to the rights vested by Equity Group. Under the purchase agreement, at the closing scheduled for October 2000, we are required to fund the $30 million deposit. If Equity Group funds the $30 million deposit, we will pay Equity Group interest at 15% per annum and the obligation will mature 24 months after funding. In addition, Holland America Line has agreed to provide financing for the remaining portion of the purchase price totaling $84.5 million for 75 months at the prevailing prime rate. The Holland America Line financing will be secured by a first preferred ship mortgage. Prior to introducing the ms Patriot into service in December 2000, we expect to spend approximately $12 to $16 million on improvements to the ship. This will be funded from one or more of cash on hand, funds from operations, new borrowings from lenders, and funds from this offering.

     We entered into a construction contract, as of May 1999, with Atlantic Marine, Inc. of Jacksonville, Florida to construct the first two coastal cruise vessels for our Delta Queen line. Under the construction contract, the price of the vessels will be $30 million each. We expect each coastal cruise vessel to have a total project cost, including furnishing, fixtures and equipment, of approximately $35 million. The coastal cruise vessels will be approximately 300 feet long and provide accommodations for up to 226 passengers. The contract provides that the delivery date will be March 2001 for the first vessel and June 2001 for the second vessel. Atlantic Marine will provide a limited warranty for the work, parts, and components of each vessel fabricated by the yard for one year after delivery.

     Over the next twelve months, we expect to spend approximately $35 million to $40 million on building the new coastal cruise vessels, which also includes anticipated payments to Atlantic Marine. We have applied to the Maritime Administration for financing guarantees for the two coastal cruise vessels now under construction.

     In May 1999, we acquired a substantially complete riverboat originally built for the casino trade that we are converting and will operate as the fourth Delta Queen riverboat. We expect that vessel, which will be known as the Columbia Queen, will enter service in May 2000 operating weekly cruise vacations out of Portland on the Columbia River system. We originally entered into an agreement with Nichols Bros. Boat Builders, Inc. to renovate the Columbia Queen. However, we recently terminated that agreement and entered into an agreement with Cascade General, Inc. to convert the 218 foot boat into an overnight passenger vessel with 161 passenger berths. We paid $3.2 million to acquire the vessel and estimate that the total renovation, relocation, start-up and marketing costs, inclusive of the $14 million contract with Cascade General, to be $22 million to $25 million.

     In February 1999, The Delta Queen Steamboat Co. entered into a credit agreement with a group of lenders, with The Chase Manhattan Bank as agent. This credit agreement provides for a revolving credit facility of up to $70 million to fund the expansion of our Delta Queen line. This $70 million facility replaced our prior credit facility with Chase Manhattan. Borrowings under the new credit facility bear interest at either (1) the greater of Chase Manhattan's prime rate or alternative base rates plus a margin ranging from 0.50% to 1.50%, or (2) the London Interbank Offered Rate plus a margin ranging from 1.50% to 2.50%. We are also charged a fee of 0.50% per annum on any unused commitment. The new credit facility is secured by all of the assets of The Delta Queen Steamboat Co., except for the American Queen. The new credit facility limits the dividends The Delta Queen Steamboat Co. may pay to between $5 million and $15 million per year when aggregated with investments and other payments.

     In the first quarter of 2000, the three existing Delta Queen vessels will complete their lay-ups which are expected to cost approximately $6.7 million, including capital expenditures, repairs and maintenance . These amounts were funded from working capital and the Delta Queen credit facility. In the fourth quarter of 1999, we plan to record expenses of $1.7 million related to the repairs and maintenance portion of this cost. For its most recent drydocking, the S.S. Independence was out of service for 18 days beginning January 5, 2000. This drydocking is expected to cost approximately $5.6 million, including capital expenditures, repairs and maintenance and will be funded from cash on hand. In the fourth quarter of 1999, we plan to record expenses of $0.9 million related to the repairs and maintenance portion of this cost.

     As of September 30, 1999, we complied with all covenants under our various debt agreements.

     We believe we will have adequate access to capital resources, both internally and externally, to meet our current short-term and long-term capital commitments. Such resources may include cash on hand, new borrowings from lenders, and the ability to secure additional financing through the capital markets. We continually evaluate opportunities to increase capacity at both Delta Queen and in Hawaii and to strategically grow our business. Although we believe that we will be able to obtain sufficient equity and debt financing from the capital markets to satisfy our financial obligations relating to construction of the new vessels, and to acquire, renovate and introduce the ms Patriot into service, we cannot assure you that we will be able to obtain additional financing at commercially acceptable levels to finance these projects and, if we so choose, to pursue strategic business opportunities. If we fail to obtain such financing, we may have to postpone or abandon some of our construction plans.

     In June 1997, our board of directors approved a stock repurchase plan. The plan authorizes us to repurchase up to one million shares of our stock. These shares may be purchased from time to time in the public market or through privately negotiated transactions. As of December 31, 1998, we had repurchased 51,000 shares at an average purchase price of $14.84 per share under the plan. We have not purchased any additional shares since then and currently have no intention to repurchase any additional shares of common stock.

IMPACT OF YEAR 2000

     Many computer programs were written using two digits rather than four to define the applicable year. As a result, on January 1, 2000, any of our computer programs that had time sensitive software might have recognized a date using "00" as the year 1900 rather than the year 2000.

     We previously established internally staffed project teams to address Year 2000 issues. Each team formulated a plan that focused on Year 2000 compliance efforts for information technology systems and non-information technology systems. This plan addressed (1) information technology systems software and hardware such as reservations, accounting and associated systems, personal computers and software and (2) non-information technology systems such as embedded chip systems in building facilities, shipboard navigation, control, power generation systems, and communication systems.

     Our total costs for system improvements and the Year 2000 project were approximately $1 million. These efforts were funded from working capital. Of the total project cost, approximately $0.6 million was attributable to the implementation of a new accounting system. This amount included new software, new hardware, consulting fees and maintenance, of which $0.5 million was capitalized or classified as prepaid maintenance. Another $0.1 million of capital outlays was attributable to the upgrading of the S.S. Independence's onboard financial system. The remaining $0.3 million was expensed as incurred and did not have a material impact on the results of operations. The Year 2000 project represented less than 10% of our information systems budget.

  CONTINGENCY PLANS

     We have adopted contingency plans to identify and determine how to handle our most probable worst case scenarios.

     To date, we have not experienced any material disruptions due to Year 2000 problems.

FACTORS CONCERNING FORWARD-LOOKING STATEMENTS

     Certain statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward-looking statements" which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions. Such factors include, among others, the following: construction and renovation delays and deviations from specifications for the Hawaii and coastal vessels may adversely affect expansion plans and future financial performance; results of an informal inquiry by the SEC which could have an adverse effect on our financial performance; failure to obtain significant amounts of capital to build, purchase and renovate vessels, which may adversely affect our expansion plans and future operating results; increased leverage may adversely affect our financial performance and cash flow; inability to maintain adequate managerial resources may adversely affect our business; inability to manage our financial resources during our expansion may adversely affect our financial performance; if demand for our new cruise products fails to develop as expected or competition increases, our business may be adversely affected; increased capacity in Hawaii may reduce occupancy at the S.S. Independence, adversely affecting revenues; loss of exclusive rights of the Pilot Project Statute may adversely affect our revenue growth in Hawaii; modification of existing governmental regulations may adversely affect our business; increased competition in the Hawaii cruise market and from other vacation alternatives may adversely impact our financial performance; sensitivity of the vacation and leisure industry to general economic and business conditions; failure to complete drydocking on schedule or within budget may adversely affect our revenues; weather factors can adversely affect our operations and our financial performance; anti-takeover and transferability limitations of U.S. ownership requirements could adversely affect the price of our stock; the loss of vessels from service would adversely impact our business; our controlling stockholder may take actions that adversely affect our business; sales of our controlling stockholder's shares could have an adverse effect on our ability to raise capital; and our controlling stockholder may have conflicts of interest with competing interests. See "Forward-Looking Statements" of this prospectus supplement and "Special Note Regarding Forward-Looking Statements" on page 25 of the accompanying prospectus for more information regarding forward-looking statements.

                            AMERICAN CLASSIC VOYAGES

GENERAL

     American Classic Voyages Co. is the leading provider of overnight passenger cruises among the Hawaiian Islands and on the Mississippi River system. We currently operate two cruise lines under the names American Hawaii and Delta Queen. American Hawaii, acquired in August 1993, operates the S.S. Independence, a U.S.-flagged ocean liner with 867 total passenger berths. American Hawaii provides inter-island cruises on a year-round basis among the Hawaiian Islands. Delta Queen currently operates the Delta Queen, American Queen and Mississippi Queen, U.S.-flagged paddlewheel steamboats having 1,026 total passenger berths. Delta Queen provides cruise vacations on the Mississippi, Ohio, Cumberland, Tennessee, Arkansas, Illinois and Atchafalaya Rivers. We do not offer gaming on our vessels.

     American Classic Voyages is a Delaware corporation incorporated in 1985 as a holding company that owns and controls The Delta Queen Steamboat Co., which operates Delta Queen through various subsidiaries, and Great Hawaiian Cruise Line, Inc., which operates American Hawaii through various subsidiaries. American Classic Voyages Co. also owns and controls Project America, Inc., which operates United States Lines(R) through various subsidiaries.

STATUTORY COMPETITIVE ADVANTAGES

  PASSENGER VESSEL ACT OF 1886

     Under the Passenger Vessel Act and related U.S. laws, only U.S. ships that are:

     -  U.S. built,

     -  owned by U.S. citizens,

     -  operated by U.S. crews and officers, and

     -  U.S.-flagged by the U.S. Coast Guard

are permitted to operate exclusively among U.S. ports, including the islands of Hawaii. We are the only U.S.-flagged, large scale, overnight cruise line operator providing inter-island vacations among the Hawaiian Islands. Most cruise line operators, such as Carnival Cruise Lines, Royal Caribbean International, Princess Cruises and Disney Cruise Line, do not sail U.S.-flagged vessels. Therefore, they must include a foreign port in each of their itineraries. Typically, operators of non-U.S.-flagged ships send some of their ships to Hawaii in late spring or early fall, generally using Vancouver, British Columbia or Ensenada, Mexico as their foreign ports of call, as they reposition their cruise ships to or from the Alaska market.

     Accordingly, we believe our U.S.-flagged designation provides us with significant itinerary advantages. Our cruises can visit and explore the beauty and attractions of the various Hawaiian Islands without having to include a foreign port in our itineraries, which would involve at least four sailing days across the Pacific Ocean. On inland U.S. waterways, where Delta Queen operates, the Passenger Vessel Act requirements effectively prohibit foreign-flagged vessels from offering competing itineraries.

  U.S. FLAG CRUISE SHIP PILOT PROJECT STATUTE

     The Pilot Project Statute was enacted in 1997 to develop the U.S.-flagged cruise ship industry and stimulate commercial construction of cruise ships in the U.S. In connection with our execution of a definitive agreement with Ingalls Shipbuilding to construct at least two new vessels in a U.S. shipyard, we believe that we will have

     (1) the exclusive right to operate large U.S.-flagged cruise ships in the domestic trade among the Hawaiian Islands for the life expectancy of the vessels, and

     (2) the right to operate the ms Patriot as a U.S.-flagged ship in the Hawaiian Islands for a period of two years following delivery of the final new vessel under the contract.

     We will enjoy the benefits of the Pilot Project Statute, however, only if we comply with its terms. The Pilot Project Statute requires, among other things, as a condition to obtaining these rights, that the agreement to construct the new cruise ships provide that:

     -  the vessels are built with more than 867 berths each; and

     - delivery of the first vessel be prior to January 1, 2005 and the second vessel prior to January 1, 2008.

     The statute does not restrict the activities of small U.S.-flagged cruise ships with fewer than 275 passengers and less than 10,000 gross tons.

THE VACATION CRUISE MARKET

     The cruise industry is among the fastest growing segments in the leisure/vacation industry, according to Cruise Line International Association statistics. We believe that the demand for cruises will continue to expand for the reasons discussed below.

  HISTORICALLY STRONG GROWTH RATES

     Cruise Line Association statistics indicate that the cruise industry has experienced passenger compound annual growth of approximately 9% annually since 1970.

[Graph Showing Growth in North American Cruise Passengers]

1970                                                                              0.5
----                                                                              ---
1980                                                                             1.40
1984                                                                             1.90
1988                                                                             3.20
1992                                                                             4.10
1996                                                                             4.70
1999                                                                             6.00

              * Estimated
                Source: Cruise Line Association

     Our revenues, however, have not grown historically at the same rate as the cruise industry. This has been due, in part, to the cruise industry growing by introducing new and increasingly larger cruise ships. Although we cannot assure you that our growth rate will increase to or above the growth level of the industry as a whole through the introduction of additional vessels into Hawaii, we believe that our introduction of new and renovated cruise ships into Hawaii will expand our business and increase our revenues.

  STRONG DEMOGRAPHICS

     The demographics of the U.S. population appear favorable to the cruise industry. There are 133 million potential cruise passengers in the United States target market. The U.S. target market is defined by the Cruise Line Association as adults 25 years of age or older with household incomes in excess of $20,000.

     According to the Cruise Line Association, the average age of cruise passengers currently is 50 years. Between the years 2000 and 2010, the U.S. population aged 45-54 and 55-64, the prime ages for cruising, is expected to grow from 37,030,000 to 43,564,000 and from 23,962,000 to 35,283,000, respectively, according to U.S. Census Bureau statistics. This growth amounts to increases of over 18% and 47%, respectively. As Americans continue to live longer, we believe the base of potential new and returning passengers for the cruise industry should continue to grow.

     In addition, consumers have increased their recreational spending. According to the Bureau of Economic Analysis, recreation expenditures grew at an average rate of 6.4% between 1975 and 1999, while personal consumption grew at an average rate of 3.4% and gross domestic product grew at an average rate of 3.3% during the same period.

  LARGE UNTAPPED MARKET POTENTIAL

     While the cruise market has grown significantly over the past three decades, we believe that its untapped potential is very large. This is supported by Cruise Line Association statistics indicating that almost 90% of the U.S. population has never cruised. In addition, according to a Cruise Line Association study, 56% of those surveyed in the target market of Americans over the age of 25 with annual incomes in excess of $20,000 report that they are interested in cruising. We cannot assure you, however, that we will be able to capture any of this untapped potential in the future.

  HIGH CUSTOMER SATISFACTION

     Cruise passengers report very high customer satisfaction with their vacation experiences. According to the Cruise Line Association, over 90% of cruisers indicate cruises are better than or as good as other vacations.

     These high levels of customer satisfaction are further supported by a high return rate. According to a Cruise Line Association study, passengers who have cruised over the past five years have taken an average of 2.4 cruises during this period.

  MODERN SHIPS AND NEW ITINERARIES

     We believe that historically the cruise industry has seen a close correlation between growth in capacity and growth in the number of passengers. In order to accommodate passenger preferences for the most modern ships available, the cruise industry has built new ships. In turn, these new ships have had the effect of attracting new passengers, as well as providing a wider variety of experiences for the passengers who have cruised before. Based upon figures contained in public filings, occupancy rates for the major cruise lines have remained strong. Many of these major cruise lines report occupancy rates near or above 100%. As occupancy rates are based on double occupancy, these rates can exceed 100% since many cabins accommodate more than two people. As the industry continues to increase passenger berth capacity, we believe that passenger growth will keep pace with the new development.

     Cruise lines have also been able to increase customer demand by offering new itineraries, which have been particularly effective at encouraging experienced cruisers to take new cruises. Certain itineraries, such as Europe and the Panama Canal, have experienced substantial growth in the last ten years. As the Caribbean and other itineraries mature, Hawaii is receiving increased attention as a market with strong growth potential.

THE HAWAII CRUISE MARKET

     Hawaii is one of the world's premier tourist destinations. With its excellent year-round weather and natural beauty, Hawaii received approximately
6.9 million visitors for the twelve months ended November 30, 1999, 4.5 million of whom were westbound travelers, as reported by Hawaii Visitors and Convention Bureau. The Hawaii Visitors Bureau reported that westbound Hawaii visitors have typically stayed in Hawaii for relatively long visits, averaging 10.3 days for the twelve months ended November 30, 1999.

     Despite the appeal of Hawaii, the Hawaii cruise market is currently underdeveloped. While 36% of all vacationers to Alaska are cruisers, only 2% of westbound travelers to Hawaii cruise while visiting the Hawaiian Islands, according to the Alaska Division of Tourism and the Hawaii Visitors Bureau.

     We believe that the low percentage of cruisers in Hawaii may be attributable in part to the following factors:

     - the itineraries that can be offered by most cruise lines are significantly limited by the Passenger Vessel Act, which requires non-U.S.-flagged ships to include a foreign port in their itineraries; and

     - the limited passenger capacity and age of the S.S. Independence, the only U.S.-flagged passenger vessel currently operating in Hawaii.

     Even with these limitations, however, the draw of Hawaii has resulted in an increase in cruisers visiting Hawaii as non-U.S.-flagged cruise ships have offered Hawaii as a new itinerary. Based on statistics compiled by the Hawaii Visitors Bureau, the number of passengers traveling on non-U.S. cruise ships has increased to an estimated 46,200 for the twelve months ended November 30, 1999 from 14,750 in 1994. For the twelve months ended November 30, 1999, we carried approximately 47,300 passengers. This represents 51% of approximately 93,500 total Hawaiian Island cruise passengers for the twelve months ended November 30, 1999 as preliminarily reported by the Hawaii Visitors Bureau.

     We believe that Hawaii resembles the Caribbean cruise market in its early stages. Like the Caribbean market, Hawaii has exotic and scenic destinations for cruises, with year-round warm weather and abundant water activities. The Caribbean cruise market grew from 7.2 million passenger nights in 1987 to 16.7 million passenger nights in 1999, according to Cruise Line Association statistics. More developed cruise markets with higher market penetration, such as the Caribbean, have already been visited by experienced cruisers. We believe Hawaii will be an attractive new destination for experienced cruisers seeking new itineraries.

EXPANSION PLANS

     We believe that there is significant untapped market potential in the cruise industry and plan to realize some of this potential by expanding both our Hawaii and Delta Queen cruise lines. In the Hawaii cruise market, we plan to leverage our U.S.-flagged designation and the unique competitive advantages offered to us under the Pilot Project Statute by introducing larger, more modern vessels into the Hawaii vacation market under the United States Lines banner. We intend to use this brand name to help us market our Hawaii business. To expand Delta Queen's position in the U.S. inland waterway cruise market, we plan to extend our cruise itineraries into the U.S. coastal cruise market with up to five new coastal cruisers and to introduce a fourth riverboat, the Columbia Queen, to operate on the Columbia River system in the Pacific Northwest.

  HAWAII EXPANSION PLANS

  Acquisition and Introduction of ms Patriot

     In order to expedite introduction of a larger, more modern ship into the Hawaii cruise market, we have agreed to acquire a foreign-built vessel and operate it as a U.S.-flagged vessel in the Hawaii market. Our operation of a foreign-built vessel in the Hawaiian Islands is permitted under the terms of the Pilot

Project Statute. We have entered into a contract to purchase the ms Nieuw Amsterdam from Holland America Line for $114.5 million. Under the terms of the purchase agreement, the vessel will be delivered in October, 2000. We intend to re-name the 1,214-passenger vessel the ms Patriot. We have scheduled the ms Patriot's inaugural voyage for December, 2000. The vessel has nine public decks and 607 passenger staterooms, 68% of which are outside cabins and include 20 suites. It features two outdoor swimming pools, a spa, a gymnasium, a two-deck main lounge and six additional lounges and bars, as well as a spacious dining room, an indoor/outdoor cafe, a boutique and seven passenger elevators. Upon delivery we plan to renovate portions of the vessel for an estimated cost of $12 million to $16 million by adding a destination learning center, family activities center, and upgrading the conference and meeting facilities and other passenger facilities on board.

     The ms Patriot will offer 7-night cruise vacations throughout the Hawaiian Islands, sailing from Oahu to Kauai, Maui, and the island of Hawaii. Guests on the ms Patriot will be able to select numerous shore excursions featuring some of the Hawaiian Islands' most beautiful attractions. The ms Patriot cruises will feature American and Hawaiian regional cuisine, a cultural enrichment program and nightly showplace entertainment.

  New Hawaii Vessels

     On March 9, 1999, we executed definitive agreements with Ingalls Shipbuilding to construct at least two new vessels for the Hawaii cruise market. The new Hawaii cruise ships are currently estimated to cost $440 million each, plus approximately $30 million for furnishings, fixtures and equipment. The contract provides that Ingalls Shipbuilding will deliver the first new ship in January 2003 and the second ship in January 2004. Litton Industries, Ingalls Shipbuilding's parent company, has provided a performance guarantee of the contract. Ingalls Shipbuilding will provide a limited warranty for the design, material and workmanship of each vessel for one year after delivery. In addition, the shipbuilding contract provides us an option to build up to four additional vessels. The estimated contract price of the first option vessel is $487 million and the contract price for subsequent option vessels will be negotiated between the parties.

     With the assistance of Ingalls Shipbuilding, we have developed a team of experienced cruise ship designers and builders to participate in the development and construction process, including:

     - Kvaerner-Masa Yards for construction strategy and sub-contractor supervision,

     -  Kvaerner-Masa Technology for engineering,

     -  Yran & Storbraaten for naval design and architecture, and

     -  Robert Tillberg Design for naval design and architecture.

     Ingalls Shipbuilding has agreed in the shipbuilding contract to maintain the participation of Kvaerner-Masa Yards and Kvaerner-Masa Technology during construction of the new vessels.

     Each of the new vessels is expected to measure approximately 840 feet in length, with 13 decks and approximately 950 cabins containing at least 1,900 passenger berths. The new vessels have been designed with features that maximize passenger fare revenue. For example, the ships will have 77% outside cabins with seaside views, and 69% of the cabins will have their own private balconies. Outside cabins are highly desirable to passengers and are usually priced at a premium. Rooms with balconies generally receive an additional premium to outside cabins. The percentage of outside cabins and balconies on the new vessels compares very favorably to those of other cruise ships that we believe are comparable in size. For example, according to Cruise Line Association statistics, other cruise ships compare as follows:

                                                                  PERCENTAGE OF
                                                              ----------------------
                                                              CABINS WITH    OUTSIDE
              SHIP NAME/(YEAR ENTERED SERVICE)                 BALCONIES     CABINS
              --------------------------------                -----------    -------
Our Proposed New Vessels....................................       69          77
Dawn Princess (1997)........................................        4          60
Enchantment of the Seas (1997)..............................       22          59
Carnival Paradise (1998)....................................        5          60
Vision of the Seas (1998)...................................       23          59

     Our new cruise ships will contain a host of modern amenities to ensure passenger comfort and enjoyment. As currently designed, the ships will have three roomy upper decks, each designed to maximize the sense of spaciousness on-board while offering magnificent 270 degree views of the islands and the sea. Panoramic lifts will ascend through the atrium of each ship, delivering passengers to the top level of the glass pavilion on the uppermost deck. During the day, passengers will be able to stroll on the sun deck, relax in any of the ship's whirlpool baths and swim in any of the pools. Consistent with vacationers' emphasis on fitness and personal care, passengers will be able to take advantage of extensive health spa and gymnasium facilities aboard the cruise ship, including aerobic studios. The spa will be a full-service facility offering massages, facials and aroma therapy. Passengers will also be able to choose from a variety of different theme bars and restaurants ranging from a Hawaiian cowboy lounge and pre-dinner patio bar to a two-deck main dining room, buffet-style restaurant and a specialty restaurant. The new vessels' design incorporates a 6,000 square foot retail area that will contain a variety of shops, including a gift shop, beauty salon, jewelry store and clothing stores.

     To take advantage of the excellent year-round weather in Hawaii, a 500 seat outdoor theater will be the main night attraction featuring such events as Polynesian and western line dancing shows to hula dance classes and presentations by the "kumu," the ship's Hawaiian cultural historian. Each of the new vessels will also have a 600 seat cabaret lounge and a 750 seat indoor theater which will have the capacity to stage high quality Broadway-style shows.

     To maximize demand, the new vessels have been designed to accommodate the differing needs and desires of a broad range of passengers. For example, we expect to attract a significant amount of meeting, conference and incentive travel business as a result of the Hawaii destination and the tax advantages to an employer sponsoring or individual attending a meeting on a U.S.-flagged ship. Internal Revenue Code Section 274(h) allows a deduction of up to $2,000 per person each calendar year for business-related meetings and conventions held aboard U.S.-flagged cruise vessels sailing among U.S. ports. As a result, the design of the new vessels allocates specific portions of the ship for conferences, meetings and other functions. The new ships are also designed to be "family friendly" and will have large spaces dedicated to both young children and teenagers.

     We plan to operate the ms Patriot and the new Hawaii vessels under the United States Lines banner. We acquired the rights to the United States Lines name in October, 1999. We believe that the United States Lines was a prominent passenger shipping line in America from the turn of the century through the early 1960's.

  DELTA QUEEN EXPANSION PLANS

     In order to capitalize upon its strong market position and brand name recognition, Delta Queen plans to expand its current business by introducing:

     - a fourth riverboat, the Columbia Queen, offering new itineraries on the Columbia River system in the Pacific Northwest; and

     - at least two new vessels capable of offering cruises along U.S. coastal waterways.

     By extending the Delta Queen line beyond our country's heartland to the underserved Pacific Northwest and coastal markets, Delta Queen plans to offer its unique cruising experience on itineraries highlighting historically or culturally interesting or beautiful destinations.

  New Riverboat

     We have acquired a substantially complete riverboat for $3.2 million and are currently converting this riverboat into an overnight passenger vessel with 161 passenger berths. When it is complete, we plan to operate it on the Columbia River system as the Columbia Queen, the fourth member of our Delta Queen fleet. We have engaged Cascade General, Inc. to perform the conversion work. We have scheduled the vessel to enter service in May 2000. The total cost to renovate, relocate, start-up and market the new vessel is estimated to be $22 to $25 million. The Columbia Queen will operate approximately 10 months out of the year from its homeport of Portland, Oregon, and will traverse the Columbia, Snake and Willamette Rivers in the Pacific Northwest. Itineraries focus on providing passengers with an adventurous and educational cruise experience. Its 8-night vacation package features an overnight stay in Portland, a visit to Mount St. Helens National Monument, a 7-night cruise and many adventurous excursions from the coastal town of Astoria, Ore., to the exciting Hells Canyon in Lewiston, Idaho.

     As of January 28, 2000, $10.8 million in advance reservations for the 2000 cruise year for the Columbia Queen has been sold. However, we cannot specifically determine the amount of revenues to be derived from advance reservations as there can be no assurance that any particular advance reservation will result in any revenue to us. In addition, if we encounter any delays in the delivery of the Columbia Queen, we may have to cancel cruises and return deposits, and the canceled advance reservations will not result in revenue to us.

  Coastal Cruise Vessels

     We believe that there are itineraries along the U.S. coastlines with significant cruise market potential. We plan to capture underserved coastal markets by building at least two new ships with approximately 226 passenger berths each. We have entered into a construction contract with Atlantic Marine, Inc. of Jacksonville, Florida to construct the first two coastal cruise vessels for our Delta Queen line. Under the construction contract, the first coastal cruise vessel is scheduled to be delivered in early March 2001 and the second vessel is scheduled for delivery in June 2001. Each coastal vessel will be approximately 300 feet long, have diesel-electric propulsion systems and "state-of-the art" safety technology. The total project cost for each new vessel is approximately $35 million.

     The new Delta Queen coastal cruise vessels will have an historic design inspired by the Fall River Line vessels which traveled between New York and New England from 1847 through 1937 and became symbolic of elegant transportation and gracious service. The new vessels will be decorated in classic New England federal and nautical decor reminiscent of turn-of-the-century coastal ships, featuring the "first-class" amenities for which Delta Queen steamboats have come to be known. Approximately 90% of the passenger berths on each of the vessels will be in outside cabins. The new vessels will each have the following features:

     - elegant dining rooms with fine artwork, architectural embellishments and windows,

     -  a grand salon for entertainment,

     -  two bars, and

     -  other services typically offered on Delta Queen steamboats.

     Possible new destinations identified by Delta Queen include the following:

     -  EASTERN SEABOARD
        Halifax, Nova Scotia
        New Brunswick, Maine
        Boston Harbor
        Martha's Vineyard
        Chesapeake Bay
        New York City
        Baltimore
        Annapolis, Maryland
        Washington, D.C.
        Charleston, South Carolina
        Savannah, Georgia
        Florida's beaches
     -  CALIFORNIA
        San Francisco
        Napa Valley's wine country

     -  PACIFIC NORTHWEST AND ALASKA
        Puget Sound
        Canada's Inside Passage
        The Alaskan coast

     Delta Queen coastal cruises also plan to offer shore excursions to highlight the unique and historically significant destinations in its new itineraries and may also offer special cruise packages revolving around specific themes, similar to those offered by Delta Queen's steamboat river cruises. Further, we believe that this expansion into coastal cruise itineraries will appeal to a younger and more physically active customer. Then, as those customers age, we will have the opportunity to transition these same customers to Delta Queen river cruises. By extending the Delta Queen line into coastal cruise itineraries, it will allow Delta Queen to increase gradually the number and range of itineraries it can offer and to attract a broader base of passengers.

     We believe that destinations and shore tours will be the key reasons for customer interest in coastal cruise itineraries. New destinations are particularly important for frequent cruisers, who are always seeking new cruise experiences. Cruise destinations which can easily be reached by car are less appealing to potential cruise customers than those which are more distant or difficult to reach by other means. Shore tours that capitalize on the unique characteristics of each destination also appear to appeal to potential coastal cruise customers. For example, Cruise Line Association statistics indicated that in 1998, over 70% of all cruise passengers purchased at least one shore excursion and approximately 90% went sightseeing on shore at some time during their cruise vacation. Prospective customers have expressed interest in spending longer periods of time in selected destinations. Unique or proprietary shore tour events may also afford Delta Queen an opportunity to distinguish its coastal cruises from those of its competitors. While not the primary reason for selecting a cruise, we believe that the character of the proposed vessels also appears to be an element consumers consider in selecting a cruise. The design of the ships may lend uniqueness to the cruise experience and offers a platform for historical theme cruises.

CURRENT OPERATIONS

  AMERICAN HAWAII -- CURRENT OPERATIONS

     American Hawaii's cruise ship, the S.S. Independence, operates inter-island cruise vacations among the Hawaiian Islands year round. Built in 1951, the S.S. Independence has 867 passenger berths. American Hawaii offers primarily seven day itineraries with ports of call throughout the Hawaiian Islands. The itinerary affords an opportunity to view Mount Kilauea, one of the world's few active volcanoes, and the soaring sea cliffs of the inaccessible Na Pali coast. Many cruise passengers also choose to extend their stay in Hawaii, purchasing hotel accommodations through American Hawaii. American Hawaii offers more than 50 optional shore excursion activities to passengers to showcase the spectacular Hawaiian scenery and local attractions.

     Cruise fares on American Hawaii for a seven-night cruise, as stated in the 2000 cruise brochure, range from luxurious suites at $3,435 per person to interior cabins with a single sofa bed and fold-away upper berth at $1,335 per person, based on double occupancy. Fare also includes three full service meals per day, along with mid-afternoon snacks and a late evening buffet, night entertainment on the vessel and port charges. American Hawaii also offers seasonal youth programs to attract passengers with children, as the S.S. Independence has a large number of cabins that can accommodate three and four passengers.

     American Hawaii offers additional services and products to its passengers, including bar services, beauty salon services, photography services, shore excursions and gift shop products. American Hawaii also distributes a line of specialty products through its onboard gift shops utilizing the "American Hawaii Cruises" logo. In order to facilitate and simplify passengers' travel planning process, American Hawaii offers air transportation arrangements to and from the Hawaiian Islands through agreements with several major commercial airlines as well as trip cancellation insurance.

     American Hawaii is marketed as "the best and most convenient" way to experience the Hawaiian Islands. We accomplish this by focusing on onboard dining, entertainment, and offering an extensive package of shore excursions at all stops along the itinerary, as well as by providing a wide variety of activities, demonstrations and lectures designed to enhance passengers' overall experience of the unique Hawaiian culture. Additionally, the Hawaii vacation package is promoted as a convenient and rewarding alternative to land-based multi-island vacations.

     American Hawaii's marketing efforts target consumers who are interested in Hawaii, cruise enthusiasts and other consumers who fit desirable demographic or geographic profiles. American Hawaii sends out more than six million pieces of direct mail annually to reach these potential customers in an effort to develop cruise sales. These direct mailings are made throughout the year to drive business during specific time frames. American Hawaii also sends out the Holokai Hui News newsletter, aimed at generating repeat passengers, and sends cooperative direct mail to travel agents to promote cruise sales. The travel agency community also receives periodic fax broadcasts and a quarterly newsletter, the Kuaihelani. American Hawaii also places advertisements in specialized publications such as Islands, Hawaii, Modern Maturity, Car and Travel and Endless Vacation magazines and has been the subject of numerous feature articles in national travel and leisure magazines and newspaper travel sections.

  DELTA QUEEN -- CURRENT OPERATIONS

     Delta Queen's three paddlewheel steamboats offer cruise itineraries for trips along the Mississippi, Ohio, Cumberland, Tennessee, Arkansas, Illinois and Atchafalaya Rivers, as well as the Intracoastal Waterway. Ports of embarkation and disembarkation are typically locations of historical or cultural significance.

     According to the Cruise Industry News Market Report, in 1999 Delta Queen enjoyed a 59% market share of the available berths within the domestic waterways and rivers segments of the overnight cruise market. Delta Queen is marketed to mature adult travelers as a unique vacation experience aboard classic steamboats in which the people, sights, romance and history of heartland America are explored. We believe individuals are attracted to our paddlewheel steamboat cruises because of the quality of our service, dining, accommodations and entertainment as well as the unique characteristics of the steamboat experience, including the connection to American history.

     Delta Queen promotes special cruise packages revolving around seasonal, geographic or historical themes which allow passengers to participate in activities, meet special guest lecturers, and enjoy entertainment relevant to the theme.

     The Steamboatin(TM) cruise fare for an average five-night cruise, as stated in the 2000/2001 cruise brochure, ranges from luxurious suites at $3,345 per person to interior cabins with lower and upper passenger berths at $1,445 per person, based on double occupancy. The fare also includes three full service meals per day, along with mid-afternoon snacks and a late evening buffet, day and night entertainment on the vessels and port charges.

     To attract additional customers, Delta Queen has developed products which combine its steamboat cruises with escorted tours and overnight stays at historic port cities. As a convenience to its passengers,

Delta Queen will also arrange hotel accommodations and air and land transportation to and from the cruise embarkation and disembarkation points.

     Delta Queen annually welcomes back a large number of prior passengers through its relationship marketing program. New passengers are acquired through targeted direct mail, direct response advertising and other promotional activity. Media coverage generated by public relations activity is another method of acquiring new customers and building brand awareness. In 1999, Steamboatin(TM) vacations were featured or mentioned in more than 2,600 articles in publications with national and local circulations. In addition, each year a significant number of new customers are referred by prior customers. Nearly all Steamboatin(TM) vacations are booked via travel agents, who receive frequent communications from Delta Queen and who are supported with collateral and mailing materials.

  VESSELS

     We currently operate four ships with a total of 1,893 passenger berths. The following table represents a list of our ships, the year they entered into service, their estimated passenger capacity based upon double occupancy per cabin, and their areas of operation:

                                CURRENT VESSELS

                                                       YEAR VESSEL
                                                         ENTERED                  PASSENGER
                   VESSEL                              INTO SERVICE                CAPACITY
                   ------                              ------------               ---------
S.S. Independence...........................         1951      (1)               867
American Queen..............................         1995                        436
Mississippi Queen...........................         1976                        416
Delta Queen.................................         1926                        174

------------------------------

(1) Substantially renovated in 1994

     The following table represents a list of the new vessels we currently plan to build or obtain, together with their estimated delivery dates, and based upon double occupancy per cabin, their estimated passenger capacity:

                                PLANNED VESSELS

                                                                ESTIMATED                 ESTIMATED
                                                        DATE ENTERING INTO SERVICE    PASSENGER CAPACITY
                                                        --------------------------    ------------------
United States Lines Vessels:
  ms Patriot........................................    December 2000                       1,214
  Newbuild #1.......................................    January 2003                        1,900
  Newbuild #2.......................................    January 2004                        1,900
Delta Queen Vessels:
  Columbia Queen....................................    May 2000                              161
  Coastal Cruiser #1................................    March 2001                            226
  Coastal Cruiser #2................................    June 2001                             226

  SALES AND MARKETING

     We maintain one field sales team and a common reservation location for Delta Queen, American Hawaii and United States Lines. We sell our cruise products primarily through two major channels, of which the most significant channel is travel agents operating throughout the U.S. We have programs which educate travel agents about the unique nature of our travel experiences, the vessels' itineraries, special programs, theme cruises and pricing policies. To assist in obtaining reservations from travel agents, we engage in both consumer and trade-oriented advertising, including direct mailings of our cruise lines' literature to travel agencies. We also maintain contact with travel agents through each cruise line's field sales personnel who conduct educational seminars and attend trade shows. Our second major sales channel is group travel organizers, consisting of clubs, travel agencies and tour operators who arrange for the sale of cruise vacations at discounted fares. We provide a variety of incentives to these organizers, including fare discounts and promotional materials. During 1999, no single customer accounted for more than 10% of our consolidated revenues.

  PRICING AND ADVANCE RESERVATIONS

     We issue separate full color sales brochures for each of Delta Queen, American Hawaii and United States Lines, which contain descriptive information, itineraries and fare schedules, prior to the beginning of each upcoming calendar year. We price our cruise fares, based on cabin category, using a single pricing schedule for each cruise line throughout the calendar year except for the Columbia Queen, which is priced seasonally. As an inducement for passengers to book early, we generally offer an early booking discount which typically consists of the current year's fares to passengers who book more than six to eight months in advance for the upcoming year. In addition, we offer to group travel organizers and others limited discounts from our published fare schedules.

     We actively market our cruises up to one year prior to the cruise year and the level of advance reservations at any given date provides us with an indication of our future fare revenue. A significant portion of such reservations is booked more than six months in advance of the cruise date. Generally, customers of each cruise line must pay a $300 refundable deposit within one week of booking a cruise with the balance of the cruise fare to be remitted 60 days in advance of the departure date. Depending upon the proximity of a cancellation to the cruise date, customers may lose some or all of their deposits or cruise fares. For a nominal fee, we also offer trip cancellation insurance through a third-party insurer which allows the customers to reduce their exposure to cancellation charges. As of January 28, 2000, advance reservations for the 2000 cruise year for Delta Queen, American Hawaii and United States Lines combined were $110.5 million. However, we cannot specifically determine the amount of revenues to be derived from advance reservations as there can be no assurance that any particular advance reservation will result in any revenue to us.

  GOVERNMENT REGULATION

     Federal maritime law prohibits non-U.S.-flagged vessels from receiving and discharging passengers at any two U.S. ports without stopping at an intervening non-U.S. port. Periodically there has been debate about the potential amendment or repeal of this law and the broader cabotage laws encompassed under the Passenger Vessel Act and related U.S. laws. In August 1995, we joined the Maritime Cabotage Task Force, a broad national coalition of 415 companies, associations and unions representing all modes of domestic transportation. The task force is responsible for monitoring potential adverse changes in legislation that could affect the U.S. maritime industry and publicizing the economic and national security issues relevant to maintaining a strong U.S.-flagged vessel industry. Through the coalition's efforts, numerous legislators and key Congressional staff members have been made aware of the substantive issues and positions surrounding any changes to this legislation. In 1997, 1998 and 1999, bills were introduced to the Senate to modify the Passenger Vessel Act, including allowing foreign-flagged ships into a limited number of itineraries where there was no existing U.S.-flagged ship in service. None of these bills were approved by the relevant subcommittees or committees of the Senate or the House of Representatives.

     One of the criteria for operating U.S.-flagged vessels in U.S. domestic trade is that holders of at least 75% of our shares must be U.S. citizens. In order to preserve the status of our U.S.-flagged vessels, our certificate of incorporation contains a provision restricting the transfer of shares of our common stock to non-U.S. citizens. In addition, we have created separate forms of stock certificates with legends to indicate whether the stockholder is a U.S. or non-U.S. citizen.

     We are subject to various federal and state regulations which affect the operations of our vessels. Our U.S.-flagged vessels are subject to regulations promulgated by the U.S. Department of Transportation and enforced by the U.S. Coast Guard. The Coast Guard conducts both scheduled and unannounced inspections to determine compliance with these regulations and has the authority to delay or suspend cruises. The Delta Queen vessels must be drydocked for an inspection of the hulls' exteriors every five years. Previously, American Hawaii was required to drydock the S.S. Independence approximately every 18 months for a similar procedure. The Coast Guard is empowered to increase the interval between inspections and accordingly, we have requested and received permission from the Coast Guard to lengthen the interval of the drydocking of the S.S. Independence to 30 months, subject to annual hull surveys. The S.S. Independence was out of service for an 18-day period beginning January 5, 2000.

     Like other entities that operate vessels on U.S. waterways, we are also subject to federal, state and local health and safety laws, regulations and ordinances, including environmental laws. Periodically, we incur expenditures to keep our vessels in compliance with applicable laws, regulations and ordinances. We do not anticipate making any material expenditures in 2000 with respect to environmental matters. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to our operations.

     Federal law requires that vessels for 50 or more overnight passengers be constructed of fire retardant materials. Since 1968 Congress has granted the Delta Queen eight consecutive Congressional exemptions from this requirement because of fire prevention and safety enhancements made to the vessel and the Delta Queen's historic status. The statute exempting the Delta Queen requires us to notify potential passengers that the Delta Queen does not comply with applicable fire standards and prohibits us from disclaiming liability for loss due to fire caused by our negligence. The current exemption has been extended to November 1, 2008. Our ability to operate the Delta Queen is dependent upon retaining our current Congressional exemption and obtaining additional exemptions subsequent to 2008. Ocean-going passenger vessels were required to make enhancements to life safety systems by October 1, 1997 in order to comply with federal law. The S.S. Independence was brought into compliance during its spring 1997 drydock.

     The Federal Maritime Commission regulates passenger vessels with 50 or more passenger berths departing from U.S. ports and requires that operators post security to be used in the event the operator fails to provide cruise services, or otherwise satisfy required financial standards. We have been approved as a self-insurer by the Federal Maritime Commission, and therefore, subject to continued approval, are not required to post security for passenger cruise deposits. The Federal Maritime Commission has reviewed its standards and in June 1996 issued proposed regulations to increase significantly the financial responsibility requirements. We filed our objection to the proposals, as we believe that the Federal Maritime Commission's current standards provide passengers with adequate protection in the event of an operator's non-performance and that further requirements may impose an undue burden on operators. At this time we cannot predict if the proposed changes will be approved as currently constituted, or at all.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     This prospectus supplement and the accompanying prospectus contain the material terms and conditions for these securities but the summaries in this prospectus supplement are not meant to be a complete description of the preferred securities and the debentures. For more information, refer to the declaration of trust, the indenture and the preferred securities guarantee. Forms of these documents are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

GENERAL

     Holders of the preferred securities will be entitled to receive cumulative distributions at an annual rate of 7% of the liquidation preference, payable quarterly out of assets to the extent available therefor on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2000. Distributions on the preferred securities will accrue from February 22, 2000. Distributions not paid when due will accumulate distributions at an annual rate of 7%. Distributions payable on the preferred securities for each full distribution period will be computed by dividing the annual distribution by four. Distributions payable on the preferred securities for any period less than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     If distributions are payable on a date that is not a business day, payment will be made on the next business day and without any interest or other payment in respect of such delay. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. When we refer to a "business day" in this prospectus supplement, we mean each day except Saturday, Sunday and any day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

     The preferred securities will rank pari passu, and payments will be made thereon pro rata, with the common securities except as described under the caption "-- Subordination of Common Securities" included in this prospectus supplement. Legal title to the debentures will be held by the property trustee in trust for the benefit of the holders of the preferred securities and the common securities. The declaration does not permit the issuance by the AMCV Trust of any securities other than the preferred securities and the common securities or the incurrence of any indebtedness by the AMCV Trust. American Classic Voyages has guaranteed the payment of distributions out of money held by the AMCV Trust, and payments upon redemption of the preferred securities or liquidation of the AMCV Trust, to the extent described under "Description of the Guarantee" included in this prospectus supplement.

     The guarantee is held by The Bank of New York, as the preferred securities guarantee trustee, for the benefit of the holders of the preferred securities. The guarantee does not cover payment of distributions when the AMCV Trust does not have sufficient available funds to pay distributions. The remedy of a holder of preferred securities in that event is as described under the captions
"-- Trust Enforcement Events; Notice," "-- Enforcement of Rights by Holders of Preferred Securities" and "-- Voting Rights" below.

DEFERRAL OF DISTRIBUTIONS

     So long as no event of default has occurred and is continuing under the debentures, American Classic Voyages may, on one or more occasions, defer interest payments on the debentures to the AMCV Trust for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend beyond the stated maturity date of the debentures on February 15, 2015. If American Classic Voyages defers interest payments on the debentures, the AMCV Trust will also defer quarterly distributions on the preferred securities to you. During a deferral period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accumulate distributions at the rate stated above to the extent permitted by law.

     During a deferral period, American Classic Voyages will not:

     - declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment regarding, any of its capital stock, other than:

        (1) purchases of its common stock related to the issuance of its common stock under any of its benefit plans for directors, officers or employees;

        (2) as a result of a reclassification of its capital stock or the exchange or conversion of one series or class of capital stock for another series or class of capital stock;

        (3) the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged; and

        (4) redemptions or purchases of any rights pursuant to a stockholder rights plan and the issuance of its capital stock pursuant to these rights.

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by American Classic Voyages that rank junior to or pari passu with the subordinated debt securities, other than any redemption, liquidation, interest, principal or guarantee payment where the payment is made by way of securities, including our capital stock, that rank junior to or pari passu with the securities on which such redemption, interest, principal or guarantee payment is being made; and

     - make any guarantee payments regarding the foregoing other than payments under the guarantee of the preferred securities or the common securities.

     Once American Classic Voyages makes all deferred interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

     American Classic Voyages has no current intention of deferring interest payments on the debentures. If American Classic Voyages defers interest payments on the debentures, American Classic Voyages will be subject to restrictions relating to the payment of dividends on or redemption of its capital stock and payments on its debt securities that rank equal with or junior to the debentures. For more information regarding the terms of the debentures, see "Description of the Debentures -- Option to Extend Interest Payment Period" in this prospectus supplement. In addition, you will have to take any deferred distributions into account in computing taxable income. For more information regarding the income tax treatment of these distributions, see "Federal Income Tax Consequences -- Interest Income and Original Issue Discount" in this prospectus supplement.

PAYMENT OF DISTRIBUTIONS

     Distributions with respect to the preferred securities must be paid on the dates payable to the extent that the AMCV Trust has funds available for the payment of the distributions in its property account. The funds of the AMCV Trust available for distribution to holders of the preferred securities will be limited to payments under the debentures in which the AMCV Trust will invest the proceeds from the issuance and sale of the preferred securities and the common securities. If American Classic Voyages does not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities. The payment of distributions, if and to the extent the AMCV Trust has funds on hand available for the payment of the distributions, is guaranteed by American Classic Voyages as described under the caption "Description of the Preferred Securities Guarantee" in this prospectus supplement.

     Distributions on the preferred securities will be payable to holders named on the securities register of the AMCV Trust on the relevant record date. The record date for the payment of distributions will be the first day of the last month of each quarterly distribution period, even if that day is not a business day.

     As long as the preferred securities are represented by one or more global securities, payments on the preferred securities will be made in immediately available funds to The Depository Trust Company, the depositary for the preferred securities. If the preferred securities are ever issued in certificated form, payment of distributions on the preferred securities will be made either by check mailed to the holders thereof on the relevant record date or by wire transfer to an account maintained by the person entitled to receive those payments.

CONVERSION

     The preferred securities will be convertible at any time prior to February 15, 2015 or, in the case of preferred securities called for redemption, prior to the close of business on the business day prior to the redemption date. In this prospectus supplement, we will refer to this date as the "Conversion Expiration Date." The preferred securities will be convertible at the option of the holder and in the manner described below. The preferred securities will convert into shares of American Classic Voyages common stock at an initial conversion rate of
1.6207 shares of common stock for each preferred security, equivalent to a purchase price of $30.85 per share of common stock, subject to adjustment as described under the caption "-- Conversion Price Adjustments" below. The preferred securities will not be convertible if, as a result of conversion, non-U.S. citizens would hold more than 25% of American Classic Voyages' common stock.

     A holder of preferred securities wishing to exercise its conversion right will surrender its preferred securities, together with an irrevocable conversion notice to the property trustee, as conversion agent, or to such other agent appointed for such purpose. The property trustee will, on behalf of such holder, exchange the preferred securities for a portion of the debentures and immediately convert such debentures into common stock. So long as a book-entry system for the preferred securities is in effect, however, the procedures for converting the preferred securities that are in the form of global certificates into shares of common stock will be as described under the caption "-- Global Securities" in this section. American Classic Voyages' delivery upon conversion of the fixed number of shares of common stock into which the debentures are convertible, together with cash payment, if any, in lieu of any fractional shares, shall be deemed to satisfy American Classic Voyages' obligation to pay the principal amount at maturity of the portion of the debentures that were so converted and any unpaid interest accrued on such debentures at the time of such conversion. For a discussion of the taxation of such an exchange to holders, see "Federal Income Tax Consequences -- Conversion of Preferred Securities into Common Stock" in this prospectus supplement. Holders of book-entry interests in preferred securities may obtain copies of the required form of the conversion notice from the conversion agent. With respect to certificated preferred securities, the form of notice of conversion is included in the certificate.

     Accumulated distributions will not be paid on preferred securities that are converted; provided, however, that holders of preferred securities at the close of business on the record date for a distribution payment will be entitled to receive the distribution payable in cash on those trust preferred securities on the corresponding distribution date notwithstanding the conversion of those preferred securities on or subsequent to such distribution record date but prior to such distribution date. Except as provided in the immediately preceding sentence, the AMCV Trust will make no payment or allowance for accumulated and unpaid distributions, whether or not in arrears, on converted preferred securities. American Classic Voyages will make no payment or allowance for dividends on the shares of common stock issued upon such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which proper notice was received by the conversion agent.

     Shares of common stock issued upon conversion of preferred securities will be validly issued, fully paid and non-assessable. No fractional shares of common stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid in cash.

CONVERSION PRICE ADJUSTMENTS

  GENERAL

     The conversion price will be subject to adjustment in particular events including:

     - the payment of dividends and other distributions on common stock payable exclusively in common stock;

     - the issuance to all holders of common stock of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase common stock at less than the current market price;

     - subdivisions and combinations of its outstanding common stock into a smaller number of shares;

     - reclassification of the common stock into shares of common stock and securities other than shares of common stock which do not constitute a Fundamental Change, a term which we define below;

     - the payment of dividends and other distributions to all holders of common stock consisting of evidences of indebtedness of American Classic Voyages, securities or capital stock, cash or assets, but excluding the rights or warrants referred to above in the second bullet point above and dividends and distributions paid exclusively in cash;

     - the payment of dividends and other distributions on common stock paid exclusively in cash, excluding (1) regular quarterly cash dividends that do not exceed the per share amount of the immediately preceding regular quarterly cash dividend, as adjusted to reflect any of the events referred to in the first five bullet points in this section of this sentence, and (2) regular quarterly cash dividends if the annualized per share amount thereof does not exceed 10% of the average of the final sale prices of the common stock, as reported on the Nasdaq National Market for the 10 trading days immediately preceding the date of declaration of such dividend, with this adjustment being limited to the amount in excess of 10% of the current market price; and

     - payment in respect of a tender or exchange offer, other than an odd-lot offer by American Classic Voyages or any of its subsidiaries for common stock in excess of 110% of the current market price of common stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

     American Classic Voyages from time to time may reduce the conversion price of the debentures and thus the conversion price of the preferred securities, by any amount selected by American Classic Voyages, and determined by its Board of Directors to be in its best interests, for any period of at least 20 days. American Classic Voyages shall give at least 15 days' notice of this reduction of the conversion price. American Classic Voyages may, at its option, also make reductions in the conversion price, in addition to those set forth above, as the Board of Directors of American Classic Voyages deems advisable to avoid or diminish any income tax to holders of common stock or options to purchase common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as such for income tax purposes. For a more complete discussion of federal income tax consequences relating to an adjustment to the conversion price, see "Federal Income Tax Consequences -- Adjustment of Conversion Price" in this prospectus supplement.

     No adjustment of the conversion price will be made upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of American Classic Voyages and the investment of additional optional amounts in shares of common stock under any such plan, or the issuance of any shares of common stock or options or rights to purchase such shares pursuant to any present or future employee benefit plan or program of American Classic Voyages or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security which does not constitute an issuance to all holders of common stock, or a class thereof, of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase common stock at less than the current market price. The conversion price will not be adjusted for an issuance of any common stock, or securities convertible into or exchangeable for common stock, except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions we discuss in this section, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the preferred securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

  MERGER, CONSOLIDATION OR SALE OF ASSETS OF AMERICAN CLASSIC VOYAGES

     In the event that American Classic Voyages is a party to any transaction, including,

     - a merger other than a merger that does not result in a reclassification, conversion, exchange or a cancellation of common stock,

     - a consolidation or continuance,

     - a sale of all or substantially all of the assets of American Classic Voyages,

     - a recapitalization,

     - a reclassification of common stock, other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of common stock, or

     - any compulsory share exchange

each of which will be referred to in this prospectus supplement as a "Transaction," in each case, as a result of which shares of common stock shall be converted into the right to receive, or shall be exchanged for, securities, cash or other property, then, each preferred security shall thereafter be convertible:

     - in the case of any Transaction which does not involve a Stock Fundamental Change, as defined below, into the kind and, in the case of a Transaction which does not involve a Fundamental Change, as defined below, amount of securities, cash and other property that would be received upon the consummation of such Transaction by a holder of that number of shares of common stock into which a preferred security was convertible immediately prior to such Transaction; or

     - in the case of a Transaction involving a Stock Fundamental Change, into common stock of the kind received by holders of our common stock,

but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change, if applicable. Holders of preferred securities will have no voting rights with respect to any Transaction described in this section.

     If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after the Fundamental Change as described below. In addition, in the event of a Stock Fundamental Change, each preferred security shall be convertible solely into common stock of the kind received by holders of our common stock as a result of the Stock Fundamental Change.

     The conversion price in the case of any Fundamental Change will be adjusted immediately after the Fundamental Change:

     - in the case of a Non-Stock Fundamental Change, which we define below, the conversion price of the preferred securities immediately following the Non-Stock Fundamental Change will be the lower of

      - the conversion price in effect immediately prior to the Non-Stock Fundamental Change, and

      - the product of (1) the greater of the Applicable Price, as defined below, and the then applicable Reference Market Price, as defined below, and (2) a fraction, of which the numerator is 100 and of which the denominator will be an amount based on the date the Non-Stock Fundamental Change occurs. For the 12-month period beginning February 22, 2000, the denominator will be

        107, and the denominator will decrease by 0.7 during each successive 12-month period; provided, that the denominator shall in no event be less than 100; and

      - in the case of a Stock Fundamental Change, the conversion price of the preferred securities immediately following the Stock Fundamental Change will be the conversion price in effect immediately prior to the Stock Fundamental Change, after giving effect to any adjustments described in this section, as adjusted by multiplying the conversion price by a fraction, of which the numerator will be the Purchaser Stock Price, which we define below, and the denominator of which will be the Applicable Price; provided, however, that in the event of a Stock Fundamental Change in which (1) 100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquiror, or other third party, and cash, if any, is paid only with respect to any fractional interests in the common stock resulting from the Stock Fundamental Change, and (2) all of our common stock will have been exchanged for, converted into, or acquired for common stock and cash with respect to fractional interests, of the successor, acquiror, or other third party, the conversion price of the preferred securities immediately following the Stock Fundamental Change will be the conversion price in effect immediately prior to the Stock Fundamental Change as adjusted by multiplying the conversion price by a fraction, of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of our common stock as a result of the Stock Fundamental Change.

     A failure to apply the Fundamental Change conversion price adjustments described above could substantially lessen or eliminate the value of the conversion privilege associated with the preferred securities. For example, if American Classic Voyages were acquired in a cash merger, each preferred security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of American Classic Voyages and other factors.

     These conversion price adjustments are designed, in limited circumstances, to reduce the conversion price that would be applicable in a Fundamental Change where all or substantially all the common stock is converted into securities, cash or property and not more than 50% of the value received by the holders of common stock consists of stock listed or admitted for listing on a national securities exchange or quoted on the Nasdaq National Market. This reduction would result in an increase in the amount of the securities, cash, or property into which each preferred security is convertible over that which would have been obtained in the absence of the conversion price adjustments.

     In a Non-Stock Fundamental Change where the initial value received per share of common stock, measured as described in the definition of Applicable Price, is lower than the then applicable conversion price of a preferred security but greater than or equal to the Reference Market Price, the conversion price will be adjusted as described above with the effect that each preferred security will be convertible into securities, cash or property of the same type received by the holders of common stock in the Transaction but in an amount per preferred security that would at the time of the Transaction have had a value equal to the then applicable redemption price per preferred security set forth under the caption "-- Optional Redemption."

     In a Non-Stock Fundamental Change where the initial value received per share of our common stock, measured as described in the definition of Applicable Price, is lower than both the conversion price of a preferred security in effect prior to any adjustment described above and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though the initial value had been the Reference Market Price.

     In a Stock Fundamental Change, the foregoing adjustments are designed to provide that

     - where American Classic Voyages common stock is converted partly into other common stock and partly into other securities, cash, or property, each preferred security will be convertible solely into a number of shares of the other common stock determined so that the initial value of the shares, measured as described in the definition of Purchaser Stock Price, equals the value of the shares of American Classic Voyages common stock into which the preferred security was convertible immediately before the Transaction measured as described above, and

     - where the American Classic Voyages common stock is converted solely into other common stock, each preferred security will be convertible into the same number of shares of the other common stock receivable by a holder of the number of shares of American Classic Voyages common stock into which the preferred security was convertible immediately before such Transaction.

     The term "Applicable Price" means:

     - in the case of a Non-Stock Fundamental Change in which holders of our common stock receive only cash, the amount of cash received by the holder of one share of common stock and

     - in the event of any other Non-Stock Fundamental Change or any Stock Fundamental Change, the average of the Closing Prices, as defined below, for our common stock during the 10 trading days prior to and including the record date for determining the holders of American Classic Voyages common stock entitled to receive securities, cash, or other property in connection with the Non-Stock Fundamental Change or Stock Fundamental Change or, if there is no record date, the date holders of American Classic Voyages common stock have the right to receive securities, cash, or other property, the record date or distribution date referred to as the "Entitlement Date", in each case as adjusted in good faith by American Classic Voyages to appropriately reflect any of the events referred to the first paragraph under "-- Conversion Price
       Adjustments -- General."

     The term "Closing Price" means on any day the reported last sale price on that day or, in case no sale takes place on that day, the average of the reported closing bid and asked prices in each case on the Nasdaq National Market or, if the stock is not traded on the Nasdaq National Market, on the principal national securities exchange or quotation system on which the stock is listed or admitted to trading, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in that manner, as furnished by the NASD member firm, selected by the Board of Directors of American Classic Voyages for that purpose or, if not so available in that manner, as otherwise determined in good faith by the Board of Directors of American Classic Voyages.

     The term "Conversion Expiration Date" means the business day prior to the maturity of the debentures, or in the case of debentures called for redemption, the business day prior to the redemption date, unless American Classic Voyages defaults in making the payment which is due upon redemption.

     The term "Fundamental Change" means the occurrence of any Transaction or event, or series of transactions or events, pursuant to which all or substantially all of the common stock of American Classic Voyages shall be exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash or other property, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, continuance, combination, reclassification, recapitalization, or otherwise, provided that, in the case of a plan involving more than one such Transaction or event, for purposes of adjustment on the conversion price, the Fundamental Change shall be deemed to have occurred when substantially all of the common stock of American Classic Voyages shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property, but the adjustment shall be based upon the consideration that a holder of American Classic Voyages common stock received in that Transaction or event as a result of which more than 50% of the American Classic Voyages common stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Stock Fundamental Change, the average of the Closing Prices for the common stock received in that Stock Fundamental Change for the 10 consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by American Classic Voyages to appropriately reflect any of the events referred to in the first paragraph under "-- Conversion Price Adjustments -- General."

     The term "Reference Market Price" shall initially mean $16.54, which is an amount equal to 66.67% of the last reported sales price for American Classic Voyages common stock on the Nasdaq National Market on February 15, 2000, and in the event of any adjustment of the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the debentures.

     The term "Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value, as determined in good faith by the Board of Directors of American Classic Voyages, of the consideration received by holders of American Classic Voyages common stock consists of common stock that for each of the 10 consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, a Fundamental Change shall not be a Stock Fundamental Change unless either

     - American Classic Voyages continues to exist after the occurrence of the Fundamental Change and the outstanding preferred securities continue to exist as outstanding preferred securities, or

     - the outstanding preferred securities continue to exist as preferred securities and are convertible into shares of common stock of an entity succeeding to the business of American Classic Voyages.

TRUST SPECIAL EVENT EXCHANGE OR REDEMPTION

     At any time following the occurrence and the continuation of a Trust Tax Event or a Trust Investment Company Event, each as described below, the regular trustees shall direct the conversion agent to mandatorily exchange all outstanding preferred securities for debentures and to dissolve the AMCV Trust, provided that, in the case of a Trust Tax Event, American Classic Voyages shall have the right to

     - direct that less than all, or none, of the preferred securities be so exchanged if and for so long as American Classic Voyages shall have elected to pay any Additional Sums, as defined below, so that the net amounts received by the holders of preferred securities which are not exchanged in respect of distributions are not reduced as a result of the Trust Tax Event, and shall not have revoked any election or failed to make the payments, or

     - redeem the preferred securities in the manner set forth below.

     If a Trust Tax Event shall occur and be continuing, American Classic Voyages shall have the right, within 90 days after the Trust Tax Event and upon not less than 30 nor more than 60 days' notice, to redeem the debentures, in whole or in part, for cash upon the later of

     - 90 days following the occurrence of such Trust Tax Event, and

     - February 19, 2003.

Promptly following redemption, trust securities with an aggregate liquidation amount equal to the aggregate unpaid principal amount of the debentures so redeemed will be redeemed by the AMCV Trust at the liquidation amount plus accrued and unpaid distributions to the redemption date on a pro rata basis. The common securities will be redeemed on a pro rata basis with the preferred securities, except that if a debenture event of default has occurred and is continuing, the preferred securities will have a priority over the common securities with respect to the payment of amounts on redemption.

     A "Trust Special Event" means a Trust Tax Event or a Trust Investment Company Event. A "Trust Tax Event" means the delivery to the property trustee, on behalf of the AMCV Trust, of an opinion of counsel, rendered by a law firm having a national tax and securities practice, which opinion shall not have been rescinded, to the effect that, as a result of any amendment to, or change, including any announced prospective change in, the laws or any regulations of the United States or any political subdivision or taxing authority affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the laws or regulations, which amendment or change is effective or the pronouncement or decision is announced on or after the date of the original issuance of the preferred securities, there is more than an insubstantial risk in each case after the date hereof that:

     - the AMCV Trust is, or will be within 90 days of the date thereof, subject to United States Federal income tax with respect to income received or accrued on the debentures;

     - the AMCV Trust is, or will be within 90 days of the date thereof, subject to more than a small amount of other taxes, duties or other governmental charges; or

     - interest payable by American Classic Voyages on the debentures is not, or within 90 days of the date thereof will not be, deductible by American Classic Voyages, in whole or in part, for United States Federal income tax purposes.

     A "Trust Investment Company Event" means the receipt by the property trustee, on behalf of the AMCV Trust, of an opinion of counsel, rendered by a law firm having a recognized national tax and securities practice and experienced in matters under the Investment Company Act of 1940, as amended, which opinion shall not have been rescinded, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the AMCV Trust is or will be within 90 days of the date thereof considered an "investment company" that is required to be registered under the Investment Company Act, which change in the law becomes effective on or after the date of the original issuance of the preferred securities.

     "Additional Sums" means the additional amounts, which shall constitute part of the distributions on the debentures, as may be necessary in order that the amount of distributions then due and payable by the AMCV Trust on the preferred securities and common securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the AMCV Trust has become subject as a result of a Trust Tax Event.

     By purchasing preferred securities, you will be deemed to have agreed to be bound by the exchange provisions in regard to the exchange of preferred securities for debentures on the terms described above.

DISTRIBUTION OF DEBENTURES

     At any time, American Classic Voyages will have the right to dissolve the AMCV Trust and, after satisfaction of the liabilities of creditors of the AMCV Trust as provided by applicable law, cause the debentures to be distributed to the holders of the preferred securities in liquidation of the AMCV Trust. American Classic Voyages cannot assure you what the market price for the debentures distributed to the holders of the preferred securities after a termination of the AMCV Trust would be. Under current United States Federal income tax law and interpretations and assuming, as expected, the AMCV Trust is treated as a grantor trust, a distribution of the debentures should not be a taxable event to the AMCV Trust and holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Trust Special Event or other circumstances, however, the distribution could be a taxable event to you. For more information on the Federal income tax consequences of a distribution of debentures, see "Federal Income Tax Consequences -- Redemption of Preferred Securities for Debentures or Cash Upon Liquidation of the AMCV Trust" in this prospectus supplement.

     After the liquidation date fixed for any distribution of debentures for preferred securities

     - the preferred securities will no longer be deemed to be outstanding,

     - the depositary or its nominee, as the record holder of preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon the distribution, and

     - any certificates representing preferred securities not held by the depositary or its nominee will be deemed to represent the debentures having a principal amount equal to the liquidation amount of preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the preferred securities until certificates are presented to the property trustee for transfer or reissuance.

OPTIONAL REDEMPTION

     Except as provided under the caption "-- Mandatory Redemption" below or in the final paragraph of this section, the preferred securities may not be redeemed by the AMCV Trust prior to February 19, 2003.

     The preferred securities may be redeemed for cash, in whole or in part, at our option on or after February 19, 2003 at the redemption prices specified below, expressed as percentages of the liquidation preference, in each case, together with accumulated and unpaid distributions, including an amount equal to a prorated distribution for any partial distribution period, if any, to the date of redemption if redeemed during the period commencing on each of the dates set forth below:

                            DATE                              PERCENTAGE
                            ----                              ----------
February 19, 2003...........................................    104.90%
February 15, 2004...........................................    104.20%
February 15, 2005...........................................    103.50%
February 15, 2006...........................................    102.80%
February 15, 2007...........................................    102.10%
February 15, 2008...........................................    101.40%
February 15, 2009...........................................    100.70%
February 15, 2010 and thereafter............................    100.00%

     The AMCV Trust may not redeem the preferred securities in part unless all accumulated and unpaid distributions have been paid in full on all outstanding preferred securities. If fewer than all the outstanding preferred securities are to be redeemed, the preferred securities to be so redeemed will be selected as described under the captions "-- Redemption Procedures" included in this prospectus supplement.

     In the event American Classic Voyages redeems the debentures upon the occurrence of a Trust Tax Event as described under the caption "-- Trust Special Event Exchange or Redemption" included in this prospectus supplement, the appropriate amount of the preferred securities will be redeemed at 100% of the principal amount thereof together with accumulated and unpaid distributions to the redemption date.

     If at any time prior to the Conversion Expiration Date, less than 10% of the debentures offered hereby remain outstanding, the outstanding debentures shall be redeemable at American Classic Voyages' option, in whole but not in part, at a redemption price equal to the aggregate unpaid principal amount thereof, plus accrued and unpaid interest due thereon, and the proceeds of the redemption will be applied by the property trustee to redeem outstanding trust securities at a redemption price of $50 per preferred security and all accumulated and unpaid distributions thereon to the date of redemption.

MANDATORY REDEMPTION

     Upon repayment of the debentures at maturity or as a result of the acceleration of the debentures upon the occurrence of a debenture event of default, the proceeds from the repayment will be applied to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures so repaid at a price equal to the respective liquidation amount of the trust securities together with accumulated and unpaid distributions on the trust securities to the date of redemption. In the case of acceleration of the debentures, the preferred securities will be redeemed only when repayment of the debentures has actually been received by the AMCV Trust. In addition, as described above under the caption "-- Trust Special Event Exchange or Redemption," upon the occurrence of a Trust Special Event, preferred securities shall be exchanged for debentures unless, in the case of a Trust Tax Event, American Classic Voyages shall have elected to

     - pay any Additional Sums such that the net amounts of distributions received by the holders of any preferred securities which are not exchanged are not reduced as a result of the Trust Tax Event and shall not have revoked any election or failed to make such payments, or

     - redeem the preferred securities as further set forth under "-- Trust Special Event Exchange or Redemption" above.

REDEMPTION PROCEDURES

     The AMCV Trust will give you at least 30 days, but not more than 60 days, written notice before any redemption of preferred securities. To the extent funds are available for payment, the AMCV Trust will irrevocably deposit with the property trustee sufficient funds to pay the redemption amount for the preferred securities being redeemed. The AMCV Trust will also give the property trustee irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the preferred securities. Distributions to be paid on or before the redemption date for any preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

     If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the entity designated as payment agent funds sufficient to pay the applicable redemption price and will give the payment agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities.

     Once notice of redemption is given and funds are irrevocably deposited, distributions on the preferred securities will cease to accumulate and all rights of the holders of the preferred securities called for redemption will cease, except for the right to receive the redemption amount, but without interest on the redemption amount.

     If any redemption date is not a business day, then the redemption amount will be payable on the next business day, and without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

     Payment of the redemption price on the preferred securities and any distribution or exchange of debentures to holders of preferred securities shall be made to the applicable record holders as they appear on the register for the preferred securities on the relevant record date, which shall be the fifteenth day, whether or not a business day, prior to the redemption date or liquidation date, as applicable.

     If less than all of the trust securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust securities to be redeemed shall be allocated pro rata among the AMCV trust securities. The particular preferred securities to be redeemed shall be selected not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption, by lot or by the method as the property trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions, equal to $50 or an integral multiple of $50, of the liquidation amount of the preferred securities. The property trustee shall promptly notify the conversion agent in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed; it being understood that, in the case of preferred securities held by the depositary, or any successor, or its nominee, the distribution of the proceeds of the redemption will be made in accordance with the procedures of the depositary or its nominee.

     Notice of any redemption of debentures will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address.

     Unless American Classic Voyages defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on the debentures or portions thereof called for redemption.

TRUST ENFORCEMENT EVENTS; NOTICE

     Within 90 days after the occurrence of any trust enforcement event, that is, the occurrence of a debenture event of default, or a default by American Classic Voyages in respect of any of its obligations under the guarantee actually known to the property trustee, the property trustee shall transmit notice of the event to the holders of the preferred securities, the administrative trustees and American Classic Voyages, as sponsor, unless the event shall have been cured or waived. American Classic Voyages, as sponsor, and the administrative trustees, on behalf of the AMCV Trust, are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the declaration.

     If a debenture event of default or a default under the guarantee has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of the AMCV Trust as described below under the caption "-- Subordination of Common Securities" in this prospectus supplement. The existence of a debenture event of default does not entitle the holders of preferred securities to accelerate the maturity except to the extent described below under the caption "-- Enforcement of Rights by Holders of Preferred Securities."

     In the case of any debenture events of default, as holder of the common securities, American Classic Voyages will be deemed to have waived any right to act with respect to any debenture events of default until the debenture events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until any debenture events of default with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred securities and not on American Classic Voyages' behalf as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

     If payment of the redemption amount for any preferred securities called for redemption is improperly withheld or refused and not paid either by the AMCV Trust or by American Classic Voyages, distributions on the preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

     In compliance with applicable law, including the United States Federal securities laws, American Classic Voyages or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market, or by private agreement.

EVENTS OF DEFAULT

     An event of default under the indenture constitutes an event of default under the declaration of trust with respect to the preferred securities, provided that under the declaration of trust, the holder of the common securities will be deemed to have waived any event of default under the declaration of trust with respect to the common securities until all declaration of trust events of defaults with respect to the preferred securities have been cured, waived or otherwise eliminated. Until the event of default under the declaration of trust with respect to the preferred securities has been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the property trustee with respect to matters under the declaration of trust and, therefore, the indenture.

     Upon the occurrence of an event of default under the declaration of trust, the indenture trustee or the property trustee will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable.

ENFORCEMENT OF RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a debenture event of default has occurred and is continuing, the property trustee, as the sole holder of the debentures, shall have the right under the subordinated indenture to declare the principal of, premium, if any, on and interest on the debentures immediately due and payable, and, accordingly, the holders of preferred securities would rely on the enforcement by the property trustee of its rights as a holder of the debentures against American Classic Voyages. In addition, the holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee to exercise the remedies available to it as a holder of the debentures. If the property trustee fails to enforce its rights as holder of the debentures after a request by a holder of preferred securities, the holder may proceed to enforce its rights directly against American Classic Voyages. However, if a debenture event of default has occurred and is continuing and the event is attributable to American Classic Voyages' failure to pay interest or principal on the debentures on the date the interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of preferred securities may directly institute a legal action against American Classic Voyages for enforcement of payment of the principal of or interest on the debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities on or after the respective due date specified in the debentures. In connection with a legal action, American Classic Voyages will be subrogated to the rights of the holder of preferred securities under the declaration to the extent of any payment made by American Classic Voyages to the holder of preferred securities in a legal action. The holders of preferred securities will not be able to exercise directly against American Classic Voyages any other remedy available to the property trustee unless the property trustee first fails to do so.

VOTING RIGHTS

     The holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust including the right to direct the property trustee, as holder of the debentures, to

     - exercise the remedies available under the indenture with respect to the debentures,

     - consent to any amendment, modification, or termination of the subordinated indenture or the debentures where a consent shall be required,

     - waive any past indenture event of default that is waivable under the indenture, or

     - exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable, or consent to any amendment, modification or termination of the indenture or the debentures, where a consent should be required;

provided, however, that, where a consent or action under the indenture would require the consent or act of the holders of greater than a majority in principal amount of debentures affected thereby, a "super-majority," the property trustee may only give the consent or take the action at the written direction of the holders of at least the proportion in liquidation amount of the preferred securities which the relevant super-majority represents of the aggregate principal amount of the debentures outstanding, provided, further, however, that under limited circumstances the property trustee shall have the right to decline to follow those directions. The property trustee shall notify all holders of the preferred securities of any notice of default received from the indenture trustee with respect to the debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in the bullet points above unless the property trustee has obtained an opinion of tax counsel to the effect that, as a result of that action, the AMCV Trust will not be classified as other than a grantor trust for United States Federal income tax purposes and that after the action each holder of preferred securities will continue to be treated as owning an undivided beneficial ownership interest in the debentures.

     Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are beneficially owned at the time by American Classic Voyages or any entity directly or indirectly controlled by, or under direct or indirect common control with, American Classic Voyages shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if the preferred securities were not outstanding, except for preferred securities purchased or acquired by American Classic Voyages or its affiliates in connection with transactions effected by or for the account of its customers or any of its subsidiaries or in connection with the distribution or trading of preferred securities; provided, however, that persons, other than its affiliates, to whom American Classic Voyages or any of its subsidiaries have pledged preferred securities may vote or consent with respect to the pledged preferred securities pursuant to the terms of the pledge.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption and liquidation amount of, the preferred securities and the common securities will be made pro rata based on the aggregate liquidation amounts of the preferred securities and the common securities. However, if an event of default under the declaration of trust has occurred and is continuing, no payments may be made on the common securities unless all unpaid amounts on the preferred securities have been provided for or paid in full.

     If an event of default under the declaration of trust has occurred and is continuing, the common securities holders will be deemed to have waived any right to take any action with respect to the event of default until the event of default has been cured, waived or eliminated. Until any such event of default has been cured, waived or eliminated, the property trustee will act solely on behalf of the holders of the preferred securities, and those holders will have the right to direct the property trustee to act on their behalf.

GLOBAL SECURITIES

     The preferred securities will be represented by two or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that the AMCV Trust will not issue certificates to you for the preferred securities. Each global security will be issued to The Depository Trust Company or its nominee which will keep a computerized record of its participants whose clients have purchased the preferred securities. Each participant will then keep a record of its clients. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, The Depository Trust Company, its nominees and their successors may transfer a global security as a whole to one another.

     Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by The Depository Trust Company and its participants. The Depository Trust Company holds securities that its participants deposit with The Depository Trust Company. The Depository Trust Company also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     Because the preferred securities may be converted into shares of American Classic Voyages common stock, we will issue at least two global securities, one for preferred security holders who are U.S. citizens and one for preferred security holders who are non-U.S. citizens. We will maintain these two separate global securities in order to assure that we do not violate the terms of our certificate of incorporation limiting foreign ownership of our voting stock. By maintaining the two separate global certificates we can monitor the level of non-U.S. ownership of our stock. Direct participants will keep a record of their client's residency and if a non-U.S. citizen purchases preferred securities, the participant will indicate to The Depositary Trust Company that the participant's account should be credited for such number of preferred securities from the global security designated for non-U.S. citizens.

     The Depository Trust Company's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to The Depository Trust Company and its participants are on file with the Securities and Exchange Commission.

     The Depository Trust Company is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

     The Depository Trust Company has advised American Classic Voyages and the AMCV Trust that The Depository Trust Company is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member or the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

  PURCHASES UNDER THE DEPOSITORY TRUST COMPANY SYSTEM

     When you purchase preferred securities through The Depository Trust Company system, the purchases must be made by or through a direct participant, who will receive credit for the preferred securities on The Depository Trust Company's records. Because you actually own the preferred security, you are the beneficial owner. Your ownership interest will be recorded only on the direct, or indirect, participants' records. The Depository Trust Company has no knowledge of your individual ownership of the preferred securities. The Depository Trust Company's records show only the identity of the direct participants and the amount of the preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from The Depository Trust Company. You will receive these from your direct, or indirect, participant. As a result, the direct, or indirect, participants are responsible for keeping accurate account of the holdings of their customers, like you.

  PAYMENTS UNDER THE DEPOSITORY TRUST COMPANY SYSTEM

     The property trustee will wire payments on the preferred securities to The Depository Trust Company's nominee. American Classic Voyages, the AMCV Trust and the property trustee will treat The Depository Trust Company's nominee as the owner and holder of each global security representing preferred securities for all purposes. Accordingly, American Classic Voyages, the AMCV Trust and the property trustee will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

     Any redemption notices will be sent by American Classic Voyages and the AMCV Trust directly to The Depository Trust Company, who will in turn inform the direct participants, who will then contact you as a beneficial owner. If less than all of the preferred securities are being redeemed, The Depository Trust Company's practice is to choose by lot the amount of the interest of each direct participant to be redeemed. The direct participant will then use an appropriate method to allocate the redemption among its beneficial owners, like you.

     It is The Depository Trust Company's current practice, upon receipt of any payment of distributions or liquidation or redemption amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on The Depository Trust Company's records. In addition, it is The Depository Trust Company's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of The Depository Trust Company, the property trustee, American Classic Voyages or the AMCV Trust.

EXCHANGE OF GLOBAL SECURITIES

     Preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

     - The Depository Trust Company is unwilling or unable to continue as depositary or if The Depository Trust Company ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by the AMCV Trust within 90 days;

     - American Classic Voyages decides to discontinue use of the system of book-entry transfer through The Depository Trust Company or any successor depositary; or

     - a default or event of default under the declaration of trust occurs and is continuing.

     If the book-entry-only system is discontinued, the property trustee will keep the registration books for the preferred securities at its corporate office and follow the practices and procedures discussed below.

REGISTRAR, TRANSFER AGENT, AND PAYMENT AGENT

     The property trustee will act as registrar, transfer agent and payment agent for the preferred securities.

     Registration of transfers of preferred securities will be effected without charge by or on behalf of the AMCV Trust, but upon payment in respect of any tax or other government charges which may be imposed in relation to it.

     The AMCV Trust will not be required to register or cause to be registered the transfer of preferred securities after the preferred securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, prior to the occurrence of a default with respect to the trust securities, undertakes to perform only the duties as are specifically set forth in the declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of preferred securities, unless offered indemnity satisfactory to it by the holder against the costs, expenses and liabilities which might be incurred. The holders of preferred securities will not be required to offer indemnity in the event holders, by exercising their voting rights, direct the property trustee to take any action following a trust enforcement event.

GOVERNING LAW

     The declaration of trust and the preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the AMCV Trust in a way that the AMCV Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 or characterized as other than a grantor trust for United States Federal income tax purposes. In this connection, the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the declaration of trust that the administrative trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the preferred securities.

     Holders of the preferred securities have no preemptive rights.

                         DESCRIPTION OF THE DEBENTURES

     The debentures will be issued pursuant to our junior convertible subordinated indenture.

SUBORDINATION

     The debentures are unsecured and are junior in right of payment to all of American Classic Voyages' debt, except for debt that is by its terms subordinate to or pari passu with the debentures, as more fully described in the accompanying prospectus.

INTEREST RATE AND MATURITY

     The debentures will mature on February 15, 2015, and will bear interest, accruing from February 22, 2000, at the annual rate of 7% of their principal amount, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, beginning May 15, 2000. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 7%, to the extent permitted by law. When we refer to any payment of interest, interest includes such additional interest and any additional sums, as described in "Additional Sums" below. The interest payment provisions for the debentures correspond to the distribution provisions of the preferred securities. The debentures do not have a sinking fund. This means that American Classic Voyages is not required to make any principal payments prior to maturity.

ADDITIONAL SUMS

     If the property trustee is the holder of all of the debentures, then the AMCV Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, and American Classic Voyages will be required to pay additional amounts on the debentures so that after the AMCV Trust pays any such taxes, the AMCV Trust will be in the same position it would have been if it did not have to pay such taxes.

CONVERSION OF THE DEBENTURES

     The Debentures will be convertible at the option of the holders of the debentures into common stock, at any time prior to redemption, maturity or the Conversion Expiration Date, initially at the rate of 1.6207 shares of common stock for each $50 in principal amount of debentures, equivalent to a conversion price of $30.85 per share of common stock, subject to the conversion price adjustments described under the caption "Description of the Preferred
Securities -- Conversion" in this prospectus supplement.

     American Classic Voyages will covenant that for so long as the preferred securities are outstanding, it will not convert the debentures except pursuant to a notice of conversion delivered to the conversion agent by a holder of preferred securities. Upon surrender of such preferred securities to the conversion agent for conversion, the AMCV Trust will distribute the commensurate principal amount of the debentures to the conversion agent on behalf of the holder of every preferred security so converted, whereupon the conversion agent will convert those debentures into common stock on behalf of that holder. American Classic Voyages' delivery to the holders of the debentures, through the conversion agent, of the common stock into which the debentures are convertible, together with the cash payment, if any, in lieu of fractional shares, will be deemed to satisfy American Classic Voyages' obligation to pay the principal amount of the debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or duly provided for. However, if any debenture is converted on or after the record date for payment of interest, the interest payable on the related interest payment date with respect to such debenture shall be paid to the AMCV Trust, which will distribute interest to the holder, or other holder of debentures, as the case may be, despite such conversion; provided, further, that if a redemption date falls between such record date and the related interest payment date, the amount of payment shall include interest accrued to, but excluding, the redemption date. Holders of book-entry interests in debentures may obtain copies of the required form of the conversion notice from the conversion agent. With respect to certificated debentures, the form of notice of conversion is included in the certificate.

EXPIRATION OF CONVERSION RIGHTS

     The conversion rights of any debentures held by the AMCV Trust shall expire on the Conversion Expiration Date, as described under the caption "Description of the Preferred Securities -- Conversion" in this prospectus supplement.

MANDATORY REPAYMENT

     Upon repayment of the debentures at maturity or as a result of the acceleration of the debentures upon the occurrence of a debenture event of default, American Classic Voyages will pay a price equal to 100% of the principal amount of debentures together with accrued and unpaid interest thereon. Any payment pursuant to this provision shall be made prior to 12:00 noon New York City time, on the date of maturity or acceleration or at such other time or date as the parties may agree. The debentures are not entitled to the benefit of any sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

     Except as provided under the caption "-- Mandatory Repayment" above or in the fifth paragraph of this section, the debentures may not be redeemed by the AMCV Trust prior to February 19, 2003.

     The debentures may be redeemed for cash, in whole or in part, at our option on or after February 19, 2003 at the redemption prices specified below, expressed as percentages of the principal amount, in each case, together with accumulated and unpaid interest, including an amount equal to a pro-rated interest payment for any partial period, if any, to the date of redemption if redeemed during the period, commencing on each of the dates set forth below:

DATE                                                          PERCENTAGE
February 19, 2003...........................................  104.90%
February 15, 2004...........................................  104.20%
February 15, 2005...........................................  103.50%
February 15, 2006...........................................  102.80%
February 15, 2007...........................................  102.10%
February 15, 2008...........................................  101.40%
February 15, 2009...........................................  100.70%
February 15, 2010 and thereafter............................  100.00%

     As long as the AMCV Trust holds all of the debentures, the proceeds of any such redemption will be used by the AMCV Trust to redeem the preferred securities in accordance with their terms. The AMCV Trust may not redeem the preferred securities in part unless all accumulated and unpaid distributions have been paid in full on all outstanding preferred securities, as described in "Description of the Preferred Securities -- Optional Redemption" in this prospectus supplement.

     American Classic Voyages also has the right to redeem the debentures upon the occurrence of a Trust Tax Event as described in "Description of the Preferred Securities -- Trust Special Event Exchange or Redemption" included in this prospectus supplement, at a price equal to the unpaid principal amount thereof together with accumulated and unpaid interest due thereon to the redemption date.

     If at any time prior to the conversion expiration date, less than 10% of the debentures remain outstanding, the outstanding debentures shall be redeemable at American Classic Voyages' option, in whole but not in part, at a redemption price equal to the aggregate unpaid principal amount thereof, plus accrued and unpaid interest due thereon.

     If, at the time of any optional redemption or mandatory repayment of the debentures, the preferred securities remain outstanding, the redemption or repayment proceeds will be used to redeem the preferred securities.

REDEMPTION PROCEDURES

     Notices of redemption of the debentures and the procedures for the redemption shall be as provided for preferred securities as described under "Description of the Preferred Securities -- Redemption Procedures" in this prospectus supplement. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the debentures being redeemed at its registered address. Unless American Classic Voyages defaults on its payment of the redemption price, on and after the redemption date interest will stop accruing and conversion rights on the debentures, or the portions of the debentures called for redemption, will cease.

DISTRIBUTION OF DEBENTURES

     At any time, American Classic Voyages will have the right to dissolve the AMCV Trust and cause the debentures to be distributed to the holders of the preferred securities in liquidation of the AMCV Trust after satisfaction of liabilities to creditors of the AMCV Trust as provided by applicable law. If the property trustee distributes the debentures to the preferred securities holders and common securities holder upon the dissolution and liquidation of the AMCV Trust, the debentures will be issued in denominations of $50 principal amount and integral multiples thereof. American Classic Voyages anticipates that the debentures would be distributed in the form of global securities and the Depository Trust Company, or any successor depositary for the preferred securities, would act as depositary for the debentures. The depositary arrangements for the debentures would be substantially similar to those in effect for the preferred securities.

     For a description of the Depository Trust Company and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption, other notices and other matters, see "Description of the Preferred Securities -- Global Securities" in this prospectus supplement.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     American Classic Voyages may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods, if no event of default has occurred and is continuing with respect to the debentures. A deferral of interest payments cannot extend beyond the stated maturity date of the debentures. No interest will be due and payable on the debentures until the end of the deferral period unless the debentures are redeemed prior to such time.

     American Classic Voyages may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption or maturity date, American Classic Voyages will be obligated to pay all accrued and unpaid interest.

     Once American Classic Voyages makes all interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

     During any deferral period, American Classic Voyages will not be permitted to

     - make any guarantee payments with respect to any guarantee by American Classic Voyages of the debt securities of any subsidiary of American Classic Voyages if that guarantee ranks equal with or junior to the debentures, and

     - make other payments described more fully in the accompanying prospectus.

     The restrictions described in the bullet points above will also apply if there occurs and is continuing a default or event of default under the indenture or if American Classic Voyages defaults on its obligations under the preferred securities guarantee.

     American Classic Voyages will give the AMCV Trust, the administrative trustees and the property trustee notice if it decides to defer interest payments on the debentures. American Classic Voyages will give that notice at least one business day before the earlier of:

     - the next date distributions on the preferred securities are payable; or

     - the date the AMCV Trust is required to give notice to the Nasdaq National Market, or any other applicable self-regulatory organization, or to holders of the preferred securities of the record date or the date distributions are payable.

     The administrative trustees will give notice to the holders of preferred securities if American Classic Voyages decides to defer interest payments on the debentures.

ADDITIONAL COVENANTS OF AMERICAN CLASSIC VOYAGES

     In addition to the covenants described in the accompanying prospectus, American Classic Voyages will covenant in the indenture

     - to maintain the reservation for issuance of the number of shares of its common stock that would be required from time to time upon the conversion of all the debentures then outstanding,

     - to deliver shares of its common stock upon an election by a holder of the debentures to convert these debentures into its common stock,

     - to honor all obligations relating to the conversion or exchange of the trust securities into or for its common stock, and

     - not to voluntarily terminate, wind-up or liquidate the AMCV Trust, except in connection with

      - a distribution of the debentures to the holders of trust securities in liquidation of the AMCV Trust,

      - the redemption of all trust securities, or

      - mergers, consolidations or amalgamations permitted by the declaration of trust.

DEBENTURE EVENTS OF DEFAULT

     In addition to the events of default described under the caption "Description of Subordinated Debt Securities -- Events of Default, Notice and Rights on Default" in the accompanying prospectus, a debenture event of default will occur under the subordinated indenture upon

     - the failure by American Classic Voyages to convert debentures into its common stock in accordance with the subordinated indenture, and

     - the voluntary or involuntary dissolution, winding-up or termination of the AMCV Trust, except in connection with the distribution of the debentures to the holders of trust securities in liquidation of the AMCV Trust, the redemption or conversion of all of the AMCV trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

     Pursuant to the preferred securities guarantee, American Classic Voyages will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the preferred securities issued by the AMCV Trust, the guarantee payments as described in the accompanying prospectus, except to the extent paid by the AMCV Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the AMCV Trust may have or assert, other than the defense of payment. American Classic Voyages' obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by American Classic Voyages to the holders of preferred securities or by causing the AMCV Trust to pay such amounts to such holders. The preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under the preferred securities guarantee. The terms of the preferred securities guarantee will be those set forth in the guarantee and those made part of such guarantee by the Trust Indenture Act. The preferred securities guarantee will be held by the preferred securities guarantee trustee for the benefit of the holders of the preferred securities. However, if American Classic Voyages has failed to make a payment under the preferred securities guarantee, any holder of preferred securities may institute a legal proceeding directly against American Classic Voyages for enforcement of the preferred securities guarantee with respect to payment to the record holder of the preferred securities of the principal or interest on the debentures held by the AMCV Trust on or after the respective due dates specified in the debentures, taking into account any deferral period, without first instituting a legal proceeding directly against the AMCV Trust, the preferred securities guarantee trustee or any other person or entity. A summary description of the preferred securities guarantee appears in the accompanying prospectus under the caption "Description of Guarantees."

                   EFFECT OF OBLIGATIONS UNDER THE DEBENTURES
                     AND THE PREFERRED SECURITIES GUARANTEE

     American Classic Voyages has, through the guarantee, the declaration of trust, the debentures and the subordinated indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the AMCV Trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the AMCV Trust's obligations under the preferred securities.

     As long as payments of interest and other payments are made when due on the debentures, those payments will be sufficient to cover distributions and payments due on the preferred securities because:

     - the aggregate principal amount of debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities;

     - the interest rate and the interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

     - American Classic Voyages shall pay all, and the AMCV Trust shall not be obligated to pay, directly or indirectly, any, costs, expenses, debts and obligations, other than with respect to the preferred securities and the common securities, related to the AMCV Trust; and

     - the declaration of trust provides that the administrative trustees shall not cause or permit the AMCV Trust to, among other things, engage in any activity that is not consistent with the purposes of the AMCV Trust.

     Payments of distributions, to the extent funds therefor are available, and other payments due on the preferred securities, to the extent funds therefor are available, are guaranteed by American Classic Voyages as and to the extent set forth under "Description of Guarantees" in the accompanying prospectus. If American Classic Voyages does not make interest and/or principal payments on the debentures purchased by the AMCV Trust, the AMCV Trust will not have sufficient funds to pay distributions on the preferred securities. The preferred securities guarantee will not apply to the payment of distributions and other payments on the preferred securities when the AMCV Trust does not make such distributions or other payments.

STATUS OF THE GUARANTEE

     The preferred securities guarantee will constitute an unsecured obligation of American Classic Voyages and will rank

     - subordinate and junior in right of payment to all other liabilities of American Classic Voyages, except those made pari passu or subordinate by their terms,

     - pari passu with the most senior preferred or preference stock now or hereafter issued by American Classic Voyages and with any guarantee now or hereafter entered into by American Classic Voyages in respect of any preferred or preference stock of any of its affiliates, and

     - senior to American Classic Voyages common stock.

     The preferred securities guarantee will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity. The preferred securities guarantee will be held for the benefit of the holders of the preferred securities. The preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not paid by the AMCV Trust or upon distribution of the debentures to the holders of the preferred securities. The preferred securities guarantee does not place a limitation on the amount of additional indebtedness that American Classic Voyages or any of its subsidiaries may incur.

     The preferred securities guarantee, when taken together with the back-up undertakings, consisting of obligations of American Classic Voyages as set forth in the declaration of trust, including the obligation to pay expenses of the AMCV Trust, the indenture and any applicable supplemental indentures thereto, and the debentures issued to the AMCV Trust, provide a full and unconditional guarantee by American Classic Voyages of the amounts due on the preferred securities. If American Classic Voyages fails to make interest or other payments on the debentures when due, taking account of any deferral period, the declaration of trust provides a mechanism whereby the holders of the preferred securities, using the procedures described in "Description of the Preferred Securities -- Global Securities" and "Description of the Preferred
Securities -- Voting Rights" in this prospectus supplement, may direct the property trustee to enforce its rights under the debentures. If the property trustee fails to enforce its right under the debentures, a holder of preferred securities may institute a legal proceeding against American Classic Voyages to enforce the property trustee's rights under the debentures without first instituting any legal proceeding against the property trustee or any other person or entity. However, if an event of default under the declaration of trust has occurred and is continuing and such event is attributable to the failure of American Classic Voyages to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, taking into account any deferral periods, then a holder of preferred securities may directly institute a legal proceeding against American Classic Voyages for payment. American Classic Voyages, under the preferred securities guarantee, acknowledges that the preferred securities guarantee trustee shall enforce the preferred securities guarantee on behalf of the holders of the preferred securities. If American Classic Voyages fails to make payments under the preferred securities guarantee, the preferred securities guarantee provides a mechanism whereby the holders of the preferred securities may direct the preferred securities guarantee trustee to enforce its rights thereunder. However, if American Classic Voyages has failed to make a payment under the guarantee, any holder of preferred securities may institute a legal proceeding directly against American Classic Voyages for enforcement of the preferred securities guarantee with respect to payment to the record holder of the preferred securities of the principal or interest on the debentures held by the AMCV Trust on or after the respective due dates specified in the debentures, taking into account any deferral periods, without first instituting a legal proceeding against the AMCV Trust, the preferred securities guarantee trustee, or any other person or entity.

ADDITIONAL COVENANTS OF AMERICAN CLASSIC VOYAGES

     In addition to the covenants described in the accompanying prospectus, American Classic Voyages will covenant in the guarantee that if and so long as

     - the AMCV Trust is the holder of all the debentures,

     - a Trust Tax Event in respect of the AMCV Trust has occurred and is continuing, and

     - we have elected, and have not revoked the election, to pay Additional Sums in respect of the trust securities,

American Classic Voyages will pay to the AMCV Trust the Additional Sums.

     American Classic Voyages will also covenant

     - to maintain the reservation for issuance of the number of shares of its common stock that would be required from time to time upon the conversion of all of the debentures then outstanding, and

     - to deliver shares of its common stock upon an election by the holders of the trust securities to convert such trust securities into its common stock.

     For so long as preferred securities are outstanding, American Classic Voyages will covenant

     - not to convert debentures except pursuant to a notice of conversion delivered to the conversion agent by a holder of preferred securities,

     - to maintain directly or indirectly 100% ownership of the common securities, provided that certain successors which are permitted pursuant to the subordinated indenture may succeed to its ownership of the common securities, and

     - not to voluntarily terminate, wind-up or liquidate the AMCV Trust, except in connection with

      - a distribution of the debentures to the holders of the AMCV trust securities in liquidation of the AMCV Trust,

      - the redemption of all trust securities, or

      - mergers, consolidations or amalgamations permitted by the declaration of trust.

     American Classic Voyages will also covenant to use its commercially reasonable efforts, consistent with the terms and provisions of the declaration of trust, to cause the AMCV Trust to remain classified as a grantor trust and not taxable as a corporation for United States Federal income tax purposes. As part of the guarantee, American Classic Voyages will agree that it will honor all obligations described therein relating to the conversion or exchange of the trust securities into or for its common stock or debentures.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of the date of this prospectus supplement are as follows:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Samuel Zell..........................  58     Chairman of the Board of Directors
Philip C. Calian.....................  37     Director and Chief Executive Officer
Roderick K. McLeod...................  59     President and Chief Operating Officer
Jordan B. Allen......................  37     Executive Vice President, Secretary and General
                                              Counsel
Randall L. Talcott...................  39     Vice President -- Finance, Treasurer and Chief
                                              Accounting Officer
Todd Allen...........................  41     Senior Vice President -- Corporate Development
Townsend E. Carman...................  61     Senior Vice-President -- Marine Operations
Heinz Niedermaier....................  57     Senior Vice President -- Hotel Operations, Hawaii
David Simmons........................  43     Senior Vice President -- Hotel Operations, Delta Queen
Ronald W. Sieman.....................  55     Vice President -- Information Technology and Chief
                                              Information Officer
John R. Berry........................  60     Director
Bradbury Dyer, III...................  57     Director
Laurence S. Geller...................  52     Director
Arthur A. Greenberg..................  59     Director
Jerry R. Jacob.......................  66     Director
Emanuel L. Rouvelas..................  55     Director
Mark Slezak..........................  40     Director
Joseph P. Sullivan...................  66     Director
Jeffrey N. Watanabe..................  57     Director

     Samuel Zell. Chairman of the Board of Directors of American Classic Voyages since August 1993; Director of American Classic Voyages since 1980; previously Chairman of the Board of American Classic Voyages from 1984 through 1988; Chairman of the Board of Equity Group Investments, L.L.C., Anixter International Inc., Capital Trust, Inc., Chart House Enterprises, Inc., Davel Communications, Inc., Manufactured Home Communities, Inc., and Danielson Holding Corporation; Chairman of the Board of Trustees of Equity Office Properties Trust and Equity Residential Properties Trust; and Director of Ramco Energy plc.

     Philip C. Calian. Director and Chief Executive Officer of American Classic Voyages since February 1995; President of American Classic Voyages from February 1995 until October 1999; Executive Vice President and Chief Operating Officer of American Classic Voyages from December 1994 until February 1995; Director, Chairman of the Board and Chief Executive Officer of Delta Queen and Great Hawaiian Cruise Line, Inc., American Classic Voyages' primary operating subsidiary for American Hawaii since February 1995; Chairman of the Board of CFI Industries, Inc. from March 1995 until August 1996; Co-Chairman and Chief Executive Officer of CFI Industries, Inc. from September 1994 until March 1995; Acting President and Chief Executive Officer of CFI Industries, Inc. from January 1994 until September 1994; Vice President, Chief Financial Officer and Treasurer of CFI Industries, Inc. from September 1993 until September 1994; and Director of Mergers and Acquisitions of Great American Management and Investment, Inc. from May 1990 until December 1994.

     Roderick K. McLeod. President and Chief Operating Officer of American Classic Voyages since October 1999; Executive Vice President of American Classic Voyages from February 1999 until October 1999; Senior Vice
President -- Marketing of Carnival Corporation from July 1997 through February 1999; Executive Vice President of Sales, Marketing and Passenger Services of Royal Caribbean

Cruises Ltd. from January 1972 through August 1986 and October 1988 through June 1996; and President and Chief Operating Officer of Norwegian Cruise Line from August 1986 through October 1988.

     Jordan B. Allen. Executive Vice President of American Classic Voyages since January 1998; Senior Vice President of American Classic Voyages from June 1995 until January 1998; Vice President of American Classic Voyages from August 1993 until June 1995; General Counsel of American Classic Voyages since August 1993; Secretary of American Classic Voyages since February 1997; and a member of Rosenberg & Liebentritt, P.C. from September 1990 until December 1996.

     Randall L. Talcott. Vice President -- Finance, Treasurer and Chief Accounting Officer of American Classic Voyages since October 1998; and Treasurer of ANTEC Corporation from July 1994 through September 1998.

     Todd Allen. Senior Vice President -- Corporate Development of American Classic Voyages since May 1998; independent consultant to American Classic Voyages from October 1997 until April 1998; principal at Mercer Management Consulting, Inc. from January 1990 until September 1997; and Associate at Mercer Management Consulting, Inc. from June 1985 until December 1989.

     Townsend E. Carman. Senior Vice President -- Marine Operations of American Classic Voyages since October 1999; Executive Vice President -- Honolulu Operations of American Hawaii since September 1998; Senior Vice
President -- Marine Operations of American Hawaii from March 1997 until September 1998; Vice President -- Marine Operations of Delta Queen from September 1989 until January 1995; and Senior Project Manager of Guido Perla & Associates, a naval architect firm, from February 1995 until April 1996 and from September 1996 until March 1997.

     Heinz Niedermaier. Senior Vice President -- Hotel Operations, Hawaii of American Classic Voyages since January 2000; Vice President, Hotel Operations of Royal Caribbean Cruises, Ltd. from 1991 until January 1999; and Vice
President -- Food and Beverage of Royal Caribbean Cruises, Ltd. from 1986 until 1991, Director of Operations of Poxidon Services from 1971 to 1986.

     David Simmons. Senior Vice President -- Hotel Operations, Delta Queen of American Classic Voyages since October 1998; Vice President -- Hotel Operations, Delta Queen of American Classic Voyages from October 1996 until October 1998; and Regional Director, far west division, Bristol Hotels from January 1995 until May 1996.

     Ronald W. Sieman. Vice President -- Information Technology and Chief Information Officer of American Classic Voyages since January 2000; Vice President -- Information Technology of Royal Caribbean Cruises, Ltd. from October 1989 until February 1999; and Vice President -- Information Technology Systems for Budget Rent-A-Car from March 1984 until October 1989.

     John R. Berry. Director of American Classic Voyages since December 1999; Partner, Heidrick & Struggles since February 1995; and President and Chief Executive Officer of Holland America Line from 1977 through 1983.

     Bradbury Dyer, III. Director of American Classic Voyages since December 1999; General Partner, Paragon Associates since May 1972; Director of Bay Financial Corporation from 1985 until 1987, Great American Management and Investment, Inc. from 1985 until 1996, Farm & Home Financial Corporation from 1987 until 1995 and Roosevelt Financial Group, Inc. from 1995 until 1997.

     Laurence S. Geller. Director of American Classic Voyages since December 1999; Chief Executive Officer of Strategic Hotel Capital since May 1997; Chairman of Geller & Co. from 1989 to May 1997; Executive Vice President and Chief Operating Officer of Hyatt Development Corporation from 1984 until 1989; Finance and Development consultant for Marriott Corporation from 1981 through 1985; and Director of Grand Metropolitan Hotels from 1971 until 1976.

     Arthur A. Greenberg. Director of American Classic Voyages since December 1999; Director of American Classic Voyages since 1982; Vice President and Assistant Treasurer of American Classic Voyages from January 1990 until June 1995; Director of Delta Queen and American Hawaii since August

1993; Vice President and Assistant Treasurer of Delta Queen and American Hawaii from August 1993 until June 1995; Senior Vice President of American Hawaii from June 1993 until August 1993; principal of Arthur A. Greenberg, C.P.A. and Senior Tax Advisor of Equity Group since 1997; President of the accounting firm of Greenberg & Pociask, Ltd. from 1971 until 1997; and Executive Vice President of Equity Group from 1986 through 1996.

     Jerry R. Jacob. Director of American Classic Voyages since 1991 and a private investor; Chairman of the Board of Midway Airlines Corporation from August 1994 until February 1997; and Vice President of American Airlines, Inc. from 1974 to June 1993; and Director of Syratech Corp.

     Emanuel L. Rouvelas. Director of American Classic Voyages since 1998; senior partner of Preston Gates Ellis & Rouvelas Meeds LLP in Washington, D.C. since 1974; Vice Chairman and Trustee of the American College of Greece; and Director of Kale Consultants, Inc.

     Mark Slezak. Director of American Classic Voyages since 1998; Director, Chief Financial Officer and Treasurer of Lurie Investments, Inc., a private investment management company, since March 1995; Senior Vice President of Equity Group from January 1991 until January 1997; Treasurer of Equity Group from January 1990 until January 1996; and Director of Equity Group.

     Joseph P. Sullivan. Director of American Classic Voyages since July 1997; Chairman of the Board of IMC Global Inc. since October 1999 and Director of IMC Global, Inc. since March 1996; Chairman of the Executive Committee of IMC Global, Inc. since March 1996; Chairman of the Board of The Vigoro Corporation from March 1991 until February 1996; and Chief Executive Officer of The Vigoro Corporation from March 1991 until September 1994.

     Jeffrey N. Watanabe. Director of American Classic Voyages since 1998; partner and principal of Watanabe, Ing & Kawashima since 1971; and Director of American Savings Bank, Grace Pacific Corporation, Hawaiian Electric Industries, Inc., First Insurance Company of Hawaii, Ltd., and The Children's Television Workshop.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 4, 2000, information about the amount and nature of stock ownership with respect to each person or entity who is known by our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. The number of shares of our common stock indicated as beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                               OWNERSHIP       PERCENT OF CLASS
------------------------------------                               ---------       ----------------
Samuel Zell, Ann Lurie Revocable Trust and Entities
  Controlled by Samuel Zell and/or Ann Lurie:(1)(2)(3)
  EGI Holdings, Inc. .......................................       3,641,873
  EGIL Investments, Inc.....................................       3,641,874
  Samstock, L.L.C. .........................................          52,500
  Anda Partnership..........................................          52,500
  Samuel Zell...............................................         126,800
  Ann Lurie Revocable Trust.................................          13,500
     Total..................................................       7,529,047            40.16%
Two N. Riverside Plaza Chicago, IL 60606
Wallace R. Weitz & Company(4)...............................       2,281,700            12.25%
1125 S. 103rd Street, Suite 600
Omaha, NE 68124-6008

------------------------------

(1) The referenced entities or individuals are each the beneficial owner of the shares of common stock shown next to their name. EGI Holdings, Inc. and EGIL Investments, Inc. are both Illinois corporations and wholly owned by Equity Group Investments, Inc., an Illinois corporation. The stockholders of Equity Group are trusts created for the benefit of Samuel Zell and his family and Ann Lurie and her family. One of the co-trustees of certain of the trusts created for the benefit of Mrs. Lurie and her family is Mark Slezak. Samstock, L.L.C. is a Delaware limited liability company and wholly owned by SZ Investments, L.L.C., a Delaware limited liability company. The sole managing member of SZ Investments, L.L.C. is a corporation whose sole stockholder is a trust of which Mr. Zell is the trustee and beneficiary; the non-managing members are two partnerships whose partners are trusts created for the benefit of Mr. Zell and his family. Anda Partnership is a Nevada general partnership whose partners are trusts created for the benefit of Mrs. Lurie and her family of which Mrs. Lurie and Mr. Slezak are co-trustees. Mrs. Lurie is the trustee and beneficiary of the Ann Lurie Revocable Trust.

     The above chart includes 6,800 stock units beneficially owned by Mr. Zell which convert to 6,800 shares of common stock at a time determined by Mr. Zell at the time of the grant. The chart also includes options to purchase 120,000 shares of common stock beneficially owned by Mr. Zell which are currently exercisable.

     Mr. Zell disclaims beneficial ownership of 3,641,874 shares beneficially owned by the subsidiaries of Equity Group; 52,500 shares beneficially owned by Anda Partnership and 13,500 shares beneficially owned by the Ann Lurie Revocable Trust. Mrs. Lurie disclaims beneficial ownership of 3,641,873 shares beneficially owned by the subsidiaries of Equity Group; 52,500 shares beneficially owned by Samstock, L.L.C.; 6,800 stock units beneficially owned by Mr. Zell; and options to purchase 120,000 shares beneficially owned by Mr. Zell.

(2) 3,603,000 of the shares owned by EGI Holdings are held at four financial institutions as collateral for loans. Under the various loan agreements, the institutions cannot vote or exercise any ownership rights relating to the pledged shares unless there is an event of default.

(3) 1,000,000 of the shares owned by EGIL Investments are held at a financial institution as collateral for a loan. Under the loan agreement, the institution cannot vote or exercise any ownership rights relating to the pledged shares unless there is an event of default.

(4) According to a Schedule 13G dated February 4, 2000 filed with the SEC by Wallace R. Weitz & Company. The common stock reported herein is beneficially owned by Wallace R. Weitz & Company, a Nebraska corporation and a registered investment adviser.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities issued by the AMCV Trust. Unless otherwise stated, this summary deals only with preferred securities held as capital assets by holders who purchase preferred securities upon their original issuance. The summary is based on the Internal Revenue Code of 1986, as amended, treasury regulations issued thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary does not address the following:

     - special classes of holders of securities such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed below under the heading
       "-- United States Tax Consequences to Non-United States Holders".

     - persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset.

     - persons that have a functional currency other than the United States dollar.

     - alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the holders of preferred securities.

     YOU SHOULD ANALYZE AN INVESTMENT IN THE PREFERRED SECURITIES ACCORDING TO YOUR OWN SPECIFIC TAX SITUATION. YOU ARE ADVISED TO CONSULT YOUR TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

CLASSIFICATION OF THE DEBENTURES

     American Classic Voyages has taken the position that the debentures will be classified for United States federal income tax purposes as indebtedness of American Classic Voyages under current law and, by acceptance of the preferred securities or a beneficial interest therein, each holder or beneficial owner covenants to treat the debentures as indebtedness and the preferred securities as evidence of the holder's or beneficial owner's indirect beneficial ownership interest in the debentures. We cannot assure you that our position will not be challenged by the IRS or, if challenged, that the challenge will not be successful. Unless otherwise indicated, the remainder of this discussion assumes that the debentures will be classified as indebtedness of American Classic Voyages for United States federal income tax purposes.

CLASSIFICATION OF THE AMCV TRUST

     In connection with the issuance of the preferred securities, Seyfarth, Shaw, Fairweather & Geraldson, United States tax counsel to American Classic Voyages and the AMCV Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the declaration of trust and the indenture, and other related documents, based on facts and assumptions contained in the opinion, the AMCV Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of preferred securities generally will be considered the owner of an undivided interest in the debentures allocable to the preferred securities held. As a result, each holder will be required to include in its gross income the stated interest payable on the debentures or, if applicable, the original issue discount attributable to the holder's allocable share of debentures held by the AMCV Trust rather than dividend payments received from the preferred securities held by the holder. In this prospectus supplement, we refer to original issue discount as "OID."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Assuming that American Classic Voyages does not exercise its option to defer payments of interest on the debentures and further assuming that the stated interest payable on the debentures constitutes "qualified stated interest" within the meaning of applicable treasury regulations, such interest generally will be taxable to a holder as ordinary income at the time it is accrued or paid in accordance with the holder's regular method of tax accounting. In order to qualify as qualified stated interest, the interest must be unconditionally payable. Interest is treated as unconditionally payable if the debt instrument provides terms and conditions that make a late payment or non-payment of interest a "remote contingency" as defined in applicable treasury regulations. Under the terms of the debentures, American Classic Voyages has an option to defer payment of interest. In the event the option is exercised, American Classic Voyages becomes subject to a number of restrictions which include the inability to:

     - declare or pay dividends on its capital stock;

     - purchase, redeem or acquire any of the American Classic Voyages capital stock; and

     - make any payments of interest or premium on, or repay, purchase or redeem any securities issued by American Classic Voyages which are equal in priority with or subordinate to the debentures.

     If these restrictions are deemed to make the exercise of the option to defer the payment of the interest a remote contingency, the stated interest payable on the debentures will qualify as qualified stated interest. If, however, the stated interest on the debentures does not constitute "qualified stated interest" under applicable treasury regulations because the exercise of the option to defer payment of interest is not a remote contingency, the debentures will be treated as having been issued with OID. If the debentures are so treated, the interest payable on the debentures will be taxable to the holders on the date the interest is payable under the terms of the debentures irrespective of whether the interest is actually paid or deferred. Because it is a question of fact whether the likelihood of the exercise of the option to defer payment of interest is remote, and because there is no clear guidance by the IRS on this issue, it is possible that the IRS might treat the debentures as issued with OID, in which case holders that are cash-basis taxpayers and that do not account for income on a calendar year basis, must include such OID in income on an economic accrual basis before the receipt of cash attributable to the OID.

     American Classic Voyages has no present intention to exercise its option to defer payment of interest. However, if American Classic Voyages exercised its option to defer any payment of interest on the debentures, the debentures would at that time be treated as having been reissued with OID, and all stated interest on the debentures would thereafter be treated as OID as long as the debentures remained outstanding. The effect to the holder would be that all of the holder's interest income with respect to the debentures would be accounted for as OID on an economic accrual basis and thus taxable to the holder as accrued regardless of the holder's method of tax accounting. Consequently, a holder would be required to include stated interest on the debentures in gross income as OID, even though American Classic Voyages would not make any actual cash payments with respect to such interest during the period interest is deferred. Actual distributions of stated interest would not be reported as income.

     For the balance of this summary, the term "interest" includes income in the form of OID.

     Because income on the debentures will constitute stated interest or OID, corporate holders of the preferred securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the debentures since the payment received by the holders of the preferred securities will be treated as interest rather than dividends on the preferred securities.

REDEMPTION OF PREFERRED SECURITIES FOR DEBENTURES OR CASH UPON LIQUIDATION OF THE AMCV TRUST

     The debentures may be distributed to holders, under certain circumstances, in exchange for the preferred securities. Under current law, this distribution to holders, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the debentures distributed equal to the holder's aggregate tax basis in its preferred securities exchanged therefor. A holder's holding period in the debentures so received would include the period during which the preferred securities were held by the holder.

     Under the circumstances described under the caption "Description of the Preferred Securities -- Trust Special Event Exchange or Redemption", the debentures may be redeemed for cash and the proceeds of this redemption distributed to holders in redemption of their preferred securities. Under current law, this redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed preferred securities, and a holder would recognize gain or loss in the same manner as if it sold the redeemed preferred securities for cash.

SALES OF PREFERRED SECURITIES

     A holder that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by any OID previously includable in such holder's gross income to the date of disposition and decreased by payments other than "qualified stated interest" received on the preferred securities to the date of disposition. In general, this gain or loss will be a capital gain or loss. Any capital gain will be long-term capital gain if the holder held the preferred securities for more than 12 months or short-term capital gain if the holder held the preferred securities for 12 months or less as of the date of sale. Long-term capital gain of individuals currently is taxed at a maximum rate of 20%. Short-term capital gain of individuals is taxed as ordinary income. Ordinary income of individuals is currently taxed at a maximum rate of 39.6%.

     The preferred securities may trade or be sold at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder who disposes of preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debenture through the date of disposition or conversion in income as ordinary income, and to add this amount to the holder's adjusted tax basis in the holder's pro rata share of the underlying debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to specific exceptions, capital losses of individual holders cannot be applied to offset ordinary income for United States federal income tax purposes. Corporate holders can only offset capital losses against capital gains.

MARKET DISCOUNT AND PREMIUM

     Holders that purchase the preferred securities at a price that is greater or less than the adjusted issue price of the holder's proportionate share of the debentures, which generally should approximate the face amount plus accrued but unpaid interest on the debentures, may be considered to have acquired their undivided interests in the debentures with market discount or acquisition premium, as these phrases are defined for United States federal income tax purposes. Holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

CONVERSION OF PREFERRED SECURITIES INTO COMMON STOCK

     A holder of preferred securities will not recognize income, gain or loss upon the conversion of the preferred securities into common stock through the conversion agent. A holder of preferred securities will, however, recognize gain upon the receipt of cash in lieu of a fractional share of common stock equal to the amount of cash received less such holder's tax basis in such fractional share. The holder's tax basis in the common stock received upon conversion should generally be equal to the holder's tax basis in the preferred securities delivered to the conversion agent for exchange less the basis allocated to any fractional share for which cash is received. A holder's holding period in the common stock received upon conversion should generally begin on the date the holder acquired the preferred securities delivered to the conversion agent for exchange.

     Holders of preferred securities should not recognize gain or loss upon expiration of the conversion rights. Expiration should not effect a significant modification of the underlying debentures within the meaning of applicable treasury regulations, and thus will not be considered a sale or exchange for purposes of federal income taxation.

ADJUSTMENT OF CONVERSION PRICE

     Treasury regulations promulgated under Section 305 of the Internal Revenue Code would treat holders of preferred securities as having received a constructive distribution from American Classic Voyages in the event the conversion price of the debentures were adjusted if (1) as a result of the adjustment, the proportionate interest, as measured by the quantum of common stock into or for which the debentures are convertible or exchangeable, of the holders of the preferred securities in the assets or earnings and profits of American Classic Voyages were increased, and (2) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion price would not be considered made pursuant to this type of a formula if the adjustment was made to compensate for taxable distributions with respect to the common stock. Thus, under limited circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of American Classic Voyages. Holders of the preferred securities would be required to include their allocable share of this deemed dividend income in gross income but would not receive any cash.

INFORMATION REPORTING TO HOLDERS

     The AMCV Trust will report payments of stated interest on the debentures, or the OID, if any, that accrued during the year with respect to the debentures, and any gross proceeds received by the AMCV Trust from the retirement or redemption of the debentures, annually to the holders of record of the preferred securities and the IRS. The AMCV Trust currently intends to deliver these reports to holders of record prior to January 31, following each calendar year. It is anticipated that persons who hold preferred securities as nominees for beneficial owners will report the required tax information to beneficial owners on Form 1099.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, preferred securities may be subject to a "backup" withholding tax of 31% unless the holder complies with identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax provided the required information is timely filed with the IRS.

POSSIBLE TAX LEGISLATION

     Congress and the Clinton Administration have in the past considered proposed tax law changes that would, among other things, generally deny corporate issuers a federal income tax deduction for payment of interest on instruments with characteristics similar to the debentures. Although such proposed tax law changes have not been enacted into law and the Clinton Administration is not currently proposing any such change, there can be no assurance that such tax law changes will not be reintroduced in future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures, possibly on a retroactive basis. Enactment of such legislation would constitute a Trust Tax Event and would permit the AMCV Trust to exchange the preferred securities, in whole or in part, for the debentures or, after February 19, 2003, redeem the preferred securities and the corresponding debentures.

UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     GENERAL. The following is a general discussion of United States federal income and estate tax consequences of the acquisition, ownership and disposition of preferred securities by a "Non-United States

Holder." However, it does not cover any tax consequences arising under the laws of any foreign, state, or local jurisdiction. As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not

     - a citizen or resident of the United States,

     - a corporation, partnership, or other entity created or organized under the laws of the United States or a political subdivision thereof,

     - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust, in general, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

     The tax treatment of the holders of the preferred securities may vary depending upon their particular situations. Prospective investors who are Non-United States Holders are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of preferred securities and common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction applicable to such holders.

     INTEREST. Interest, including OID, received or accrued by a Non-United States Holder of preferred securities will not be subject to United States federal income or withholding tax if this interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder, provided that (1) the Non-United States Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of American Classic Voyages and is not a controlled foreign corporation with respect to which American Classic Voyages is a "related person" within the meaning of the Internal Revenue Code and (2) the beneficial owner of the preferred securities certifies, under penalty of perjury, that the beneficial owner is not a United States person and provides the beneficial owner's name and address.

     GAIN ON DISPOSITION OF PREFERRED SECURITIES. A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a preferred security unless (1) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (2) in the case of a Non-United States Holder who is a nonresident alien individual and holds the preferred security as a capital asset, the holder is present in the United States for 183 or more days in the taxable year and other requirements are met.

     DIVIDENDS ON PREFERRED STOCK. In the event that quarterly distributions on the debentures that are distributed in respect of the preferred securities are reclassified as dividends for United States federal income tax purposes, the dividends paid to any Non-United States Holder will be subject to withholding as described below.

     DIVIDENDS ON COMMON STOCK. Following conversion of the preferred securities, in the event that dividends are paid on common stock, except as described below, those dividends paid to a Non-United States Holder of common stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States. If the dividend is effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States, the dividend will be subject to United States federal income tax on a net income basis based on applicable graduated individual or corporate rates and will be exempt from the 30% withholding tax described above. Any such effectively connected dividends received by a foreign corporation may, under some circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States treasury regulations applicable to dividends paid after December 31, 2000 however, a Non-United States Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Also, certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

     A Non-United States Holder of common stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

     GAIN ON DISPOSITION OF COMMON STOCK. A Non-United States Holder generally will not be subject to United States income tax on any gain recognized on a disposition of the common stock unless

          (1) American Classic Voyages is or has been a "United States Real Property Holding Corporation", which in this prospectus supplement we refer to as a "USRPHC", within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding the disposition or such Non-United States Holder's holding period,

          (2) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the Non-United States Holder,

          (3) the Non-United States Holder is an individual who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and either the individual has a "tax home," as defined for United States federal income tax purposes, in the United States or the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or

          (4) the Non-United States Holder is subject to tax pursuant to the Internal Revenue Code provisions applicable to certain United States expatriates.

     If an individual Non-United States Holder falls under clauses (2) or (4) above, he or she will be taxed on his or her net gain derived from the sale under regular United States federal income tax rates. If the individual Non-United States Holder falls under clause (3) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which may be offset by United States capital losses, even though he or she is not considered a resident of the United States. If a Non-United States Holder that is a foreign corporation falls under clause (2) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, will under limited circumstances be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Internal Revenue Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

     A corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC generally will not apply to a Non-United States Holder whose holdings, direct or indirect, at all times during the applicable period, constituted 5% or less of the common stock of American Classic Voyages, provided that its common stock was regularly traded on an established securities market. American Classic Voyages believes that it currently is not a USRPHC.

     FEDERAL ESTATE TAXES. A preferred security beneficially owned by an individual who is a Non-United States Holder at the time of his or her death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that (1) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of American Classic Voyages entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code, and (2) interest payments, including payments of OID, with respect to the debentures would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual. Common stock of American Classic Voyages owned, or treated as owned, by an individual Non-United States Holder at the time of his or her death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. American Classic Voyages must report annually to the IRS and to each Non-United States Holder the amount of interest and dividends paid to the holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting interest and dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.

     In the case of payments of interest to Non-United States Holders, temporary treasury regulations provide that the 31% backup withholding tax and information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither American Classic Voyages nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. In the case of payments of dividends to Non-United States Holders, current treasury regulations provide that the 31% backup withholding tax and information reporting will not apply if American Classic Voyages either was required to withhold U.S. federal income tax from those dividends or paid those dividends to an address outside the United States. After December 31, 2000, however, the gross amount of dividends paid to a Non-United States Holder that fails to certify its Non-United States Holder status in accordance with applicable treasury regulations generally will be reduced by backup withholding at a rate of 31%.

     Under temporary treasury regulations, information reporting and backup withholding requirements will apply to the gross proceeds paid to a Non-United States Holder on the disposition of the preferred securities, debentures, or common stock by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalty of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the preferred securities, debentures, or common stock by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the preferred securities by or through a foreign office or foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended and referred to as "ERISA", should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the preferred securities with assets of the plan. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code from engaging in transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to those plans. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

EXEMPT PLANS

     Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code; however, such plans may be subject to federal, state or local laws or regulations which affect their ability to invest in the preferred securities. Any fiduciary of such a governmental, church or foreign plan considering an investment in the preferred securities should determine the need for, and, if necessary, the availability of, any exemptive relief under these laws or regulations. The discussion below does not purport to address considerations under these laws or regulations.

PLAN ASSETS

     Under a regulation issued by the U.S. Department of Labor, referred to as the "Plan Assets Regulation", the assets of the AMCV Trust would be deemed to be "plan assets" of a plan for purposes of ERISA and Section 4975 of the Internal Revenue Code if "plan assets" of the plan were used to acquire an equity interest in the AMCV Trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

     Under an exception contained in the Plan Assets Regulation, the assets of the AMCV Trust would not be deemed to be "plan assets" of investing plans if, immediately after the most recent acquisition of any equity interest in the AMCV Trust, less than 25% of the value of each class of equity interests in the AMCV Trust were held by plans, other employee benefit plans not subject to ERISA or
Section 4975 of the Code, such as governmental, church and foreign plans, and entities holding assets deemed to be "plan assets" of any plan, which are collectively, referred to as "Benefit Plan Investors", or if the preferred securities were "publicly-offered securities" as defined in the Plan Assets Regulation. American Classic Voyages cannot assure you that the value of the preferred securities held by Benefit Plan Investors will be less than 25% of the total value of such preferred securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions of this exception. In addition, no assurance can be given that the preferred securities would be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the common securities will be purchased and held by American Classic Voyages. If none of the exceptions set forth in the Plan Assets Regulation applies, the underlying assets of the AMCV Trust, such as the debentures, will be deemed to be assets of each plan investor that purchases the preferred securities for purposes of ERISA and Section 4975 of the Internal Revenue Code. In that case, the discussion set forth in the following section will apply to the purchase of preferred securities by a plan Investor as well as to the transactions involving the underlying assets of the AMCV Trust.

     In addition, it should be noted that ERISA and Section 4975 of the Code may place restrictions on the purchase of preferred securities by insurance companies. In particular, insurance companies considering the purchase of preferred securities should consult their own counsel with respect to the United States Supreme Court decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, decided December 13, 1993, which held that assets held in an insurance company's general account may be deemed to be "plan assets." Moreover, insurance companies should also consider final regulations issued by the Department of Labor under Section 401(c) of ERISA which provides guidance for determining which assets held by an insurance company general account constitute plan assets.

PROHIBITED TRANSACTIONS

     Certain transactions involving the AMCV Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code with respect to a plan if the preferred securities were acquired with "plan assets" of that plan and the assets of the AMCV Trust were deemed to be "plan assets" of plans investing in the AMCV Trust. For example, if American Classic Voyages were a party in interest with respect to a plan, either directly or by reason of ownership of its subsidiaries, extensions of credit between American Classic Voyages and the AMCV Trust, as represented by the debentures and the preferred securities guarantee, would likely be prohibited by
Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code, unless exemptive relief were available under an applicable administrative exemption. In addition, if American Classic Voyages were considered to be a fiduciary with respect to the AMCV Trust as a result of powers it holds, such as the powers to remove and replace the property trustee and the administrative trustees, some operations of the AMCV Trust, including the optional redemption or acceleration of the debentures, could be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Internal Revenue Code. In order to avoid such prohibited transactions, each investing plan, by purchasing preferred securities, will be deemed to have directed the AMCV Trust to invest in the debentures and to have appointed the property trustee.

     The Department of Labor has issued five prohibited transaction class exemptions, referred to as "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the preferred securities if assets of the AMCV Trust were deemed to be "plan assets" of plans investing in the AMCV Trust as described above. Those class exemptions are PTCE 96-23, for transactions determined by in-house asset managers, PTCE 95-60, for transactions involving insurance company general accounts, PTCE 91-38, for transactions involving bank collective investment funds, PTCE 90-1, for transactions involving insurance company pooled separate accounts, and PTCE 84-14, for transactions determined by independent qualified asset managers.

     Because the preferred securities may be deemed to be equity interests in the AMCV Trust for purposes of ERISA and Section 4975 of the Internal Revenue Code, the preferred securities may not be purchased or held by any plan, any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity, which is referred to as a "Plan Asset Entity", or any person investing "plan assets" of any plan, unless that purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. These PTCEs contain numerous technical requirements that must be satisfied as a condition of reliance thereon and may not provide relief for all transactions involving the underlying assets of the AMCV Trust, even if they would otherwise apply to a purchase of preferred securities by a plan. Any purchaser or holder of the preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either (1) if not a plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan, or
(2) its acquisition and holding of the preferred securities does not and will not constitute a prohibited transaction under ERISA or the Internal Revenue Code and, to the extent that the underlying assets of the AMCV Trust constitute "plan assets," the transactions involving the underlying assets of the AMCV Trust will not constitute or result in a non-exempt prohibited transaction as a result of the purchaser's acquisition or holding of the preferred securities.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with "plan assets" of any plan consult with their counsel regarding the potential consequences if the assets of the AMCV Trust were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

     THIS DISCUSSION OF ERISA IS GENERAL IN NATURE AND IS NOT INTENDED TO BE COMPLETE. ANY FIDUCIARY OF A PLAN, GOVERNMENTAL PLAN, CHURCH PLAN OR FOREIGN PLAN CONSIDERING AN INVESTMENT IN THE PREFERRED SECURITIES SHOULD CONSULT WITH ITS LEGAL ADVISORS REGARDING THE CONSEQUENCES AND ADVISABILITY OF AN INVESTMENT.

                                  UNDERWRITING

     Under the terms and conditions contained in an underwriting agreement dated February 15, 2000, the AMCV Trust has agreed to sell to each of the underwriters named below and each of the underwriters have severally agreed to purchase from the AMCV Trust the number of preferred securities set forth opposite their names below:

                                                               NUMBER OF
                                                               PREFERRED
UNDERWRITER                                                    SECURITIES
-----------                                                    ----------
Donaldson, Lufkin & Jenrette Securities Corporation.........   1,300,000
Goldman, Sachs & Co.........................................     350,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........     350,000
                                                               ---------
          Total.............................................   2,000,000
                                                               =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of preferred securities offered hereby are conditioned upon approval by their counsel of legal matters concerning this offering and satisfaction of conditions precedent by American Classic Voyages and the AMCV Trust. If any of the preferred securities are purchased by the underwriters pursuant to the underwriting agreement, all such trust preferred securities, other than the preferred securities covered by the over-allotment option described below, must be so purchased.

     The underwriters initially propose to offer the preferred securities to the public at the initial public offering price set forth on the cover page of this prospectus supplement and some of the trust preferred securities to dealers at the initial public offering price less a commission not in excess of $0.975 per preferred security. The underwriters may allow, and dealers may reallow, a commission not in excess of $0.10 per preferred security. After the initial offering of the preferred securities to the public, the underwriters may change the public offering price and commission.

     In view of the fact that the proceeds of the sale of the preferred securities will be used to purchase the debentures, the underwriting agreement provides that American Classic Voyages will pay an underwriting fee to the underwriters an amount in immediately available funds of $1.625 per preferred security or $3,250,000 in the aggregate, for the accounts of the several underwriters.

     The following table shows the underwriting fees to be paid by American Classic Voyages in connection with this offering. This information is presented assuming both no exercise and full exercise of the underwriters' option to purchase additional preferred securities.

                                                               WITHOUT            WITH
                                                            OVER-ALLOTMENT   OVER-ALLOTMENT
                                                                OPTION           OPTION
                                                            --------------   --------------
Per share.................................................    $    1.625       $    1.625
Total.....................................................    $3,250,000       $3,737,500

     American Classic Voyages will pay offering expenses, estimated to be approximately $200,000.

     The AMCV Trust has granted to the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 300,000 additional preferred securities at the initial public offering price solely to cover over-allotments for which the underwriters will receive additional underwriters' compensation as described above. To the extent that the underwriters exercise such option, each of the underwriters will be obligated, upon satisfaction of certain conditions, to purchase a number of additional preferred securities proportionate to that underwriter's initial purchase commitment.

     American Classic Voyages and the AMCV Trust have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

     For a period ending 90 days from the date of this prospectus, we and our executive officers, directors and some of our stockholders have agreed not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities
Corporation:

     - offer, pledge, sell, contract to sell or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap, or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise.

In addition, during the lock-up period, we have also agreed not to file any registration statement relating to, and each of our executive officers and directors and some of our stockholders have agreed not to make any demand for, or exercise any right relating to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Other than in the United States, no action has been taken in any jurisdiction by American Classic Voyages, the AMCV Trust or the underwriters that would permit a public offering of the preferred securities included in this offering in any jurisdiction where action for that purpose is required. The trust preferred securities included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus supplement nor any other offering material or advertisements in connection with the offer and sale of the preferred securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of such jurisdiction. Persons who receive this prospectus supplement and the accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are not an offer to sell or a solicitation of an offer to buy any preferred securities included in this offering in any jurisdiction where that would not be permitted or legal.

     The underwriters have advised American Classic Voyages that the underwriters will not confirm sales of preferred securities to accounts over which they exercise discretionary authority.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the preferred securities. Specifically, the underwriters may bid for and purchase preferred securities in the open market to cover syndicate short positions. The underwriters may bid for and purchase preferred securities in the open market to stabilize the price of the preferred securities. These activities may stabilize or maintain the market price of the preferred securities above independent market levels. The underwriters are not required to engage in these activities and may end these activities at any time.

     Prior to this offering, there has been no public market for the preferred securities. American Classic Voyages and the AMCV Trust have been advised by the underwriters that the underwriters intend to make a market in the preferred securities; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the preferred securities or that an active public market will develop.

     The preferred securities have been approved for listing on the Nasdaq National Market, subject to official notice of issuance, under the symbol "AMCVP."

     Some of the underwriters and their affiliates engage in transactions with, and perform services for, American Classic Voyages and other entities owned or controlled by Mr. Zell in the ordinary course of business and have engaged, and may in the future engage, in commercial and investment banking transactions and financial advisory services for American Classic Voyages and other entities owned or controlled by Mr. Zell, for which they have received customary compensation.

                                 LEGAL MATTERS

     The validity of the preferred securities under Delaware law will be passed upon on behalf of the AMCV Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the AMCV Trust and to American Classic Voyages. The validity of the debentures, the trust guarantee and certain matters relating thereto, will be passed upon on behalf of American Classic Voyages and the AMCV Trust by Seyfarth, Shaw, Fairweather & Geraldson, Chicago, Illinois. In connection with this offering, Sidley & Austin, Chicago, Illinois, will pass upon legal matters for the underwriters.

                           INCORPORATION BY REFERENCE

     We have filed the following documents with the SEC under the Exchange Act, which are incorporated herein by reference:

     1.    Annual Report on Form 10-K, for the year ended December 31, 1998;

     2. Quarterly Reports on Form 10-Q for the period ended March 31, 1999, as amended on Form 10-Q/A dated November 9, 1999, for the period ended June 30, 1999, as amended on Form 10-Q/A dated November 9, 1999, and for the period ended September 30, 1999;

     3. Current Reports on Form 8-K dated February 22, 1999, April 14, 1999, March 26, 1999, as amended on Form 8-K/A dated April 21, 1999, November 3, 1999 and January 14, 2000;

     4.    Information Statement on Schedule 14C dated March 8, 1999; and

     5. The description of the common stock, contained in our Registration Statement on Form S-1 (Registration No. 33-45139), all amendments thereto and reports filed for the purpose of updating such description.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) subsequent to the initial filing of this prospectus supplement and prior to the date it is declared effective and (2) subsequent to the date of this prospectus supplement and prior to the termination of this offering are incorporated by reference and become a part of this prospectus supplement and are to be a part hereof from their date of filing.

     Any statement contained in this prospectus supplement or in a document incorporated by reference are modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

     On written or telephone request, we will provide free of charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the documents incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. Written or telephone requests for such copies should be directed to our principal office: American Classic Voyages Co., Two North Riverside Plaza, Suite 200, Chicago, Illinois 60606, Attention: Investor Relations, Telephone:
(312) 258-1890.

                          AMERICAN CLASSIC VOYAGES CO.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1997 and 1996..........................   F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................   F-5
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1998, 1997 and 1996......   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  American Classic Voyages Co.

     We have audited the consolidated balance sheets of American Classic Voyages Co. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of management of American Classic Voyages Co. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Classic Voyages Co. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
                                          KPMG LLP

Chicago, Illinois
February 19, 1999

                          AMERICAN CLASSIC VOYAGES CO.

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT SHARES AND PAR VALUE)

                                                                  DECEMBER 31,
                                                               -------------------
                                                                 1998       1997
                                                               --------   --------
ASSETS
Cash and cash equivalents...................................   $ 27,004   $ 19,187
Restricted short-term investments...........................         60        325
Accounts receivable.........................................      1,989      1,299
Inventory...................................................      2,413      2,274
Prepaid air tickets.........................................      2,527      1,982
Prepaid expenses and other current assets...................      4,113      3,557
                                                               --------   --------
     Total current assets...................................     38,106     28,624
Property and equipment, net.................................    162,129    171,105
Deferred income taxes, net..................................     10,011      9,564
Other assets................................................      2,546      1,602
                                                               --------   --------
     Total assets...........................................   $212,792   $210,895
                                                               ========   ========
LIABILITIES
Accounts payable............................................   $ 13,493   $ 14,282
Other accrued liabilities...................................     16,500     18,093
Current portion of long-term debt...........................      4,100      4,100
Unearned passenger revenues.................................     39,297     33,713
                                                               --------   --------
     Total current liabilities..............................     73,390     70,188
Long-term debt, less current portion........................     77,388     81,488
                                                               --------   --------
     Total liabilities......................................    150,778    151,676
                                                               ========   ========
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value (5,000,000 shares
  authorized, none issued and outstanding)..................         --         --
Common stock, $0.01 par value (20,000,000 shares authorized,
  14,293,931 and 14,006,015 shares issued, respectively)....        143        140
Additional paid-in capital..................................     80,451     77,059
Accumulated deficit.........................................    (17,823)   (17,980)
Common stock in treasury, at cost (51,000 shares)...........       (757)        --
                                                               --------   --------
     Total stockholders' equity.............................     62,014     59,219
                                                               --------   --------
                                                               $212,792   $210,895
                                                               ========   ========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                          AMERICAN CLASSIC VOYAGES CO.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED DECEMBER 31,
                                                               ------------------------------
                                                                 1998       1997       1996
                                                               --------   --------   --------
Revenues....................................................   $192,225   $177,884   $190,408
Cost of operations (exclusive of depreciation and
  amortization shown below).................................    125,595    111,295    122,545
                                                               --------   --------   --------
Gross profit................................................     66,630     66,589     67,863
Selling, general and administrative expenses................     44,232     41,015     45,367
Depreciation and amortization expense.......................     16,912     15,590     14,571
Impairment write-down (Note 4)..............................         --         --     38,390
                                                               --------   --------   --------
Operating income (loss).....................................      5,486      9,984    (30,465)
Interest income.............................................      1,117      1,028        912
Interest expense............................................      6,639      6,963      8,111
Other income................................................        300         --     11,729
                                                               --------   --------   --------
Income (loss) before income taxes...........................        264      4,049    (25,935)
Income tax (expense) benefit................................       (107)    (1,620)     8,299
                                                               --------   --------   --------
Net income (loss)...........................................   $    157   $  2,429   $(17,636)
                                                               ========   ========   ========
PER SHARE INFORMATION
Basic:
  Basic weighted average shares outstanding.................     14,137     13,952     13,802
  Earnings (loss) per share.................................   $   0.01   $   0.17   $  (1.28)
Diluted:
  Diluted weighted average shares outstanding...............     14,777     14,338     13,802
  Earnings (loss) per share.................................   $   0.01   $   0.17   $  (1.28)

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                          AMERICAN CLASSIC VOYAGES CO.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                               -----------------------------
                                                                1998       1997       1996
                                                               -------   --------   --------
OPERATING ACTIVITIES
Net income (loss)...........................................   $   157   $  2,429   $(17,636)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization expense.......................    16,912     15,590     14,571
Impairment write-down (Note 4)..............................        --         --     38,390
Gain on sale of assets......................................      (300)        --    (11,729)
Changes in certain working capital accounts and other
  Accounts receivable.......................................      (690)     2,435     (2,600)
  Accounts payable..........................................      (789)     3,599     (2,305)
  Other accrued liabilities.................................      (529)    (5,344)      (289)
  Other assets..............................................      (258)     1,576     (6,400)
  Unearned passenger revenues...............................     5,584      2,044      3,137
  Prepaid expenses and other................................    (1,563)        85       (123)
                                                               -------   --------   --------
Net cash provided by operating activities...................    18,524     22,414     15,016
                                                               -------   --------   --------
INVESTING ACTIVITIES
Decrease in restricted investments..........................       265      2,632      7,724
Capital expenditures........................................    (8,789)   (22,326)   (15,355)
Proceeds from sale of assets................................       300      1,830     21,522
                                                               -------   --------   --------
Net cash (used in) provided by investing activities.........    (8,224)   (17,864)    13,891
                                                               -------   --------   --------
FINANCING ACTIVITIES
Proceeds from borrowings....................................        --         --      6,903
Repayments of borrowings....................................    (4,100)    (4,410)   (23,923)
Purchase of common stock....................................      (757)        --         --
Issuance of common stock....................................     2,907      1,139        368
Deferred financing fees.....................................      (533)        --       (395)
                                                               -------   --------   --------
Net cash used in financing activities.......................    (2,483)    (3,271)   (17,047)
                                                               -------   --------   --------
Increase in cash and cash equivalents.......................     7,817      1,279     11,860
Cash and cash equivalents, beginning of period..............    19,187     17,908      6,048
                                                               -------   --------   --------
Cash and cash equivalents, end of period....................   $27,004   $ 19,187   $ 17,908
                                                               =======   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest..................................................   $ 6,438   $  6,791   $  7,952
  Income taxes..............................................   $   232   $    249   $    450

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                          AMERICAN CLASSIC VOYAGES CO.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                       ADDITIONAL                                TOTAL
                                              COMMON    PAID-IN     ACCUMULATED   TREASURY   STOCKHOLDERS'
                                              STOCK     CAPITAL       DEFICIT      STOCK        EQUITY
                                              ------   ----------   -----------   --------   -------------
Balance, December 31, 1995..................   $138     $74,048      $ (2,773)     $  --       $ 71,413
Net loss....................................     --          --       (17,636)        --        (17,636)
Stock issued under option and benefit
  plans.....................................      1       1,204            --         --          1,205
                                               ----     -------      --------      -----       --------
Balance, December 31, 1996..................    139      75,252       (20,409)        --         54,982
Net income..................................     --          --         2,429         --          2,429
Stock units issued to Directors, net........     --         219            --         --            219
Stock issued under option and benefit
  plans.....................................      1       1,588            --         --          1,589
                                               ----     -------      --------      -----       --------
Balance, December 31, 1997..................    140      77,059       (17,980)        --         59,219
Net income..................................     --          --           157         --            157
Stock units issued to Directors, net........     --         138            --         --            138
Stock issued under option and benefit
  plans.....................................      3       3,254            --         --          3,257
Purchase of treasury stock..................     --          --            --       (757)          (757)
                                               ----     -------      --------      -----       --------
Balance, December 31, 1998..................   $143     $80,451      $(17,823)     $(757)      $ 62,014
                                               ====     =======      ========      =====       ========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                          AMERICAN CLASSIC VOYAGES CO.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     American Classic Voyages Co., through its subsidiaries, operates two cruise lines under the names of The Delta Queen Steamboat Co. and American Hawaii Cruises. The Delta Queen Steamboat Co., through its subsidiaries, owns and operates the American Queen, Mississippi Queen and Delta Queen steamboats which conduct overnight cruise operations on certain U.S. inland waterways ("Delta Queen"). Delta Queen also owned and operated the Maison Dupuy Hotel (the "Hotel") located in New Orleans, prior to its sale in October 1996. American Hawaii Cruises, through its subsidiaries owns and operates the S.S. Independence steamship providing overnight cruises among the Hawaiian Islands. American Hawaii also owned the S.S. Constitution steamship which was removed from service in June 1995 and was sold on November 4, 1997.

  PRINCIPLES OF CONSOLIDATION

     The accompanying Consolidated Financial Statements include the accounts of American Classic Voyages Co. ("AMCV") and its wholly owned subsidiaries, The Delta Queen Steamboat Co. ("DQSC"), and Great Hawaiian Cruise Line, Inc. ("GHCL") (collectively with such subsidiaries, the "Company"). The accompanying Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain previously reported amounts have been reclassified to conform to the 1998 presentation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     All highly liquid investments purchased with an original maturity of three months or less are considered cash equivalents.

  RESTRICTED SHORT-TERM INVESTMENTS

     As of December 31, 1998 and 1997, restricted short-term investments reflected cash pledged as collateral on outstanding letters of credit related to certain contracts with vendors.

  INVENTORIES

     Inventories consists of provisions, supplies, fuel and gift shop merchandise carried at the lower of cost (weighted-average) or market.

  PREPAID AIR TICKETS

     Prepaid air tickets consists of air tickets purchased by the Company and resold to passengers in advance of sailings.

                          AMERICAN CLASSIC VOYAGES CO.

  PROPERTY AND EQUIPMENT

     Property and equipment primarily consists of vessels and leasehold improvements which are recorded at cost. Construction-in-progress represents expenditures for the vessels under construction, renovation, lay up and/or drydock. Depreciation is computed using the straight-line method based upon the estimated useful lives of the various classes of assets ranging from 3 to 40 years. Lay-up and drydock expenditures relating to vessel improvements or betterments are capitalized. In addition, lay-up and drydock expenditures relating to cleaning, repairs and maintenance are accrued evenly over the period to the next scheduled lay-up and/or drydock and are included in other accrued liabilities. Interest costs incurred during vessel construction periods were capitalized into the cost of the related vessels. The Company reviews long-lived assets, identifiable intangibles, goodwill, and reserves for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. In 1997, the Company reduced the cost of the S.S. Constitution to its salvage value as further discussed in Note 4.

  GOODWILL

     In August 1993, the Company acquired substantially all the assets and certain liabilities of American Global Line Inc. ("the GHCL Acquisition"). The GHCL Acquisition was accounted for as a purchase. In connection with this purchase, goodwill was recorded for the excess of purchase price over the fair value of the net assets acquired and was being amortized over its estimated useful life of 25 years using the straight-line method. In 1996, in connection with its decision not to return the S.S. Constitution to service, the Company wrote-off the remaining goodwill balance (see Note 4). Amortization expense for 1996 was $52,000.

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between carrying amounts and the tax bases of other assets and liabilities.

  REVENUE AND EXPENSE RECOGNITION

     The Company generally receives passenger fares up to 60 days prior to the cruise date. Prepaid passenger fares are deferred and recognized as revenue during the associated cruise. The Company is self-insured in respect of guaranteeing the Company's passenger cruise deposits. Advertising costs are expensed as incurred and are included in selling expense.

  EARNINGS PER SHARE INFORMATION

     Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share is computed in a similar manner except that the denominator is increased to include dilutive potential common shares from stock options and stock units. See
Note 2 for a reconciliation of basic and diluted earnings per share.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include restricted short-term investments, accounts receivable, accounts payable, other accrued expenses and long-term debt. At December 31, 1998 and 1997, the fair values of all financial instruments were not materially different from their carrying or contract values.

  STOCK-BASED COMPENSATION PLANS

     The Company has elected to account for employee stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, as permitted under Statement of Financial Standards

                          AMERICAN CLASSIC VOYAGES CO.

("SFAS") No. 123, "Accounting for Stock-Based Compensation". See Note 10 for pro forma effect for the fair value accounting method, as defined in SFAS No. 123.

  NEW ACCOUNTING PRONOUNCEMENT

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information", which requires the reporting of certain information about operating segments and related disclosures about products and services, geographic areas, and major customers. The Company has reviewed SFAS 131 and has determined that the Company operates as a single business segment.

  RISK AND UNCERTAINTIES

     The Company is subject to varying degrees of risk and uncertainty. The Company insures its vessels and other business assets against insurable risks in a manner it deems appropriate. The Company believes there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or non-performance would materially affect the Company's results.

NOTE 2.  EARNINGS PER SHARE

     The earnings per share reconciliations presented below for the years ended December 31, 1998 and 1997 have been prepared pursuant to the requirements of SFAS No. 128 (in thousands, except per share amount):

                                                            YEARS ENDED DECEMBER 31,
                                        -----------------------------------------------------------------
                                                     1998                              1997
                                        -------------------------------   -------------------------------
                                                                   PER                               PER
                                        NUMERATOR   DENOMINATOR   SHARE   NUMERATOR   DENOMINATOR   SHARE
                                        ---------   -----------   -----   ---------   -----------   -----
Basic earnings per share..............    $157        14,137      $0.01    $2,429       13,952      $0.17
                                                                  =====                             =====
Additional shares assuming exercise of
  dilutive stock options and immediate
  vesting of stock units..............      --           640                   --          386
                                          ----        ------               ------       ------
Diluted earnings per share............    $157        14,777      $0.01    $2,429       14,338      $0.17
                                          ====        ======      =====    ======       ======      =====

     For the years ended December 31, 1998 and 1997, options to purchase 858,000 and 523,000 shares of common stock, respectively, at prices ranging from $15.00 to $20.00 were outstanding during 1998 and 1997, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market prices of the common shares.

     As the Company reported a net loss for the year ended December 31, 1996, diluted earnings per share was computed in the same manner as basic earnings per share. Therefore, at December 31, 1996, outstanding options to purchase 1,730,553 shares of common stock at prices ranging from $3.25 to $20.00, were not included in the computation of diluted earnings per share.

                          AMERICAN CLASSIC VOYAGES CO.

NOTE 3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of (in thousands):

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1998        1997
                                                                --------    --------
Vessels.....................................................    $218,649    $211,231
Buildings...................................................       7,704       8,590
Construction-in-progress....................................         813       2,674
Other.......................................................      10,756       8,003
                                                                --------    --------
                                                                 237,922     230,498
  Less accumulated depreciation.............................     (75,793)    (59,393)
                                                                --------    --------
                                                                $162,129    $171,105
                                                                ========    ========

     At December 31, 1998, other property and equipment included $3.0 million of technical consulting and design fees related to capacity expansion at American Hawaii and Delta Queen. During 1998, $1.4 million of leasehold improvements were written-off along with $0.5 million of related accumulated depreciation upon the amendment to the lease covering the Company's Chicago headquarters facilities. This write-off was offset by a receivable from the landlord for the value of the undepreciated leasehold improvements (see Note 9 for further information). During 1997, $0.8 million of fully depreciated assets that were no longer in use were written-off along with the related accumulated depreciation.

NOTE 4.  IMPAIRMENT WRITE-DOWN

     The S.S. Constitution was removed from service on June 27, 1995 and was placed in wet berth at a shipyard in Portland, Oregon. In 1996, after evaluating the scope and cost of the S.S. Constitution reconstruction project as well as considering various alternatives, the Company decided not to renovate or return the S.S. Constitution to service. The Company recognized an impairment write-down of $38.4 million, composed of (i) $36.1 million directly related to the write-down of the vessel and its allocated goodwill to an estimated salvage value of $2.5 million, and (ii) $2.3 million which represented the remaining goodwill balance from the GHCL Acquisition. The Company reserved for the estimated costs to be incurred on behalf of the S.S. Constitution until its eventual disposition.

     On November 4, 1997, the Company sold the vessel for net sale proceeds of $1.8 million and as such, the salvage value of the vessel was written down from $2.5 million to $1.8 million. This write-down was offset by a reduction in the reserve set-up for the estimated costs to be incurred on behalf of the vessel, as mentioned above.

NOTE 5.  DISPOSITION OF ASSETS

     In October 1996, the Company sold its subsidiary which owned the Hotel in New Orleans for $22.0 million in cash. In addition, the Company entered into a Profit Participation Agreement with the buyer which provided for future payments based on the future performance of the Hotel. The agreement was terminated in February 1998 when the Company received final proceeds of $0.3 million from the buyer.

     Upon the sale of the Hotel, the Company paid down its then outstanding borrowings, which were $9.5 million under its prior credit agreement with a group of financial institutions with The Chase Manhattan Bank, as agent (the "Credit Agreement"). The balance of the Hotel sale proceeds were used for general corporate purposes.

                          AMERICAN CLASSIC VOYAGES CO.

NOTE 6.  LONG-TERM DEBT

     Long-term debt consists of (in thousands):

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1998       1997
                                                                -------    -------
U.S. Government Guaranteed Ship Financing Note, American
  Queen Series, LIBOR+0.25% floating rate notes due
  semi-annually beginning February 24, 1996 through August
  24, 2005..................................................    $16,809    $19,233
U.S. Government Guaranteed Ship Financing Bond, American
  Queen Series, 7.68% fixed rate, sinking fund bonds due
  semi-annually beginning February 24, 2006 through June 2,
  2020......................................................     36,198     36,198
U.S. Government Guaranteed Ship Financing Note, S.S.
  Independence Series A, LIBOR+0.27% floating rate notes due semi-annually beginning June 7, 1996 through December 7,
  2005......................................................      9,248     10,570
U.S. Government Guaranteed Ship Financing Bond, S.S.
  Independence Series A, 6.84% fixed rate sinking fund bonds due semi-annually beginning June 7, 2006 through December
  7, 2015...................................................     13,215     13,215
U.S. Government Guaranteed Ship Financing Note, S.S.
  Independence Series B, LIBOR+0.27% floating rate notes due semi-annually beginning December 7, 1996 through December
  7, 2005...................................................      2,478      2,832
U.S. Government Guaranteed Ship Financing Bond, S.S.
  Independence Series B, 7.46% fixed rate sinking fund bonds due semi-annually beginning June 7, 2006 through December
  7, 2015...................................................      3,540      3,540
                                                                -------    -------
                                                                 81,488     85,588
     Less current portion...................................      4,100      4,100
                                                                -------    -------
                                                                $77,388    $81,488
                                                                =======    =======

     Required principal payments on long-term debt over the next five years are $4.1 million for each of the years from 1999 to 2003. For the years ended December 31, 1998 and 1997, the weighted-average interest rate on outstanding borrowings was approximately 7.0% and 6.9%, respectively.

     The American Queen Series and the S.S. Independence Series A and B debt are guaranteed by the U.S. Government through the Maritime Administration ("MARAD") and are secured by first mortgages on the American Queen and the S.S. Independence, respectively. These Series contain various covenants which, among other things, require the compliance with certain financial ratios at the end of each year.

     Upon the issuance of the S.S. Independence Series A and B debt in 1995 and 1996, $2.2 million was deposited into an account representing six months of debt service. The debt service deposit was released to the Company in 1997 as GHCL had met the required cash flow and debt to equity ratios as of December 31, 1996.

     As of December 31, 1996, the Company's restricted short-term investments included an escrow account for remaining American Queen construction costs in the amount of $0.3 million, which was released to the Company in October 1997 and was used to pay down the principal balance of the American Queen Series.

     As of December 31, 1998, the Company had a revolving credit facility under the Credit Agreement which provided for borrowings of up to $15.0 million with a final maturity on March 31, 1999. In 1998, no borrowings were outstanding at any time under this facility. Borrowings bear interest, at the option of the Company, equal to either a LIBOR rate or prime rate basis. The Company is also required to pay a commitment fee on the unused portion of the facility at a rate ranging from 0.375% to 0.500% per annum.

                          AMERICAN CLASSIC VOYAGES CO.

The Credit Agreement is guaranteed by AMCV and secured by substantially all the assets of DQSC, excluding the American Queen. The Credit Agreement contains various limitations, restrictions and financial covenants which, among other things, requires maintenance of certain financial ratios, restricts additional indebtedness, limits intercompany advances to $20.0 million and limits the payment of dividends from DQSC to AMCV to $2.0 million per annum. See Note 12 for further information.

     As of December 31, 1998, the Company complied with all covenants under its various debt agreements.

NOTE 7.  COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and equipment under operating leases. The Company currently leases approximately 21,000 square feet from a partnership controlled by an affiliated company, at an annual rate of approximately $99,000. In addition, the DQSC and GHCL headquarters is maintained pursuant to an assignment from local authorities. The Company paid approximately $165,000 and $160,000 under this arrangement for the years ended December 31, 1998 and 1997, respectively. This arrangement may be terminated at any time by the local authorities upon determination that a superior maritime use is deemed to exist. Rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately $842,000, $916,000 and $848,000, respectively.

     The future minimum lease commitments for the next five years and thereafter under all noncancelable operating leases, excluding assignment payments, as of December 31, 1998, are $322,000, $374,000, $396,000, $348,000, $323,000 and
$243,000.

     The Company is subject to litigation in the ordinary course of business. In the opinion of management, the outcome of such litigation will not have a material effect on the results of operations or financial position of the Company as most is covered by insurance, net of a deductible.

NOTE 8.  INCOME TAXES

     The provision (benefit) for income taxes consisted of (in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                1998      1997      1996
                                                                -----    ------    -------
Current tax provision (benefit):
  Federal...................................................    $  --    $   --    $    --
  State.....................................................      213       163       (458)
                                                                -----    ------    -------
                                                                  213       163       (458)
                                                                -----    ------    -------
Deferred tax provision (benefit):
  Federal...................................................       89     1,323     (9,073)
  State.....................................................     (195)      134      1,232
                                                                -----    ------    -------
                                                                 (106)    1,457     (7,841)
                                                                -----    ------    -------
     Total tax provision (benefit)..........................    $ 107    $1,620    $(8,299)
                                                                =====    ======    =======

                          AMERICAN CLASSIC VOYAGES CO.

     The provision (benefit) for income taxes differs from amounts computed by applying the U.S. statutory Federal income tax rate. The differences are summarized as follows (in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                1998      1997      1996
                                                                -----    ------    -------
                                                                   35%       35%        35%
                                                                -----    ------    -------
Tax provision (benefit) at statutory rate...................    $  93    $1,417    $(9,076)
State income taxes (net of Federal benefit).................       12       193        503
Non-deductible expenses.....................................      221       313        121
Other.......................................................     (219)     (303)       153
                                                                -----    ------    -------
     Total tax provision (benefit)..........................    $ 107    $1,620    $(8,299)
                                                                =====    ======    =======

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1998       1997
                                                                -------    -------
Deferred tax assets:
  Insurance costs and reserves..............................    $ 1,097    $ 1,198
  Non-recurring executive compensation......................        490        809
  Benefit cost accruals.....................................        491        483
  Alternative minimum tax credit carryforwards..............      2,196      2,196
  Drydock accruals..........................................        967        820
  Net operating loss carryforward...........................     35,090     33,041
  Goodwill, due to basis differences........................      1,270      1,248
                                                                -------    -------
     Total deferred tax assets..............................     41,601     39,795
                                                                -------    -------
Deferred tax liabilities:
  Capital construction fund.................................      1,237      1,472
  Property plant and equipment, due to basis differences and
     depreciation, net......................................     30,353     28,759
                                                                -------    -------
     Total deferred tax liabilities.........................     31,590     30,231
                                                                -------    -------
     Net deferred tax asset.................................    $10,011    $ 9,564
                                                                =======    =======

     At December 31, 1998, consolidated net operating losses of approximately $3.0 million, $10.0 million, $36.0 million, $14.0 million, $29.0 million and $5.0 million expiring in 2008, 2009, 2010, 2011, 2012 and 2018, respectively, were available to offset future taxable income of the Company.

     In 1993, the Company established a capital construction fund (the "CCF") pursuant to Section 607 of the Merchant Marine Act of 1936, into which it deposited approximately $12.0 million. This fund was primarily used to pay liabilities assumed in the Acquisition and allowed the Company to accelerate recognition of certain deductions for qualified capital expenditures for income tax purposes. As a result of the CCF, the Company has approximately a $2.2 million alternative minimum tax credit carryforward available with no expiration date.

NOTE 9.  RELATED PARTIES

     As of December 31, 1998, the largest stockholders of the Company's common stock were certain affiliates of Equity Group Investments ("EGI"), including EGI Holdings, Inc. and EGIL Investments, Inc., which owned an aggregate of 53% of the Company's common stock. EGI and its affiliates provided certain administrative support services for the Company, including but not limited to legal, accounting, tax, benefit and insurance brokerage services. In addition, as previously mentioned in Note 7,

                          AMERICAN CLASSIC VOYAGES CO.

the Company leases office space from an affiliate of EGI. In the aggregate, the fees charged by EGI and its affiliates for such services and rent were approximately $0.4 million, $0.7 million, and $1.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. These arrangements with EGI and its affiliates are subject to approval by a majority of the non-affiliated members of the Company's Board of Directors, and are conducted on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     In late 1997, the Company subleased approximately 13,000 square feet of Chicago office space (the "sublease area") to Equity Office Properties Trust, an affiliate of EGI. For the years ended December 31, 1998 and 1997, approximately $78,000 and $23,000, respectively, was received by the Company under the sublease at a rate which it believes to be competitive for comparable space for an unaffiliated party. In mid-1998, the Company entered into an amended lease agreement covering the Chicago office space whereby the subleased area was removed from the lease. The Company was granted a $0.6 million reduction in future rent on its remaining office space, representing the value of undepreciated leasehold improvements of the sublease area.

     The Company paid approximately $768,000 for legal services to Preston Gates Ellis & Rouvelas Meeds ("Preston Gates") during 1998. Mr. Rouvelas, a Director of the Company, is a partner of Preston Gates. The Company paid approximately $113,000 for legal services to Watanabe, Ing & Kawashima ("WIK") during 1998. Mr. Watanabe, a Director of the Company, is a partner of WIK.

NOTE 10.  EMPLOYEE BENEFIT PLANS

  RETIREMENT PLANS

     The Company's non-union employees are eligible to participate in the ADVANTAGE Retirement Savings Plan (as amended and restated October 1, 1987, "ADVANTAGE Plan"), a profit-sharing plan with a salary deferral feature that qualifies under Section 401 of the Internal Revenue Code of 1986, as amended. The ADVANTAGE Plan allows participants to defer a portion of their eligible compensation on a pre-tax basis. Participant contributions are 100% vested at the time the contribution is made. Matching contributions are made by the Company in an amount equal to 100% of the amount of a participant's contribution with a maximum of 4% of such participant's annual eligible wages, subject to Internal Revenue Service maximums. In addition, the Company may make discretionary profit-sharing contributions which are allocated to eligible employees based on eligible compensation. Company contributions vest over a five-year period. Matching and profit-sharing contributions approximated $497,000, $550,000 and $708,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

     The Company also maintains a non-qualified deferred compensation plan (the "Restoration Plan"), effective August 1, 1998. The purpose of the Restoration Plan is to provide deferrals for eligible employees that may not be made to the ADVANTAGE Plan because of certain restrictions and limitations in the Code. Benefits will be paid from employee contributions. The Company's liability under the Restoration Plan as of December 31, 1998 was $30,000.

     The Company also contributes, under collective bargaining agreements, to funds designed to provide pension and health benefits for its union employees. The Company contributed $2,203,000, $2,147,000 and $2,337,000 to such plans for the years ended December 31, 1998, 1997 and 1996, respectively.

  EMPLOYEE STOCK PURCHASE PLAN

     The American Classic Voyages Co. 1995 Employee Stock Purchase Plan (the "ESP Plan") allows eligible employees to purchase common stock of the Company, through payroll deductions, at a discounted price from the market price. The exercise price under the ESP Plan is deemed to be 85% of the lesser of (i) the market value of the Company's common stock on the last business day of the offering period or

                          AMERICAN CLASSIC VOYAGES CO.

(ii) the greater of (a) the average market value during the offering period and
(b) the market value on the first business day of the offering period. There is a maximum of 500,000 shares authorized under the ESP Plan. There were 11,622, 9,718 and 12,297 shares issued during 1998, 1997 and 1996, respectively, at an average price of $13.38, $10.70 and $7.13 per share for 1998, 1997 and 1996, respectively. At December 31, 1998, approximately 461,000 shares were available for offering under the ESP Plan.

  STOCK-BASED COMPENSATION PLANS

     The Company granted, as of January 1, 1992, fully vested options to the Company's then senior executive officers, to purchase shares of common stock, in lieu of bonus payments (the "Executive Stock Option Plan"). These options are exercisable, in whole or in part, at any time prior to January 2, 2002, at an exercise price of $3.25 per share.

     The Company adopted the 1992 Stock Option Plan effective January 2, 1992 (the "1992 Plan"). Pursuant to the 1992 Plan, certain officers, directors, key employees, and consultants will be offered the opportunity to acquire shares of the Company's common stock via stock option grants. In addition, the 1992 Plan provides for the granting of stock units and stock appreciation rights ("SARs"). The exercise price of options granted under the 1992 Plan cannot be less than the fair market value of the Company's common stock at the date of grant. As of December 31, 1998, 2,703,198 shares of the Company's common stock have been reserved for issuance under the 1992 Plan. Options granted under the 1992 Plan generally vest over a three-year period and expire 10 years from the date of grant. The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $7.86, $4.25 and $3.48, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1998, 1997 and 1996 respectively: expected volatility of 53%, 52% and 50%, risk-free interest rates of 4.6%, 5.7% and 6.0%, expected lives of three years and dividend yield of 0% for all years.

     In 1998 and 1997, under the terms of the 1992 Plan, the Company paid each non-employee director stock units as an annual retainer. The stock units in general vest at a rate of 25% on the first day of each calendar quarter. The fully vested stock units will be converted into an equal number of common stock shares at any time as selected by each director prior to each grant.

     In 1995, the Company granted SARs to key employees. All of the SARs were canceled in 1996.

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation," which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in this Statement has been applied.

     The Company applies APB No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the

                          AMERICAN CLASSIC VOYAGES CO.

Company's net income (loss) and earnings (loss) per share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                    1998      1997      1996
                                                                   -------   ------   --------
Net income (loss).................................   As reported   $   157   $2,429   $(17,636)
                                                     Pro forma      (2,487)   1,422    (18,033)
Basic earnings (loss) per share...................   As reported   $  0.01   $ 0.17   $  (1.28)
                                                     Pro forma       (0.18)    0.10      (1.31)
Diluted earnings (loss) per share.................   As reported   $  0.01   $ 0.17   $  (1.28)
                                                     Pro forma       (0.18)    0.10      (1.31)

     Pro forma net income (loss) and earnings (loss) per share reflect only options granted since 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma amounts presented above because compensation cost is reflected over the options' vesting period which is generally three years and compensation cost for options granted prior to January 1, 1995 is not considered.

     The table below summarizes the activities for 1996, 1997 and 1998:

                                EXECUTIVE STOCK                 1992 PLAN
                                  OPTION PLAN     -------------------------------------   WEIGHTED-AVERAGE
                                    SHARES          SHARES       SHARES        SHARES      EXERCISE PRICE
                                  SUBJECT TO      SUBJECT TO   SUBJECT TO    SUBJECT TO     FOR OPTIONS
                                    OPTIONS        OPTIONS     STOCK UNITS      SARS       AND SARS ONLY
                                ---------------   ----------   -----------   ----------   ----------------
Balance at December 31,
  1995.......................       323,971       1,179,410          --        280,000         $13.04
  Granted....................            --         895,680          --             --           9.50
  Canceled...................            --        (582,668)         --       (280,000)         15.36
  Exercised..................       (85,840)             --          --             --           3.25
                                    -------       ---------      ------       --------         ------
Balance at December 31,
  1996.......................       238,131       1,492,422          --             --          10.54
  Granted....................            --          62,000      24,500             --          12.36
  Canceled...................            --         (71,753)     (1,450)            --          11.43
  Exercised..................       (43,006)        (60,290)         --             --           7.90
  Converted..................            --              --      (2,650)            --             --
                                    -------       ---------      ------       --------         ------
Balance at December 31,
  1997.......................       195,125       1,422,379      20,400             --          10.74
  Granted....................            --       1,618,000      14,000             --          17.10
  Canceled...................       (19,512)       (151,236)         --             --          13.44
  Exercised..................       (50,000)       (215,047)         --             --           9.29
  Converted..................            --              --      (7,000)            --             --
                                    -------       ---------      ------       --------         ------
Balance at December 31,
  1998.......................       125,613       2,674,096      27,400             --         $14.39
                                    =======       =========      ======       ========         ======

     The following table summarizes information about options outstanding at December 31, 1998:

                                                                         WEIGHTED-
                                                      OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                            ---------------------------------------   -----------------------
                                                                          AVERAGE
                                                          OUTSTANDING    REMAINING     AVERAGE    EXERCISABLE
RANGE OF                                                      AT        CONTRACTUAL   EXERCISE        AT
EXERCISE PRICE                                             12/31/98        LIFE         PRICE      12/31/98
--------------                                            -----------   -----------   ---------   -----------
$ 3.25...................................      125,613         3           $ 3.25       125,613     $ 3.25
  7.97 -   9.88..........................      441,855         8             8.96       365,997       8.88
 10.25 -  15.00..........................      408,451         7            11.65       370,446      11.70
 15.32 -  20.00..........................    1,823,790         9            17.08       637,123      17.16
                                             ---------        --           ------     ---------     ------
$ 3.25 - $20.00..........................    2,799,709         8           $14.39     1,499,179     $12.63
                                             =========        ==           ======     =========     ======

                          AMERICAN CLASSIC VOYAGES CO.

NOTE 11.  UNAUDITED QUARTERLY RESULTS OF OPERATIONS

     Summarized unaudited quarterly results of operations for 1998 and 1997 are as follows:

                                                  MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                    1998        1998         1998            1998
                                                  ---------   --------   -------------   ------------
YEAR ENDED DECEMBER 31, 1998                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.......................................    $40,668    $53,535       $50,920        $47,102
Gross profit...................................     11,209     20,562        18,184         16,675
Operating (loss) income........................     (6,143)     4,037         3,798          3,794
Pre-tax (loss) income..........................     (7,262)     2,614         2,424          2,488
Net (loss) income..............................     (4,362)     1,574         1,454          1,491
Basic (loss) earnings per share................      (0.31)      0.11          0.10           0.10
Diluted (loss) earnings per share..............      (0.31)      0.11          0.10           0.10

                                                  MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                    1998        1998         1998            1998
                                                  ---------   --------   -------------   ------------
YEAR ENDED DECEMBER 31, 1997                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.......................................    $40,372    $42,356       $49,746        $45,410
Gross profit...................................     13,233     17,661        19,606         16,089
Operating (loss) income........................     (1,869)     3,451         6,098          2,304
Pre-tax (loss) income..........................     (3,314)     1,962         4,617            784
Net (loss) income..............................     (1,988)     1,177         2,770            470
Basic (loss) earnings per share................      (0.14)      0.08          0.20           0.03
Diluted (loss) earnings per share..............      (0.14)      0.08          0.19           0.03

     The sum of quarterly (loss) earnings per common share may differ from full-year amounts due to changes in the number of shares outstanding during the year.

NOTE 12.  SUBSEQUENT EVENTS (UNAUDITED)

  REGISTRATION STATEMENT

     On February 22, 1999, the Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission relating to a proposed public offering of up to 3,450,000 shares of common stock. The expected proceeds of this issuance will be used to fund capacity expansion in the Hawaiian cruise market. No assurances can be given, however, that this offering will be consummated.

  CHASE CREDIT AGREEMENT

     In the first quarter of 1999, DQSC, as borrower, closed on a new long-term credit facility with The Chase Manhattan Bank, as agent, and several participant banks (the "Chase Facility"). The Chase Facility, which is a $70 million revolving credit facility maturing in February 2004, replaces the Credit Facility. Borrowings under the new facility bear interest at a rate, at the option of the Company, equal to either (1) the greater of Chase's prime rate or certain alternative base rates plus a margin ranging from 0.50% to 1.50%, or (2) the London Interbank Offered Rate plus a margin ranging from 1.50% to 2.50%. The Company is also required to pay an unused commitment fee at a rate of 0.50% per annum.

     The Chase Facility will be used to fund the acquisition of the fourth Delta Queen riverboat, the construction of the first two coastal vessels, and Delta Queen working capital. The new facility is secured by all of the assets of DQSC except the American Queen, and has various limitations and restrictions on investments, additional indebtedness, the construction costs of the new vessels, and other capital expenditures. The Chase Facility also limits dividends by DQSC, when aggregated with investments and certain other payments, to amounts ranging from $5 million to $15 million per annum. DQSC is required

                          AMERICAN CLASSIC VOYAGES CO.

to comply with certain financial covenants, including maintenance of minimum interest coverage ratios and maximum leverage ratios.

  CONSTRUCTION CONTRACT

     On March 9, 1999, the Company executed definitive agreements with Ingalls Shipbuilding, Inc. to construct at least two new vessels for the Hawaii cruise market. The new Hawaii cruise ships will have the capacity to accommodate approximately 1,900 passengers each and are currently estimated to cost $440 million each, plus approximately $30 million for furnishings, fixtures and equipment. The contract provides that Ingalls Shipbuilding will deliver the first new ship in January 2003 and the second ship in January 2004. In addition, the shipbuilding contract provides the Company an option to build up to four additional vessels. The estimated contract price of the first option vessel is $487 million and the contract price for the subsequent option vessels will be negotiated between the parties. Ingalls Shipbuilding will provide a limited warranty for the design, material and workmanship of each vessel for one year after delivery.

PROSPECTUS

                          AMERICAN CLASSIC VOYAGES CO.
         COMMON STOCK, PREFERRED STOCK AND SUBORDINATED DEBT SECURITIES

                              AMCV CAPITAL TRUST I
                 PREFERRED SECURITIES FULLY AND UNCONDITIONALLY
                   GUARANTEED BY AMERICAN CLASSIC VOYAGES CO.

                             ---------------------

     We will provide the specific terms of the particular securities issued under this prospectus in a prospectus supplement for each security. You should read this prospectus and any prospectus supplement carefully before investing.

     The amount of the securities issued under this prospectus will be limited to a total of U.S. $250,000,000 or the equivalent amount if denominated in foreign currencies.

     Our common stock is quoted on the Nasdaq National Market under the symbol "AMCV."

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 28, 2000.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
About This Prospectus.......................................     1
Where You Can Find Additional Information...................     1
Incorporation by Reference..................................     1
The Securities We May Offer.................................     2
American Classic Voyages Co. ...............................     3
The AMCV Trust..............................................     3
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred and Preference
  Dividend Requirements.....................................     5
Description of Subordinated Debt Securities.................     5
Description of Capital Stock................................    16
Description of Preferred Securities of the AMCV Trust.......    18
Description of Guarantees...................................    20
Plan of Distribution........................................    23
Special Note Regarding Forward-Looking Statements...........    25
Legal Matters...............................................    25
Experts.....................................................    26

                             ABOUT THIS PROSPECTUS

     In this prospectus, American Classic Voyages Co. may be referred to as "American Classic Voyages" or "we." This prospectus is part of a registration statement that we and AMCV Capital Trust I, referred to in this prospectus as the "AMCV Trust," filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file reports, proxy statements and other information with the SEC. Those reports, proxy statements and other information may be obtained:

     - At the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549;

     - At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

     - By writing to the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 or calling the SEC at 1-800-SEC-0330;

     - At the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, DC 20006; or

     - From the Internet site maintained by the SEC at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Some locations may charge prescribed or modest fees for copies.

     We and the AMCV Trust have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 covering the securities offered by this prospectus. As permitted by the SEC, this prospectus, which constitutes a part of the registration statement, does not contain all the information included in the registration statement. Such additional information may be obtained from the locations described above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the contract or other document for all the details.

                           INCORPORATION BY REFERENCE

     We have filed the following documents with the SEC under the Exchange Act, which are incorporated herein by reference:

          1. Annual Report on Form 10-K, for the year ended December 31, 1998;

          2. Quarterly Reports on Form 10-Q for the period ended March 31, 1999, as amended on Form 10-Q/A dated November 9, 1999, for the period ended June 30, 1999, as amended on Form 10-Q/A dated November 9, 1999 and for the period ended September 30, 1999;

          3. Current Reports on Form 8-K dated February 22, 1999, March 26, 1999, as amended on Form 8-K/A dated April 21, 1999, April 14, 1999, November 3, 1999 and January 14, 2000;

          4. Information Statement on Schedule 14C dated March 8, 1999; and

          5. The description of the common stock, contained in our Registration Statement on Form S-1 (Registration No. 33-45139), all amendments thereto and reports filed for the purpose of updating such description.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (2) subsequent to the date of this prospectus and prior to the termination of this offering are incorporated by reference and become a part of this prospectus and are to be a part hereof from their date of filing.

     Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     On written or telephone request, we will provide free of charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the documents incorporated by reference in this prospectus but not delivered with this prospectus. Written or telephone requests for such copies should be directed to our principal office: American Classic Voyages Co., Two North Riverside Plaza, Suite 200, Chicago, Illinois 60606, Attention: Investor Relations, Telephone: (312) 258-1890.

                          THE SECURITIES WE MAY OFFER

     We may offer and sell from time to time, in one or more series,

     - common stock,

     - preferred stock, which may be convertible into common stock or other of our securities, and

     - subordinated debt securities, which may be convertible into common stock or other of our securities.

     In addition, the AMCV Trust may offer, from time to time, preferred securities representing preferred undivided beneficial interests in the assets of the AMCV Trust, referred to in this prospectus as "preferred securities." The preferred securities may be convertible into our common stock. We will guarantee the payment of periodic cash distributions on preferred securities out of moneys held by the AMCV Trust, and payments on liquidation, redemption or otherwise with respect to the preferred securities to the extent described in this prospectus or the applicable prospectus supplement. We will directly or indirectly acquire common securities representing undivided beneficial interests in the assets of the AMCV Trust, referred to in this prospectus as "common securities." We may issue subordinated debt securities in one or more series to the AMCV Trust as part of the investment of the proceeds from the offering of preferred securities and common securities of the AMCV Trust. The subordinated debt securities purchased by the AMCV Trust may be subsequently distributed on a proportionate basis to holders of preferred securities and common securities in connection with the dissolution of the AMCV Trust. If the preferred securities are convertible into our common stock, the subordinated debt securities that we issue to the AMCV Trust will also be convertible into our common stock.

                          AMERICAN CLASSIC VOYAGES CO.

     American Classic Voyages Co. is the leading provider of overnight passenger cruises among the Hawaiian Islands and on the Mississippi River system. We currently operate two cruise lines under the names American Hawaii Cruises and The Delta Queen Steamboat Co. American Hawaii offers year-round cruises among the Hawaiian Islands aboard the S.S. Independence, which has 867 passenger berths. A berth is the industry term for a bed or sleeping space. Delta Queen operates year-round cruises on three authentic paddlewheel riverboats, the Delta Queen, Mississippi Queen and American Queen, which have a total of 1,026 passenger berths. Delta Queen cruises provide varied itineraries on the Mississippi River system featuring the culture and history of heartland America.

     We are preparing to operate a third cruise line, United States Lines, in Hawaii, with newly built cruise ships. We are currently building two new cruise ships for United States Lines to operate in Hawaii. We have also agreed to purchase and will renovate an existing cruise ship for United States Lines to operate in Hawaii. In addition, we are building new coastal cruise ships for Delta Queen to operate on the U.S. coastal waterways and we are converting a ship we recently purchased for Delta Queen to operate on the Columbia River system in the Pacific Northwest.

     We are the largest owner and operator of U.S. built, owned and crewed overnight passenger vessels, documented as "U.S.-flagged" vessels. U.S. law requires our foreign-flagged competitors to include at least one foreign port in each itinerary. We, on the other hand, can offer itineraries featuring only U.S. ports. This gives us a distinct competitive advantage in Hawaii because the closest foreign port to Hawaii requires a four day sail across the Pacific Ocean.

     Our principal executive offices are located at Two North Riverside Plaza, Suite 200, Chicago, Illinois 60606, (312) 258-1890.

                                 THE AMCV TRUST

     The AMCV Trust is a statutory business trust formed under Delaware law. The AMCV Trust exists for the exclusive purposes of:

     - issuing and selling the preferred securities and the common securities;

     - using the proceeds from the sale of the preferred securities and common securities to acquire our subordinated debt securities; and

     - engaging in only those other activities that are related to those purposes.

     All of the common securities will be directly or indirectly owned by American Classic Voyages. The common securities will rank equally, and payments will be made proportionally, with the preferred securities, except that, if an event of default under the declaration of trust of the AMCV Trust has occurred and is continuing, the rights of the holders of the common securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. We will directly or indirectly acquire common securities in an amount equal to at least 3% of the total capital of the AMCV Trust.

     The AMCV Trust has a perpetual term, but may be terminated as provided in the declaration of trust. The AMCV Trust's business and affairs will be conducted by the trustees appointed by us as the direct or indirect holder of all of the common securities. We will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the AMCV Trust. The declaration of trust will set forth the duties and obligations of the trustees. The majority of the trustees of the AMCV Trust will be employees or officers of or persons who are affiliated with American Classic Voyages, who will be referred to as "administrative trustees." One trustee of the AMCV Trust will be an institution, referred to as the "property trustee," that is not affiliated with American Classic Voyages and has a minimum amount of combined capital and surplus of not less than $50,000,000, which will act as property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939, under the terms of the prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of the AMCV Trust will be an institution having a principal place of business in, or a natural person resident of, the State of Delaware, referred to as the "Delaware trustee." American Classic Voyages will pay all fees and expenses related to the AMCV Trust and the offering of the preferred securities and the common securities.

     Unless otherwise specified in the applicable prospectus supplement, the property trustee for the AMCV Trust will be The Bank of New York. Unless otherwise specified in the applicable prospectus supplement, the Delaware trustee for the AMCV Trust will be The Bank of New York (Delaware) and its address in the State of Delaware is White Clay Center, Route 273, Newark, Delaware, 19711. The principal place of business of the AMCV Trust is c/o American Classic Voyages Co., Two North Riverside Plaza, Suite 200, Chicago, Illinois, 60606 telephone (312) 258-1890.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include, without limitation,

     - financing the construction, conversion or renovation of additional cruise ships,

     - paying the purchase price, or any portion of the purchase price, for vessels we may purchase, or that we have already purchased,

     - repaying all, or a part of, our obligations to our lenders, or

     - replacing third party guarantees of our obligations.

The proceeds from the sale of preferred securities by the AMCV Trust will be invested in our subordinated debt securities. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the prospectus supplement.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
         RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED AND
                     PREFERENCE STOCK DIVIDEND REQUIREMENTS

                                                                                     NINE MONTHS
                                                                                 ENDED SEPTEMBER 30
                                                                                 -------------------
                                              1994   1995   1996   1997   1998   1998(C)    1999(C)
                                              ----   ----   ----   ----   ----   --------   --------
Ratio of earnings to fixed charges and ratio
of earnings to combined fixed charges and
preferred and preference stock dividend
requirements(a).............................   (b)    (b)    (b)   1.56   1.04      (b)        (b)

---------------

(a) The ratio of earnings to combined fixed and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since we have no outstanding preferred stock or preference stock and, therefore, have no dividend requirements.

(b) No ratio is presented for 1994, 1995 and 1996, and the nine months ended September 30, 1998 and 1999 as the earnings for these periods were $4,966,000, $20,784,000, $25,934,000, $2,224,000, and $3,345,000,
    respectively, less than the fixed charges.

(c) Because of the seasonal nature of our business, the ratio for the nine month period may not necessarily be indicative of the ratio that will result for the full year.

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

     We may offer one or more series of subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will be issued under the subordinated indenture or the junior convertible subordinated indenture, in each case between us and the trustee identified in the indenture, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part. The subordinated debt securities we will issue to the AMCV Trust will be issued under the junior convertible subordinated indenture and all other subordinated debt securities will be issued under the subordinated indenture.

     We have summarized below the material provisions of the indentures and the subordinated debt securities, or indicated which material provisions will be described in the applicable prospectus supplement. These descriptions are only summaries, and you should refer to the indentures which describe completely the terms and definitions summarized below and contain additional information regarding the subordinated debt securities.

     The subordinated debt securities will be unsecured obligations of American Classic Voyages. The subordinated indenture does not limit the aggregate amount of subordinated debt securities that we may issue, while the junior convertible subordinated indenture will provide for the issuance of a single series of a limited aggregate amount of subordinated debt securities. The indentures do not limit the incurrence or issuance by us of other secured or unsecured debt. The subordinated debt securities issued under the indentures will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indentures, to all of our senior indebtedness. See "-- Subordination under the Indentures."

     The applicable prospectus supplement will describe the specific terms of the series of subordinated debt securities being offered. The following terms may be included:

     - the title, designation and purchase price, of the subordinated debt securities;

     - whether the subordinated debt securities will be issued under the subordinated indenture, the junior convertible subordinated indenture or another indenture described in the prospectus supplement;

     - any limit upon the aggregate principal amount of the subordinated debt securities;

     - the date or dates on which the principal of and premium, if any, on the subordinated debt securities will mature or the method of determining or resetting the date or dates;

     - the rate or rates, which may be fixed or variable, at which the subordinated debt securities will bear interest, if any, or the method of calculating or resetting the rate or rates;

     - the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

     - the date or dates on which interest, if any, will be payable and the record date or dates for payment of interest;

     - the place or places where principal of, premium, if any, and interest, if any, on the subordinated debt securities will be payable;

     - our right, if any, to defer payment of interest on subordinated debt securities and the maximum length of any permitted deferral period;

     - the period or periods within which, the price or prices at which, the currency or currencies, including currency unit or units, in which, and the terms and conditions upon which, the subordinated debt securities may be redeemed, in whole or in part, at our option;

     - our obligation, if any, to redeem or purchase the subordinated debt securities under any sinking fund or similar provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, the subordinated debt securities will be redeemed or purchased, in whole or in part, under these obligations;

     - the authorized denominations of the subordinated debt securities;

     - the currency or currency unit for which subordinated debt securities may be purchased or in which subordinated debt securities may be denominated and/or the currency or currencies, including currency unit or units, in which principal of, premium, if any, and interest, if any, on the subordinated debt securities will be payable and whether we or the holders of any subordinated debt securities may elect to receive payments in respect of the subordinated debt securities in a currency or currency unit other than that in which the subordinated debt securities are stated to be payable;

     - if other than the principal amount of the subordinated debt securities, the portion of the principal amount of the subordinated debt securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which that portion will be determined;

     - the person to whom any interest on any subordinated debt security will be payable if other than the person in whose name the subordinated debt security is registered on the applicable record date;

     - any addition to, or modification or deletion of, any event of default or any of our covenants specified in the indenture for the subordinated debt securities;

     - the application, if any, of defeasance or covenant defeasance provisions to the subordinated debt securities;

     - whether the subordinated debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global security or securities;

     - any federal income tax considerations applicable to holders of the subordinated debt securities;

     - whether the subordinated debt securities are convertible or exchangeable into our common stock or other securities and any provisions relating to the conversion or exchange; and

     - any other special terms relating to the subordinated debt securities.

     Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will not be listed on any securities exchange. Subordinated debt securities will be issued in fully-registered form without coupons.

     If we issue subordinated debt securities to the AMCV Trust in connection with the issuance of preferred securities by the trust, those subordinated debt securities could be subsequently issued to holders of preferred securities if the AMCV Trust is dissolved. We will only issue one series of subordinated debt securities to the AMCV Trust in connection with an issuance of preferred securities by the AMCV Trust.

     Subordinated debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to these subordinated debt securities, or to subordinated debt securities issued at par that are treated as having been issued at a discount, will be described in the applicable prospectus supplement.

     If the purchase price of any of the subordinated debt securities is payable in one or more foreign currencies or currency units or if any subordinated debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any subordinated debt securities is payable in one or more foreign currencies or currency units, or by reference to commodity prices, equity indices or other factors, the restrictions, elections, federal income tax considerations, specific terms and other information about the issue of subordinated debt securities and the foreign currency or currency units or commodity prices, equity indices or other factors will be set forth in the applicable prospectus supplement. In general, holders of these series of subordinated debt securities may receive a principal amount on any principal payment date, or a payment of premium, if any, on any premium interest payment date or a payment of interest on any interest payment date, that is greater than or less than the amount of principal, premium, if any, or interest otherwise payable on the payment dates, depending on the value on the payment dates of the applicable currency, commodity, equity index or other factor.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Unless otherwise provided in the applicable prospectus supplement, payments with respect to the subordinated debt securities will be made in the designated currency at the office or agency maintained for that purpose that we may designate from time to time, except that, at our option, interest payments, if any, on subordinated debt securities in registered form may be made (1) by checks mailed to the holders of subordinated debt securities entitled to receive these payments at their registered addresses or (2) by wire transfer to an account maintained by the person entitled to receive these payments as specified in the register maintained to record the holders of the subordinated debt securities and transfer of subordinated debt securities. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on subordinated debt securities in registered form will be made to the person in whose name the debt security is registered at the close of business on the regular record date for payment of interest.

     Unless otherwise provided in the applicable prospectus supplement, subordinated debt securities in registered form will be transferable or exchangeable at the agency maintained for this purpose that we will designate from time to time. Subordinated debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

GLOBAL SUBORDINATED DEBT SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary or with a nominee for the depositary identified in the applicable prospectus supplement. In this event, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding subordinated debt securities of the series to be represented by the global security or securities. In the event the subordinated debt securities are convertible into our preferred or common stock, we will describe in the applicable prospectus supplement the arrangements we will make with respect to the issuance of any global securities to assure that we do not violate the terms of our certificate of incorporation limiting foreign ownership of our voting stock. For a description of the restrictions on foreign ownership of our voting stock, please see "Description of Our Capital
Stock -- Provisions of Our Certificate of Incorporation, Bylaws and Applicable Corporate Laws" below. Except as described in the applicable prospectus supplement, unless and until it is exchanged in whole or in part for subordinated debt securities in definitive certificated form, a global security may not be registered for transfer or exchange except as a whole by:

     - the depositary for the global security to a nominee of the depositary;

     - a nominee of the depositary to the depositary or another nominee of the depositary; or

     - the depositary or any nominee to a successor depositary for the series or a nominee of the successor depositary.

     The specific terms of the depositary arrangement for any portion of a series of subordinated debt securities to be represented by a global security will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we expect that the following provisions will apply to the depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary or a nominee of the depositary, referred to as "participants," or persons that may hold interests through participants. Upon the issuance of any global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the subordinated debt securities represented by the global security to the accounts of participants. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the subordinated debt securities or by us, if the subordinated debt securities are offered and sold directly by us. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of these beneficial interests will be effected only through, records maintained by the depositary for the global security or by its nominee. Ownership of beneficial interests in a global security by persons that hold through participants will be shown on, and the transfer of these beneficial interests within the participants will be effected only through, records maintained by the participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in certificated form. The limitations described above and these laws may impair the ability to transfer beneficial interests in the global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the subordinated debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in the applicable prospectus supplement and except as specified below, owners of beneficial interests in the global security will not be entitled to have subordinated debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of subordinated debt securities of that series in certificated form and will not be considered the holders of the subordinated debt securities for any purposes under the relevant indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the relevant indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant indenture. We understand that, under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global security desires to give any notice or take any action which a holder is entitled to give or take under the relevant indenture, the depositary would authorize the participants to give the notice or take the action, and the participants would authorize beneficial owners owning through the participants to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in the applicable prospectus supplement, payments of principal, premium, if any, and interest, if any, on subordinated debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. We expect that the depositary for any subordinated debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of the participants. Neither we nor the trustees nor any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

     Unless otherwise specified in the applicable prospectus supplement, if the depositary for any subordinated debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a duly registered successor depositary is not appointed by us within 90 days, we will issue these subordinated debt securities in definitive certificated form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any of the subordinated debt securities of a series represented by one or more global securities and, in that event, will issue subordinated debt securities of the series in definitive certificated form in exchange for all of the global security or securities representing the subordinated debt securities.

CONSOLIDATION, MERGER OR SALE BY AMERICAN CLASSIC VOYAGES

     Unless otherwise specified in the applicable prospectus supplement, we will not consolidate with or merge into any other corporation or sell our assets substantially as an entirety, unless:

     - the corporation formed by the consolidation or into which we are merged or the corporation which acquires our assets is organized in the United States;

     - in the case of a merger, we are the surviving entity, or the corporation formed by the consolidation or into which we are merged or which acquires our assets substantially as an entirety expressly assumes all of our obligations under each indenture; and

     - immediately after giving effect to the transaction, no default or event of default under the applicable indenture has happened and is continuing.

     Upon the consolidation, merger or sale, the successor corporation formed by the consolidation, or into which we are merged or to which the sale is made, will succeed to, and be substituted for us under each indenture.

EVENTS OF DEFAULT, NOTICE AND RIGHTS ON DEFAULT

     Each indenture provides that, if an event of default occurs relating to the subordinated debt securities of any series and is continuing, the trustee for the series or the holders of 25% in aggregate principal amount of all of the outstanding subordinated debt securities of that series, by written notice to us and to the trustee for the series, if notice is given by the holders of subordinated debt securities, may declare the principal of or, if the subordinated debt securities of that series provide for an amount that is more or less than the principal amount of the subordinated debt securities to be due and payable upon a declaration of maturity of the subordinated debt securities upon an event of default, that portion of the principal amount specified in the prospectus supplement, and accrued interest on all the subordinated debt securities of that series to be due and payable; provided, that the payment of principal and interest on the subordinated debt securities will remain subordinated to the extent provided in the applicable indenture.

     Unless otherwise specified in the applicable prospectus supplement, events of default for subordinated debt securities of any series are defined in each indenture as being:

     - default for 30 days in payment of any interest on any debt security of that series, whether or not prohibited by the subordination provisions of the subordinated debt securities, or any additional amount payable on subordinated debt securities of that series as specified in the applicable prospectus supplement, when due;

     - default in payment of principal, or premium, if any, at maturity, whether or not prohibited by the subordination provisions of the subordinated debt securities;

     - default for 60 days after written notice to us by the trustee for that series, or by the holders of 25% in aggregate principal amount of the subordinated debt securities of that series then outstanding, in the performance, or breach, of any term, covenant or warranty contained in the applicable indenture for the subordinated debt securities;

     - our bankruptcy, insolvency or reorganization; and

     - in the case of subordinated debt securities issued to the AMCV Trust in connection with an issuance of preferred securities, a voluntary or involuntary dissolution, winding-up or termination of the AMCV Trust, except if the subordinated debt securities are distributed to the holders of the preferred securities in a liquidation of the AMCV Trust or if there is a redemption or conversion of all of the outstanding preferred securities and common securities by the AMCV Trust in connection with a merger or consolidation permitted by the AMCV Trust.

     The indentures provide that if an event of default with respect to subordinated debt securities of a series has occurred and is continuing, either the trustee for the subordinated debt securities or the holders of not less than 25% in principal amount of the series of subordinated debt securities then outstanding may declare the principal amount of all subordinated debt securities of the series to be due and payable immediately upon giving written notice as provided in the applicable indenture. The indentures provide that the holders of a majority in principal amount of the subordinated debt securities of the series may rescind and annul the declaration and its consequences under circumstances set forth in the indentures.

     If there is an event of default with respect to subordinated debt securities we issue to the AMCV Trust in connection with an issuance of preferred securities by the trust, we may not

     - declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock, other than:

         (1) purchases of our common stock related to the issuance of our common stock under any of our benefit plans for our directors, officers or employees,

         (2) as a result of a reclassification of our capital stock or the exchange or conversion of one series or class of our capital stock for another series or class of our capital stock,

         (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged; and

         (4) redemptions or purchases of any rights pursuant to a stockholder rights plan and the issuance of our capital stock pursuant to these rights.

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank junior to or pari passu with the subordinated debt securities, other than any redemption, liquidation, interest, principal or guarantee payment by us where the payment is made by way of securities (including our capital stock) that rank junior to or pari passu with the securities on which such redemption, interest, principal or guarantee payment is being made; or

     - make any guarantee payments regarding the foregoing, other than payments under our guarantee of the preferred securities or the common securities.

     Events of default for a specified series of subordinated debt securities may be added to the subordinated indenture and, if so added, will be described in the applicable prospectus supplement. Each indenture provides that the trustee will, within 90 days after the occurrence of a default for the subordinated debt securities of any series, give to the holders of the subordinated debt securities of that series notice of all defaults known to it unless the default has been cured or waived; provided that except in the case of a default in payment on the subordinated debt securities of that series, the trustee may withhold the notice if and so long as its board of directors or a committee of its officers determines that withholding the notice is in the interests of the holders of the subordinated debt securities of that series. Each indenture provides that the holders of a majority in aggregate principal amount of the subordinated debt securities of each series affected, with each series voting as a class, may, subject to limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the series, or exercising any trust or power conferred on the trustee. Each indenture includes a covenant that we will file annually with the trustee a certificate as to our compliance with all conditions and covenants of the indenture. The holders of a majority in aggregate principal amount of any series of subordinated debt securities by notice to the trustee for the series may waive, on behalf of the holders of all subordinated debt securities of the series, any past default or event of default for that series and its consequences, except a default or event of default in the payment of the principal of, premium, if any, or interest, if any, on any subordinated debt security, and except for an event of default resulting from the breach of a covenant or provision of either indenture which, under the applicable indenture, cannot be amended or modified without the consent of the holders of each outstanding debt security of the series affected.

OPTION TO DEFER INTEREST PAYMENTS

     If provided in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of subordinated debt securities issued under the junior convertible subordinated indenture to defer the payment of interest for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement. However, in no event may the deferral period extend beyond the stated maturity of the subordinated debt securities. Material United States federal income tax consequences and special considerations applicable to these subordinated debt securities will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, at the end of the deferral period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded semiannually at the rate specified for the subordinated debt securities to the extent permitted by applicable law. During the deferral period with respect to any subordinated debt securities issued under the junior convertible subordinated indenture, we may not:

     - declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock, other than:

         (1) purchases of our common stock related to the issuance of our common stock under any of our benefit plans for our directors, officers or employees,

         (2) as a result of a reclassification of our capital stock or the exchange or conversion of one series or class of our capital stock for another series or class of our capital stock,

         (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged; and

         (4) redemptions or purchases of any rights pursuant to a stockholder rights plan and the issuance of our capital stock pursuant to these rights.

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank junior to or pari passu with the subordinated debt securities, other than any redemption, liquidation, interest, principal or guarantee payment by us where the payment is made by way of securities (including our capital stock) that rank junior to or pari passu with the securities on which such redemption, interest, principal or guarantee payment is being made, and

     - make any guarantee payments regarding the foregoing, other than payments under our guarantee of the preferred securities or the common securities.

     Prior to the termination of any deferral period with respect to subordinated debt securities issued under the junior convertible subordinated indenture, we may further defer payments of interest by extending the interest payment period for a limited duration; provided, however, that, the deferral period, including all previous and further extensions, may not extend beyond the maturity of the subordinated debt securities.

     Upon the termination of any deferral period with respect to subordinated debt securities issued under the junior convertible subordinated indenture and the payment of all amounts then due, we may commence a new deferral period, subject to the terms set forth in this section. No interest during a deferral period with respect to subordinated debt securities issued under the junior convertible subordinated indenture, except at the end thereof, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during a deferral period. We have no present intention of exercising our right to defer payments of interest with respect to subordinated debt securities issued under the junior convertible subordinated indenture by extending the interest payment period on the subordinated debt securities. If the property trustee is the sole holder of the subordinated debt securities, we will give the administrative trustees and the property trustee notice of our selection of a deferral period one business day before the earlier of (1) the date distributions on the preferred securities are payable or (2) the date the administrative trustees are required to give notice to the Nasdaq Stock Market or other applicable self-regulatory organization, or to holders of the preferred securities of the record or payment date of the distribution. The administrative trustees will give notice of our selection of the deferral period to the holders of the preferred securities. If the property trustee is not the sole holder of the subordinated debt

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securities, we will give the holders of the subordinated debt securities notice of our selection of a deferral period ten business days before the earlier of
(1) the interest payment date or (2) the date upon which we are required to give notice to the Nasdaq Stock Market or other applicable self-regulatory organization, or to holders of the subordinated debt securities of the record or payment date of the related interest payment.

  Certain Additional Covenants

     If we issue subordinated debt securities to the AMCV Trust in connection with an issuance of preferred securities, we will covenant in the junior convertible subordinated indenture that as long as the preferred securities are outstanding we will:

     - not convert the subordinated debt securities except upon receipt of notice of conversion of the underlying preferred securities;

     - directly or indirectly own 100% of the common securities of the AMCV
       Trust;

     - not voluntarily terminate, wind up or liquidate the AMCV Trust, except if the subordinated debt securities are distributed to the holders of the preferred securities in a liquidation of the AMCV Trust, of if there is a redemption of the preferred securities by the AMCV Trust or in connection with a merger or consolidation permitted by the declaration of trust;

     - use our commercially reasonable efforts to make sure that the AMCV Trust

          - remains a grantor business trust; and

          - remains classified as an entity not taxable as a corporation or partnership in the U.S.; and

     - honor all of our obligations relating to the conversion or exchange of the preferred securities and common securities into or for our common stock or subordinated debt securities

  Modification of the Indentures

     Unless otherwise specified in the applicable prospectus supplement, each indenture contains provisions permitting us and the trustee to enter into one or more supplemental indentures without the consent of the holders of any of the subordinated debt securities in order to:

     - evidence the succession of another corporation to American Classic Voyages and the assumption of our covenants by the successor;

     - add to our covenants or surrender any of our rights or powers;

     - add additional events of default for any series of subordinated debt securities;

     - change or eliminate any provision affecting only subordinated debt securities not yet issued;

     - provide for security for the subordinated debt securities;

     - to establish the form or terms of subordinated debt securities;

     - evidence and provide for successor trustees;

     - cure any ambiguity, correct or supplement any inconsistent provisions, comply with any applicable provisions of law, or to make any other provisions concerning matters or questions arising under the indenture, provided that the action does not adversely affect the interests of holders of subordinated debt securities of any series in any material respect; or

     - modify, eliminate or add to the provisions of an indenture as required to qualify the indenture under the Trust Indenture Act of 1939, or any similar federal statute.

     Unless otherwise specified in the applicable prospectus supplement, each indenture also contains provisions permitting us and the trustee, with the consent of the holders of a majority in aggregate
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

principal amount of the outstanding subordinated debt securities affected by a supplemental indenture, and with the subordinated debt securities of each series voting as a class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of subordinated debt securities of that series, except that, without the consent of the holder of each debt security so affected, no supplemental indenture may:

     - change the time for payment of principal or premium, if any, or interest on any debt security;

     - reduce the principal of, or any installment of principal of, or premium, if any, or interest on any debt security, or change the manner in which they are determined;

     - reduce the percentage in principal amount of the outstanding subordinated debt securities affected by the supplemental indenture the consent of whose holders is required for amendment of the indenture or for waiver of compliance with provisions of the indenture or for waiver of defaults;

     - change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture; or

     - modify the provisions relating to waiver of defaults or any of the provisions set forth above.

SUBORDINATION UNDER THE INDENTURES

     The subordinated indenture and the junior convertible subordinated indenture each provide that any subordinated debt securities issued under them are subordinate and junior in right of payment to all of our debt except for debt that is by its terms subordinated to or pari passu with the subordinated debt securities.

     If we default in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise, then unless and until full payment on account of the senior indebtedness has been made or duly provided for, no payment will be made on account of the subordinated debt securities or interest on the subordinated debt securities or with respect to any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

     In the event of any distribution of our assets upon any dissolution, winding up, liquidation or reorganization of American Classic Voyages, then

     - holders of senior indebtedness shall receive payment of all principal, premium, and interest due on senior indebtedness before holders of subordinated debt securities are entitled to receive any payment of principal, premium or interest;

     - any payment or distribution of our assets to which a holder of subordinated debt securities or the trustee for the subordinated debt securities would be entitled shall be paid directly to holders of senior indebtedness or their representatives or the trustee under the indenture relating to the senior indebtedness in proportion to the amount of unpaid principal, premium and interest on the senior indebtedness held by each holder, and

     - if any payment or distribution of our assets is received by the holders of subordinated debt securities or the trustee for the subordinated debt securities before all senior indebtedness is paid in full, then the holders or the trustee shall pay over the payment or distribution to the holders of senior indebtedness or their representatives or the trustee under the indenture relating to the senior indebtedness.

     Upon payment in full of all senior indebtedness, the holders of subordinated debt securities will be subrogated to all the rights of any holders of senior indebtedness to receive any further payments or distributions applicable to the senior indebtedness until all subordinated debt securities are paid in full.

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

     The subordinated indenture provides that the subordination provisions described in this section, to the extent as they relate to any particular issue of subordinated debt securities, may be changed before the issuance of the subordinated debt securities. Any change of this nature would be described in the applicable prospectus supplement relating to the subordinated debt securities.

DEFEASANCE AND COVENANT DEFEASANCE OF SUBORDINATED DEBT SECURITIES UNDER SUBORDINATED INDENTURE

     If indicated in the applicable prospectus supplement, we may elect either to defease and be discharged from any and all obligations with respect to the subordinated debt securities of or within any series issued under the subordinated indenture, referred to as "defeasance," or to be released from our obligations with respect to selected covenants applicable to the subordinated debt securities of or within any series, referred to as "covenant defeasance." We may only exercise our defeasance or covenant defeasance options if we deposit with the appropriate trustee, in trust for that purpose, money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, to pay the principal of and any premium or interest on the subordinated debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or similar payments on the subordinated debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of the subordinated debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the subordinated indenture. In addition, in order for a defeasance or covenant defeasance to occur, there must be no event of default under the subordinated indenture and, if the subordinated debt securities are redeemable prior to maturity, we must have given notice of the redemption, unless the redemption will be made pursuant to a mandatory sinking fund. If indicated in the applicable prospectus supplement, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which subordinated debt securities of the series are payable.

     We may exercise our defeasance option for the subordinated debt securities in spite of our earlier exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the subordinated debt securities may not be accelerated because of a default or an event of default. If we exercise our covenant defeasance option, payment of the subordinated debt securities may not be accelerated by reason of a default or an event of default under the covenants to which the covenant defeasance is applicable. However, if the acceleration occurs by reason of another event of default, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the subordinated debt securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

THE TRUSTEE

     Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will be the trustee under the indentures. We may also maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business.

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

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock was 45,000,000 shares as of January 13, 2000 consisting of:

     - 5,000,000 shares of preferred stock, of which none were outstanding; and

     - 40,000,000 shares of common stock, of which 18,614,355 shares were outstanding.

     In general, our authorized preferred stock is afforded preferences regarding dividends and liquidation rights over our common stock. Our board of directors is empowered, without approval of our stockholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by the board including, without limitation:

     - the dividend rights,

     - conversion rights,

     - redemption rights, and

     - liquidation preferences,

if any, of any wholly unissued series of preferred stock, or of the entire class of preferred stock if none of the shares have been issued. Our board of directors is also empowered, without approval of our stockholders, to determine the terms and conditions of the issue of each series of preferred stock. The following is a summary of the terms of our preferred stock and common stock and provisions of our articles of incorporation, bylaws and statutes that affect our preferred stock and common stock and is subject to the actual provisions of the articles of incorporation, bylaws and these statutes.

PREFERRED STOCK

     The applicable prospectus supplement will describe the following terms of any preferred stock offered pursuant to this prospectus, to the extent applicable to the preferred stock:

     - the specific designation, number of shares, seniority and purchase price;

     - any liquidation preference per share;

     - any date of maturity;

     - any redemption, repayment or sinking fund provisions;

     - any dividend rate or rates and the dates on which any dividends will be payable, or the method by which the rates or dates will be determined;

     - any voting rights;

     - if other than the currency of the United States, the currency or currencies, including composite currencies, in which the preferred stock is denominated and/or in which payments will or may be payable;

     - the method by which amounts with respect to the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to the calculation;

     - whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, which may include other preferred stock, subordinated debt securities, common stock or other securities or rights of American Classic Voyages, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or a combination any of these, and the terms and conditions upon which the conversions or exchanges will be effected, including the initial

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

       conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

     - the place or places where dividends and other payments on the preferred stock will be payable; and

     - any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

COMMON STOCK

     The prospectus supplement relating to an offering of common stock will describe relevant terms, including the number of shares offered, the initial offering price, market price and dividend information.

     Dividends. Holders of common stock are entitled to receive dividends and other distributions in cash, stock or property, when, as and if declared by the board of directors out of our assets or funds legally available for payment of dividends or other distributions and will share equally on a per share basis in all dividends and other distributions, subject to the rights of holders of preferred stock. We do not currently anticipate paying any dividends in the foreseeable future.

     Voting Rights. At every meeting of stockholders, every holder of common stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to stockholders is approved if the number of votes cast in favor of the action exceeds the number of votes against, except where other provision is made by law and subject to applicable quorum requirements.

     Liquidation Rights. If there is any liquidation, dissolution or winding-up of American Classic Voyages, whether voluntary or involuntary, the holders of common stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of preferred stock then outstanding.

     The holders of common stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the common stock may not be redeemed. The transfer agent and registrar for the common stock is EquiServe LP. The common stock is traded on the Nasdaq National Market under the symbol "AMCV." All shares of common stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BY-LAWS AND APPLICABLE CORPORATE LAWS

     Some provisions of our certificate of incorporation and bylaws may make it more difficult to sell your shares of common or preferred stock. The most important of those provisions are described below.

     In order to offer itineraries featuring only U.S. ports, U.S. maritime laws require us to use only "U.S.-flagged" vessels. A U.S.-flagged vessel is a vessel that is U.S. built, owned and crewed. To maintain U.S-flagged status, at least 75% of our stockholders must be U.S. citizens. In order to assure that we maintain that level of U.S. ownership, our certificate of incorporation contains limitations on the transferability of our stock to non-U.S. citizens. The certificate of incorporation limits non-U.S. ownership of our stock to 25% of our total voting stock and provides for the transfer of stock purchased in violation of that rule back to the transferor. These restrictions may have the effect of decreasing the liquidity of our common stock, thereby making it more difficult for investors to dispose of their shares in an orderly manner.

     In addition, in our certificate of incorporation we elect not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law generally restricts some types of transactions and business combinations between a company and interested stockholders, unless the board of directors approves the transaction before it occurs, or 66 2/3% of the
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

uninterested stockholders ratify the transaction after the board of directors has approved it or if the interested stockholder owned at least 85% of the voting stock of the Company at the time of the transaction. The statute expressly permits companies to elect not to be governed by Section 203. However, we do have a restriction on interested stockholder transactions in our bylaws.
Article III, Section 15 of our bylaws requires that a majority of the disinterested members of our board of directors approve any business transaction between us and a director or a person affiliated with or under common control of a director. The only interested person business transactions that do not require such board approval are the sale, lease or exchange of property or the provision of services pursuant to an Administrative Services Agreement between us and Equity Group Investments, Inc., an entity that, with its affiliates, is our controlling stockholder. Our bylaws define a "disinterested director" as a person who is not

          (1) an employee, director, officer, trustee, general partner, 5% or more stockholder or fiduciary of a person (other than us) who is affiliated or under common control with an interested person; or

          (2) any employee, director, officer, trustee, partner or fiduciary of any of the above.

     Our bylaws may be amended by majority vote of the board of directors or a majority vote of the stockholders. The board of directors may not repeal or amend any provision which has been approved by a majority of the stockholders.

     As discussed above, our preferred stock may be issued from time to time in one or more series with the rights, preferences, limitations and restrictions that may be determined by the board of directors. The issuance of preferred stock could be used, under some circumstances, as a method of delaying or preventing a change of control of American Classic Voyages and could have a detrimental effect on the rights of holders of common stock, including loss of voting control.

             DESCRIPTION OF PREFERRED SECURITIES OF THE AMCV TRUST

     The AMCV Trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement. The declaration of trust of the AMCV Trust authorizes the administrative trustees of the AMCV Trust to issue on behalf of the AMCV Trust one series of preferred securities. The declaration of trust will be qualified as an indenture under the Trust Indenture Act. The property trustee, an independent trustee, will act as indenture trustee for the preferred securities for purposes of compliance with the provisions of the Trust Indenture Act. The preferred securities will have the terms, including distributions, redemption, voting, liquidation rights, maturity date or dates and the other preferred, deferred or other special rights or restrictions as are established by the administrative trustees in accordance with the declaration of trust or as are set forth in the declaration of trust or made part of the declaration of trust by the Trust Indenture Act. The prospectus supplement relating to the preferred securities of the AMCV Trust will set forth the specific terms of the preferred securities, including, to the extent applicable:

     - the distinctive designation of the preferred securities;

     - the number of preferred securities issued by the AMCV Trust;

     - the annual distribution rate, or method of determining the rate, for preferred securities issued by the AMCV Trust and the date or dates upon which distributions will be payable; provided, however, that distributions on the preferred securities will, subject to any deferral provisions and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of the preferred securities as of a record date in each quarter during which the preferred securities are outstanding and any provisions relating to the resetting or adjustment of the distribution rate;

     - any right of the AMCV Trust to defer quarterly distributions on the preferred securities as a result of an interest deferral right exercised by us on the subordinated debt securities held by the AMCV Trust;

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

     - whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

     - the amount or amounts which will be paid out of the assets of the AMCV Trust to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the AMCV Trust;

     - the obligation or option, if any, of the AMCV Trust to purchase or redeem preferred securities and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities will be purchased or redeemed, in whole or in part, under this obligation or option with the redemption price or formula for determining the redemption price to be specified in the applicable prospectus supplement;

     - the voting rights, if any, of preferred securities in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities as a condition to specified action or amendments to the declaration of trust;

     - whether the preferred securities are convertible or exchangeable into our common stock or other securities, including the initial conversion or exchange price or rate, the conversion or exchange period and any other related provisions;

     - the terms and conditions, if any, upon which subordinated debt securities held by the AMCV Trust may be distributed to holders of preferred securities; and

     - any other relevant terms, rights, preferences, privileges, limitations or restrictions of preferred securities consistent with the declaration of trust or applicable law.

All preferred securities offered by the prospectus will be guaranteed by us to the extent set forth below under "Description of Guarantees." The guarantee issued by us to the AMCV Trust, when taken together with our back-up undertakings, consisting of our obligations under the declaration of trust, including the obligation to pay expenses of the AMCV Trust, the applicable indenture and any applicable supplemental indentures and the subordinated debt securities issued to the AMCV Trust will provide a full and unconditional guarantee by us of amounts due on the preferred securities issued by the AMCV Trust. The payment terms of the preferred securities will be the same as the subordinated debt securities issued to the AMCV Trust by us.

     The declaration of trust authorizes the administrative trustee to issue on behalf of the trust one series of common securities having terms, including distributions, redemption, voting and liquidation rights, and restrictions that are established by the administrative trustee in accordance with the declaration of trust or that are otherwise set forth in the declaration of trust. The terms of the common securities issued by the AMCV Trust will be substantially identical to the terms of the preferred securities issued by the AMCV Trust, and the common securities will rank equally, and payments will be made on the common securities on a proportionate basis, with the preferred securities except that, if an event of default under the declaration of trust has occurred and is continuing, the rights of the holders of the common securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. The common securities will also carry the right to vote and to appoint, remove or replace any of the trustees of the AMCV Trust. We will own directly or indirectly all of the common securities of the AMCV Trust.

     We anticipate that the financial statements of the AMCV Trust issuing preferred securities will be reflected in our consolidated financial statements with the preferred securities shown as company-obligated mandatorily-redeemable preferred securities of a subsidiary trust under minority interest in consolidated subsidiaries. In this case, we anticipate that we will include in a footnote to our audited financial statements, statements that the AMCV Trust is wholly-owned by us and that the sole asset of the AMCV Trust is the subordinated debt securities, indicating the principal amount, interest rate and maturity date of the subordinated debt securities.
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

                           DESCRIPTION OF GUARANTEES

     Set forth below is a summary of information concerning the guarantees that will be executed and delivered by us for the benefit of the holders, from time to time, of preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will act as the preferred securities guarantee trustee. The terms of each guarantee will be set forth in the guarantee and will include the terms made part of the guarantee by the Trust Indenture Act. The following is a summary of the material terms of the guarantees. You should refer to the provisions of the form of guarantee, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and the Trust Indenture Act. Each guarantee will be held by the preferred securities guarantee trustee for the benefit of the holders of the preferred securities of the AMCV Trust.

     Unless otherwise specified in the applicable prospectus supplement, we will agree, to the extent set forth in each guarantee, to pay in full to the holders of the preferred securities, the payments and distributions to be made with respect to the preferred securities, except to the extent paid by the AMCV Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the AMCV Trust may have or assert. The following payments or distributions with respect to the preferred securities, to the extent not paid by the AMCV Trust, will be subject to the guarantee, without duplication:

     - any accrued and unpaid distributions that are required to be paid on the preferred securities, to the extent the AMCV Trust has funds available to make the payment;

     - the redemption price, including all accumulated and unpaid distributions to the date of redemption, to the extent the AMCV Trust has funds available to make the payment, for any preferred securities called for redemption by the AMCV Trust; and

     - upon a voluntary or involuntary dissolution, winding-up or termination of the AMCV Trust, other than in connection with the distribution of subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities upon maturity or redemption of the subordinated debt securities, the lesser of (1) the sum of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the AMCV Trust has funds available to make the payment and (2) the amount of assets of the AMCV Trust, after satisfaction of all liabilities, remaining for distribution to holders of the preferred securities in liquidation of the AMCV Trust.

Our obligation to make a guarantee payment may be satisfied by our direct payment of the required amounts to the holders of preferred securities or by causing the AMCV Trust to pay the amounts to the holders.

     Each guarantee will not apply to any payment of distributions except to the extent the AMCV Trust has funds available to make the payment. If we do not make interest or principal payments on the subordinated debt securities purchased by the AMCV Trust, the AMCV Trust will not pay distributions on the preferred securities issued by the AMCV Trust and will not have funds available to make the payment.

     We have also agreed to guarantee the obligations of the AMCV Trust with respect to the common securities issued by the AMCV Trust to the same extent as the guarantee with respect to the preferred securities, except that, if an event of default under the subordinated indenture has occurred and is continuing, holders of preferred securities guaranteed by us will have priority over holders of the common securities guaranteed by us with respect to distributions and payments on liquidation, redemption or otherwise.

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COVENANTS OF AMERICAN CLASSIC VOYAGES

     Unless otherwise specified in the applicable prospectus supplement, in each guarantee of the payment obligations of the AMCV Trust with respect to preferred securities, we will covenant that, so long as any preferred securities issued by the AMCV Trust remain outstanding, if for any distribution period:

     - full distributions on a cumulative basis on any preferred securities have not been paid or declared and set apart for payment for any distribution period,

     - there has occurred any event of default under the guarantee or under the declaration of trust of the AMCV Trust,

     - we are in default of our obligations under the preferred securities guarantee or the common securities guarantee, or

     - we have given notice of our selection of an extension period for payment of interest on the subordinated debt securities and not rescinded such notice or extension,

then we will not:

     - declare or pay any dividend on, make any other distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock, except:

        (1) purchases of our common stock related to the issuance of our common stock under any of our benefit plans for our directors, officers or employees,

        (2) as a result of a reclassification of our capital stock or the exchange or conversion of one series or class of our capital stock for another series or class of our capital stock,

        (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged; and

        (4) redemptions or purchases of any rights pursuant to a shareholder rights plan and the issuance of our capital stock pursuant to these rights.

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us which rank junior to or pari passu with the subordinated debt securities issued to the AMCV Trust, other than any redemption, liquidation, interest, principal or guarantee payment by us where the payment is made by way of securities (including our capital stock) that rank junior to or pari passu with the securities on which such redemption, interest, principal or guarantee payment is being made; and

     - make any guarantee payments regarding the foregoing, other than under a guarantee of the payment obligations of the AMCV Trust with respect to preferred securities or the common securities.

MODIFICATION OF THE GUARANTEES; ASSIGNMENT

     Except for any changes that do not adversely affect the rights of holders of preferred securities, in which case no consent of the holders will be required, each guarantee of the payment obligations of the AMCV Trust with respect to preferred securities may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding preferred securities of the AMCV Trust. The manner of obtaining any approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee of the obligations of the AMCV Trust with respect to preferred securities will bind the successors, assigns, receivers, trustees and representatives of American Classic Voyages and will inure to the benefit of the holders of the preferred securities of the AMCV Trust then outstanding.

EVENTS OF DEFAULT

     An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee. The holders of a majority in liquidation amount of the preferred securities to which the preferred securities guarantee relates will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under the guarantee.

     If the preferred securities guarantee trustee fails to enforce the guarantee, any record holder of preferred securities to which the guarantee relates may institute a legal proceeding directly against us to enforce the preferred securities guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the AMCV Trust, the preferred securities guarantee trustee or any other person or entity. If we have failed to make a guarantee payment under a guarantee, a record holder of preferred securities to which the guarantee relates may directly institute a proceeding against us for enforcement of the guarantee for the payment to the record holder of the preferred securities to which the guarantee relates of the principal of or interest on the applicable subordinated debt securities on or after the respective due dates specified in the subordinated debt securities, and the amount of the payment will be based on the holder's proportionate share of the amount due and owing on all of the preferred securities to which the guarantee relates. We have waived any right or remedy to require that any action be brought first against the AMCV Trust or any other person or entity before proceeding directly against us. The record holder in the case of the issuance of one or more global preferred securities certificates will be The Depository Trust Company, or its nominee, acting at the direction of the beneficial owners of the preferred securities.

     We will be required to provide annually to the preferred securities guarantee trustee a statement as to the performance of our obligations under each outstanding preferred securities guarantee and as to any default in our performance.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The preferred securities guarantee trustee, before the occurrence of a default under a preferred securities guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee and, after a default under a guarantee, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the preferred securities guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities to which the guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by the preferred securities guarantee trustee in exercising any of its powers.

TERMINATION

     Each preferred securities guarantee will terminate as to the preferred securities issued by the AMCV Trust upon

     - full payment of the redemption price of all preferred securities of the AMCV Trust,

     - distribution of subordinated debt securities held by the AMCV Trust to the holders of all of the preferred securities of the AMCV Trust,

     - full payment of the amounts payable in accordance with the declaration of trust of the AMCV Trust upon liquidation of the AMCV Trust, or

     - upon conversion of all preferred securities under the declaration of trust.

Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the AMCV Trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

STATUS OF THE GUARANTEES

     The preferred securities guarantees will constitute our unsecured obligations and will rank:

     - subordinate and junior in right of payment to all of our other liabilities, other than our obligations under our guarantee of the common securities, which are subordinate and junior to the guarantee of the preferred securities to the extent provided in the preferred securities guarantee;

     - equivalently with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

     - senior to our common stock.

The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of our guarantee relating to the preferred securities.

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

                              PLAN OF DISTRIBUTION

     We and/or the AMCV Trust may sell any of the securities being offered hereby in any one or more of the following ways from time to time:

     - through agents;

     - to or through underwriters;

     - through dealers; or

     - directly to purchasers.

     The prospectus supplement for the securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents; the purchase price of the securities and the proceeds to us and/or the AMCV Trust from the sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or the AMCV Trust to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

     If securities are sold by means of an underwritten offering, we and/or the AMCV Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for the sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We and/or the AMCV Trust may also agree with an underwriter or underwriters to enter into an underwriting agreement or conduct an underwritten offering, in each case, at some future date. If underwriters are utilized in the sale of the securities with respect to which this prospectus is delivered, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specific conditions and that the underwriters for a sale of securities will be obligated to purchase all of the securities of a series if any are purchased.

     If a dealer is utilized in the sales of the securities with respect to which this prospectus is delivered, we and/or the AMCV Trust will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the sale of securities.

     Offers to purchase securities may be solicited directly by us and/or the AMCV Trust and the sale of securities may be made by us and/or the applicable AMCV Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 for any resale of securities. The terms of any sales will be described in the prospectus supplement relating to the sale of securities.

     Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by us and/or the AMCV Trust against specified liabilities, including liabilities under the Securities Act of 1933.

     Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, we and/or the AMCV Trust may authorize agents, underwriters or dealers to solicit offers by specified types of institutions to purchase securities from us and/or the AMCV Trust at the public offering prices set forth in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable prospectus supplement will be paid to underwriters, dealers and agents soliciting purchases of securities under the delayed delivery contracts accepted by us and/or the AMCV Trust.

     No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this prospectus, any accompanying prospectus supplement or the documents incorporated or deemed incorporated into this prospectus by reference. If given or made, the information or representations must not be relied upon as having been authorized by us or any underwriter, dealer or agent. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy those securities to which it relates, in any jurisdiction where, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made under this prospectus should, under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements, trend analyses and other information contained in this prospectus, any prospectus supplement or any document incorporated into this prospectus by reference relative to our growth plans, markets for our products and trends in our operations or financial results, as well as other statements including words like "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. These factors include, among other things:

     - general economic and business conditions which may affect, among other things, our customers' leisure spending levels and affect our passenger yields and occupancy rates, which could adversely affect our financial performance

     - our ability to build new vessels as scheduled and within budget and to deploy the new vessels on schedule, which may affect our growth plans and future performance

     - our ability to obtain additional capital to build, purchase and renovate vessels, which may affect our expansion plans and future operating results

     - increases in our indebtedness which may affect our financial performance and cash flow

     - our ability to manage our financial and managerial resources during our expansion, which could affect our growth and financial performance

     - demand for our new cruise products, which could affect our business or revenue growth

     - changes in the regulations and statutes regulating the ability of foreign-flagged vessels to operate between U.S. ports, which could affect our revenue growth or business

     - increasing competition in the Hawaii cruise market and competition from other vacation alternatives, which could affect our financial performance

     - timely maintenance of our vessels within allocated budgets as well as river, weather and ocean conditions, which could affect our revenues

     - actions by our controlling stockholder, such as sales of its shares of our stock, which may affect our business, stock price or our ability to raise capital and

     - the risk factors or uncertainties listed from time to time in any prospectus supplement or any document incorporated into this prospectus by reference

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplement, the validity of the shares of the securities, other than the preferred securities, offered hereby will be passed upon for us by Seyfarth, Shaw, Fairweather & Geraldson, Chicago, Illinois. Matters of Delaware law relating to the validity of the preferred securities will be passed upon for the AMCV Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the AMCV Trust and American Classic Voyages.

                                    EXPERTS

     The historical consolidated financial statements of American Classic Voyages Co. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 1998 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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FEBRUARY 16, 2000

                              AMCV CAPITAL TRUST I

              2,000,000 7% TRUST CONVERTIBLE PREFERRED SECURITIES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                      AND CONVERTIBLE INTO COMMON STOCK OF

                          AMERICAN CLASSIC VOYAGES CO.

                ------------------------------------------------
                             PROSPECTUS SUPPLEMENT
                ------------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.

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We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus supplement and the accompanying prospectus or to make representations as to matters not stated in this prospectus supplement and the accompanying prospectus. You must not rely on unauthorized information. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sales made hereunder after the date of this prospectus supplement shall create an implication that the information contained herein or the affairs of American Classic Voyages Co. have not changed since the date hereof.
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Until March 13, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus supplement and the accompanying prospectus. This is in addition to the dealers' obligation to deliver a prospectus supplement and the accompanying prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
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